Exhibit 10.6

Execution Version

SECOND AMENDED AND RESTATED

BASE LNG SALE AND PURCHASE AGREEMENT

(FOB)

Dated June 15, 2022

BETWEEN

CORPUS CHRISTI LIQUEFACTION, LLC

(Seller)

AND

CHENIERE MARKETING INTERNATIONAL LLP

(Buyer)

i

	8.2	Determination of Annual Delivery Program	45
	8.3	Changes to Annual Delivery Program	46
	8.4	Ninety Day Schedule	47
	8.5	Amended ADP and Ninety Day Schedule to Schedule Cargoes Due to Increase in ACQ	47
	8.6	Amended ADP and Ninety Day Schedule to Remove Cargoes Due to Decrease in ACQ	49
9.	Price		49
	9.1	Contract Sales Price	49
10.	Invoicing and Payment		49
	10.1	Invoices	49
	10.2	Payment	51
	10.3	Disputed Invoice	52
	10.4	Delay in Payment	52
	10.5	Audit Rights	53
	10.6	Seller’s Right to Suspend Performance	53
	10.7	Final Settlement	54
11.	Taxes		54
	11.1	Responsibility	54
	11.2	Seller Taxes	54
	11.3	Buyer Taxes	54
	11.4	Withholding Taxes	55
	11.5	Transfer Tax	55
	11.6	Mitigation	56
	11.7	Refunds	56
12.	Quality		56
	12.1	Specification	56
	12.2	Determining LNG Specifications	57
	12.3	Off-Specification LNG	57
13.	Measurements and Tests		59
	13.1	LNG Measurement and Tests	59
	13.2	Parties to Supply Devices	59
	13.3	Selection of Devices	60
	13.4	Tank Gauge Tables of LNG Tanker	60
	13.5	Gauging and Measuring LNG Volumes Loaded	60
	13.6	Samples for Quality Analysis	60
	13.7	Quality Analysis	60
	13.8	Operating Procedures	60
	13.9	MMBtu Quantity Delivered	61
	13.10	Verification of Accuracy and Correction for Error	61
	13.11	Costs and Expenses	61
14.	Force Majeure		62
	14.1	Force Majeure	62
	14.2	Limitations on Force Majeure	63
	14.3	Notification	65
	14.4	Measures	65

	14.5	No Extension of Term	66
	14.6	Settlement of Industrial Disturbances	66
	14.7	Foundation Customer Priority	66
15.	Liabilities and Indemnification		66
	15.1	General	66
	15.2	Limitations on Liability	66
	15.3	Third Party Liability	68
	15.4	Seller’s Insurance	70
	15.5	Buyer’s Insurance	70
16.	Safety		70
	16.1	General	70
	16.2	Third Parties	71
17.	Representations, Warranties and Undertakings		71
	17.1	Representations and Warranties of Buyer	71
	17.2	Representations and Warranties of Seller	71
	17.3	Business Practices	72
18.	Exchange of Information		72
19.	Confidentiality		72
	19.1	Duty of Confidentiality	72
	19.2	Permitted Disclosures	73
	19.3	Duration of Confidentiality	74
20.	Default and Termination		74
	20.1	Termination Events	74
	20.2	Termination	75
	20.3	Survival	76
21.	Dispute Resolution and Governing Law		76
	21.1	Dispute Resolution	76
	21.2	Expert Determination	79
	21.3	Governing Law	80
	21.4	Immunity	80
22.	Assignments		81
	22.1	Merger, Consolidation	81
	22.2	Assignment by Buyer	81
	22.3	Assignments by Seller	82
	22.4	Financing by Seller or its Affiliates	83
23.	Contract Language		83
24.	Miscellaneous		84
	24.1	Disclaimer of Agency	84
	24.2	Entire Agreement	84
	24.3	Third Party Beneficiaries	84
	24.4	Amendments and Waiver	84
	24.5	Exclusion	84
	24.6	Further Assurances	85
	24.7	Severability	85
	24.8	Multiple SPAs	85
	24.9	Safe Harbor Provisions	87

	24.10	Counterparts	88
25.	Notices		88
	25.1	Form of Notice	88
	25.2	Effective Time of Notice	89
26.	Business Practices		90
	26.1	Trade Law Compliance	90
	26.2	Use of LNG	90
	26.3	Prohibited Practices	91
	26.4	Records; Audit	91
	26.5	Indemnity	91

Exhibit A	Measurements
Exhibit B	Form of Port Liability Agreement
Exhibit C	Form of Direct Agreement

SECOND AMENDED AND RESTATED

BASE LNG SALE AND PURCHASE AGREEMENT

THIS SECOND AMENDED AND RESTATED BASE LNG SALE AND PURCHASE AGREEMENT (“Agreement”), which amends and restates the Original SPA in its entirety, is made and entered into as of June 15, 2022, by and between Corpus Christi Liquefaction, LLC, a Delaware limited liability company whose principal place of business is located at 700 Milam St., Suite 1900, Houston, TX 77002 (“Seller”), and Cheniere Marketing International LLP, a UK limited liability partnership whose principal place of business is located at 3rd Floor, The Zig Zag Building, 70 Victoria Street, London    SW1E 6SQ, United Kingdom (“Buyer”). Buyer and Seller are each referred to herein as a “Party” and collectively as the “Parties”.

Recitals

(1)	Seller and its Affiliates are developing, constructing and operating the Corpus Christi Facility;

(2)	Seller has entered into long-term agreements for the sale to Third Party buyers and to Buyer of a portion of the annual production from the Corpus Christi Facility;

(3)	Buyer desires to purchase LNG at the Corpus Christi Facility and transport such LNG to one or more Discharge Terminals;

(4)

Seller and Buyer entered into the Original SPA setting out the Parties’ respective rights and obligations in relation to the sale and purchase of LNG for short-term, committed quantities of LNG, subject to the terms thereof; and

(5)	Seller and Buyer desire to amend and restate the Original SPA in its entirety as set forth herein.

It is agreed:

1.	Definitions and Interpretation

1.1	Definitions

The words and expressions below shall, unless the context otherwise requires, have the meanings respectively assigned to them:

AAA:	as defined in Section 21.1.2;

ACQ:	as defined in Section 5.1.1;

Actual Laytime:	as defined in Section 7.12.2;

Adverse Weather Conditions:	weather or sea conditions actually experienced at or near the Corpus Christi Facility that are sufficiently severe: (i) to prevent an LNG Tanker from proceeding to berth, or loading or departing from berth, in accordance with one or more of the following: (a) regulations published by a Governmental Authority; (b) an Approval; or (c) an order of a Pilot; (ii) to cause an actual determination by the master of an LNG Tanker, acting reasonably, that it is unsafe for such LNG Tanker to berth, load, or depart from berth; or (iii) to prevent or severely limit the production capability of the Corpus Christi Facility;

Affiliate:	with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person; provided, however, that Buyer and Seller shall not be considered Affiliates of one another for purposes of this Agreement; provided, further, however, that if Seller, directly or indirectly through one or more intermediaries, is under common control with Buyer, then for purposes of Section 11 only, the term “Affiliate” shall mean (i) in the case of Seller, any Person that directly or indirectly through one or more intermediaries is controlled by Seller, and (ii) in the case of Buyer, any Person that directly owns an equity interest in Buyer or directly or indirectly through one or more intermediaries is controlled by Buyer or is under common control with Buyer (other than Seller and Seller’s Affiliates as set forth in clause (i) of this definition); for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the direct or indirect ownership of fifty percent (50%) or more of the voting rights in a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise;

Agreement:	this agreement, including the Exhibits hereto, as the same may be amended, modified or replaced from time to time;

Allotted Laytime:	as defined in Section 7.12.1;

Alternative CCL SPA(s):	that certain LNG Sale and Purchase Agreement (EOG Early IPM), dated December 30, 2019, between Corpus Christi Liquefaction, LLC and Cheniere Marketing International LLP and any LNG sale and purchase agreement entered into between Corpus Christi Liquefaction, LLC and Cheniere Marketing International LLP after the date first set forth above other than an amendment or restatement of this Agreement;

Annual Delivery Program or ADP:	as defined in Section 8.2.3;

Applicable Laws:	in relation to matters covered by this Agreement, all applicable laws, statutes, rules, regulations, ordinances, codes, standards and rules of common law, and judgments, decisions, interpretations, orders, directives, injunctions, writs, decrees, stipulations, or awards of any applicable Governmental Authority or duly authorized official, court or arbitrator thereof, in each case, now existing or which may be enacted or issued after the Effective Date;

Approvals:	any and all permits (including work permits), franchises, authorizations, approvals, grants, licenses, visas, waivers, exemptions, consents, permissions, registrations, decrees, privileges, variances, validations, confirmations or orders granted by or filed with any Governmental Authority, including the Export Authorizations;

Bankruptcy Code:	Title 11 of the United States Code (11 U.S.C. § 101 et. seq.);

Bankruptcy Event:	with respect to any Person: (i) such Person’s suspension of payment of, or request to any court for a moratorium on payment of, all or a substantial part of such Person’s debts, (ii) such Person’s making of a general assignment or any composition with or for the benefit of its creditors except to the extent otherwise permitted by Section 22, (iii) any filing, or consent by answer by such Person to the filing against it, of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, or (iv) any order under the bankruptcy or insolvency laws of any jurisdiction: (a) entered for the winding up, bankruptcy, liquidation, dissolution, custodianship or administration with respect to such Person or any substantial part of such Person’s property; (b) constituting an order for relief with respect to such Person; (c) approving a petition for relief or reorganization or any other petition in bankruptcy or insolvency law with respect to such Person; or (d) approving any petition filed in bankruptcy or insolvency law against such Person;

Btu:	the amount of heat equal to one thousand fifty-five decimal zero five six (1,055.056) Joules;

Business Day:	any Day (other than Saturdays, Sundays and national holidays in the United States of America) on which commercial banks are normally open to conduct business in the United States of America;

Buyer:	as defined in the Preamble;

Buyer Taxes:	as defined in Section 11.3;

Cargo DoP Payment:	as defined in Section 5.3.2;

Cargo DoP Quantity:	as defined in Section 5.3.2;

Cargo Shortfall Quantity:	as defined in Section 5.2.2;

Central Time:	local time in Houston, Texas;

Claim:	all claims, demands, legal proceedings, or actions that may exist, arise, or be threatened currently or in the future at any time following the Effective Date, whether or not of a type contemplated by any Party, and whether based on federal, state, local, statutory or common law or any other Applicable Laws;

Composite ADP:	as defined in Section 8.2.4;

Confidential Information:	as defined in Section 19.1;

Connecting Pipeline:	any pipeline as may be directly interconnected to the Corpus Christi Facility, including the Corpus Christi Pipeline and any other pipeline that is directly interconnected to the Corpus Christi Facility after the date of this Agreement;

Contract Year:	as defined in Section 4.3;

Corpus Christi Facility:	the LNG facilities, including the Stage I-II Facilities and the Stage III Facilities, that Seller and its Affiliates are operating and/or developing and, as of the date of this Agreement, intend to own and operate (or have operated on their behalf) in San Patricio and Nueces Counties, Texas, in the vicinity of Portland, Texas, on the La Quinta Channel in the Corpus Christi Bay, including the Gas pretreatment and processing facilities, liquefaction facilities, storage tanks, utilities, terminal facilities, and associated port and marine facilities, and all other related facilities both inside and outside the LNG plant, and any additional liquefaction and related facilities constructed adjacent to and/or interconnected with the above described facilities and which are owned and/or operated by Seller or its Affiliates (or on their behalf), and any expansions or modifications of any such facilities described above;

Corpus Christi Marine Operations Manual:	as defined in Section 7.8;

Corpus Christi Pipeline:	that certain Gas pipeline owned and operated, as of the date of this Agreement, by Cheniere Corpus Christi Pipeline, L.P., which interconnects the Corpus Christi Facility with interstate and intrastate Gas pipelines in Texas, including any future expansions or modifications thereto;

Cover Damages:	as defined in Section 5.2.3(a);

CP Fulfillment Date:	May 13, 2015;

CSP:	as defined in Section 9.1;

Cubic Meter:	in relation to Gas, the quantity of dry ideal Gas, at a temperature of fifteen (15) degrees Celsius and a pressure of one hundred one decimal three two five (101.325) kilopascals absolute contained in a volume of one (1) cubic meter;

Date of First

Commercial Delivery:	June 1, 2019;

Day:	a period of twenty-four (24) consecutive hours starting at 00:00 hours Central Time;

Delivery Point:	as defined in Section 6.1;

Delivery Window:	a twenty-four (24) hour period starting at 6:00 a.m. Central Time on a specified Day and ending twenty-four (24) consecutive hours thereafter that is allocated to Buyer under the ADP or Ninety Day Schedule, as applicable;

Demurrage Event:	as defined in Section 7.12.3;

Direct Agreement:	as defined in Section 22.4.2;

Discharge Terminal:	with respect to each cargo of LNG taken or scheduled to be taken by Buyer pursuant to this Agreement, the facilities intended by Buyer to be utilized for the unloading, reception, discharge, storage, treatment (if necessary), and regasification of the LNG and the processing and send-out of Gas or regasified LNG, and other relevant infrastructure, including marine facilities (such as breakwaters and tugs) for the safe passage to berth of LNG Tankers, terminal facilities for the berthing and discharging of LNG Tankers, LNG storage tanks and the regasification plant as specified in the ADP or Ninety Day Schedule, as applicable;

Dispute:	any dispute or difference of whatsoever nature arising under, out of, in connection with or in relation (in any manner whatsoever) to this Agreement or the subject matter of this Agreement, including (i) any dispute or difference concerning the initial or continuing existence of this Agreement or any provision of it, or as to whether this Agreement or any provision of it is invalid, illegal or unenforceable (whether initially or otherwise); or (ii) any dispute or claim which is ancillary or connected, in each case in any manner whatsoever, to the foregoing;

Effective Date:	September 19, 2014;

ETA:	with respect to an LNG Tanker, the estimated time of arrival of such LNG Tanker at the PBS;

Expert:	a Person agreed upon or appointed in accordance with Section 21.2.1;

Export Authorizations:	the FTA Export Authorizations and the Non-FTA Export Authorizations, either individually or together (as the context requires);

Final Contract Year:	as defined in Section 4.3(b);

First Contract Year:	as defined in Section 4.3(a);

Force Majeure:	as defined in Section 14.1;

Foundation Customer:	any customer of Seller, that enters into an LNG purchase agreement with an annual contract quantity of no less than zero decimal seven (0.7) million metric tonnes per annum of LNG on a firm basis from the Corpus Christi Facility, with a minimum term of twenty (20) years; provided, however, that Buyer shall not be a Foundation Customer with respect to LNG sold and delivered pursuant to this Agreement regardless of whether Buyer otherwise qualifies as a Foundation Customer pursuant to any other LNG purchase agreement with Seller; provided, further, however, that nothing in this Agreement shall prejudice Buyer’s status or rights as a Foundation Customer pursuant to any other LNG purchase agreement with Seller;

Foundation Customer Priority:	as defined in Section 14.7;

FTA Export Authorizations:	the following LNG export authorizations issued by the U.S. Department of Energy Office of Fossil Energy, either individually or together (as the context requires): (i) order number 3164 issued October 16, 2012, (ii) order number 4277 issued November 9, 2018 and (iii) order number 4519 issued April 14, 2020, as each may be supplemented, amended, modified, changed, superseded or replaced from time to time;

Gas:	any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane that is in a gaseous state;

Governmental Authority:	any national, regional, state, or local government, or any subdivision, agency, commission or authority thereof (including any maritime authorities, port authority or any quasi-governmental agency), having jurisdiction over, as the case may be: a Party (or any Affiliate or direct or indirect owner thereof);

a Connecting Pipeline; Gas in a Connecting Pipeline or the Corpus Christi Facility; the Corpus Christi Facility; LNG in the Corpus Christi Facility; an LNG Tanker; a Transporter; the last disembarkation port of an LNG Tanker; a Discharge Terminal; or any Gas pipeline which interconnects with a Connecting Pipeline and which transports Gas to or from a Connecting Pipeline; in each case acting within its legal authority;

Gross Heating Value:	the quantity of heat expressed in Btu produced by the complete combustion in air of one (1) cubic foot of anhydrous gas, at a temperature of sixty (60) degrees Fahrenheit and at an absolute pressure of fourteen decimal six nine six (14.696) pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion;

HH:	the final settlement price (in USD per MMBtu) for the New York Mercantile Exchange’s Henry Hub natural gas futures contract for the Month in which the relevant cargo’s Delivery Window is scheduled to begin;

ICC:	as defined in Section 21.2.1;

Indemnified Party:	as defined in Section 15.3(a);

Indemnifying Party:	as defined in Section 15.3(a);

International LNG Terminal Standards:	to the extent not inconsistent with the express requirements of this Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG liquefaction terminals, established by the following (such standards to apply in the following order of priority): (i) a Governmental Authority having jurisdiction over the Corpus Christi Facility, Seller, or the operator of the relevant LNG facility; (ii) the Society of International Gas Tanker and Terminal Operators (to the extent applicable); and (iii) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for

Reasonable and Prudent Operators of LNG liquefaction terminals, to comply, provided, however, that in the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail;

International LNG Vessel Standards:	the standards and practices from time to time in force applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by: (i) Governmental Authorities; (ii) the International Maritime Organization; (iii) the Oil Companies International Marine Forum (OCIMF); (iv) the Society of International Gas Tanker and Terminal Operators (SIGTTO) (or any successor body of the same); (v) the International Navigation Association (PIANC); (vi) the International Association of Classification Societies; and (vii) any other internationally recognized agency or non-governmental organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG vessels similar to those applicable to this Agreement, to comply, provided, however, that in the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail;

International Standards:	(i) with respect to Buyer, the International LNG Vessel Standards; and (ii) with respect to Seller, the International LNG Terminal Standards;

In-Transit Final Notice:	as defined in Section 7.9.3(c);

In-Transit First Notice:	as defined in Section 7.9.2;

In-Transit Second Notice:	as defined in Section 7.9.3(a);

In-Transit Third Notice:	as defined in Section 7.9.3(b);

Lender:	any Person that does or proposes to lend money, finance or provide financial support or equity in any form in respect of all or any portion of the Corpus Christi Facility and/or the general business and operations of Seller or any of its Affiliates (including any refinancing thereof), including any export credit agency, funding agency, banking institution, bondholder, insurance agency, underwriter, investor, commercial lender or similar institution, together with any agent or trustee for such Person;

Lenders’ Agent:	as defined in Section 22.4.1;

LNG:	Gas in a liquid state at or below its point of boiling and at or near atmospheric pressure;

LNG Tanker(s):	an ocean-going vessel suitable for transporting LNG which complies with the requirements of this Agreement and which Buyer uses, or intends to use, in connection with this Agreement;

Loading Port:	the port where the Corpus Christi Facility is located, in the vicinity of Portland, Texas, or the port at an alternate supply source pursuant to Section 3.1.2;

Loss:	any and all losses, liabilities, damages, costs, judgments, settlements and expenses (whether or not resulting from Claims by Third Parties), including interest and penalties with respect thereto and reasonable attorneys’ and accountants’ fees and expenses;

Measurement Dispute:	as defined in Section 21.2.1;

Mitigation Sale:	as defined in Section 5.2.3(b);

MMBtu:	one million (1,000,000) Btus;

Month:	each period of time which starts at 00:00 Central Time on the first Day of each calendar month and ends at 24:00 Central Time on the last Day of the same calendar month;

Ninety Day Schedule:	as defined in Section 8.4;

Non-FTA Export Authorizations:	the following LNG export authorizations issued by the U.S. Department of Energy Office of Fossil Energy, either individually or together (as the context requires): (i) order number 3638 issued May 12, 2015, (ii) order number 4490 issued February 10, 2020 and (iii) order number 4799 issued March 16, 2022, as each may be supplemented, amended, modified, changed, superseded or replaced from time to time;

Notice of Quantity Availability:	the notice issued by Seller in accordance with Section 5.1.2;

Notice of Quantity Unavailability:	the notice issued by Seller in accordance with Section 5.1.3;

Notice of Readiness or NOR:	the notice of readiness issued by the master of an LNG Tanker or such master’s agent in accordance with Section 7.10.1;

Off-Spec LNG:	as defined in Section 12.3.1;

One-Month SOFR:	the forward-looking term rate based on SOFR for a tenor of one (1) month, as administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) and published by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate) on the date on which interest first accrues and thereafter if interest continues to accrue, upon expiry of each subsequent one-month period;

Operational Tolerance:	as defined in Section 5.2.3(c);

Original SPA:	that certain Base LNG Sale and Purchase Agreement (FOB) by and between Corpus Christi Liquefaction, LLC (as seller) and Cheniere Marketing International, LLP (as buyer), dated September 19, 2014, as amended and restated by that certain Amended and Restated LNG Sale and Purchase Agreement (FOB) by and between Corpus Christi Liquefaction, LLC (as seller) and Cheniere Marketing International, LLP (as buyer), dated November 28, 2014, as amended;

P&I Club:	a Protection and Indemnity Club that is a member of the International Group of P&I Clubs;

P&I Insurance:	as defined in Section 15.5(b);

Party:	as defined in the Preamble;

Payor:	as defined in Section 11.4;

PBS:	the customary Pilot boarding station at the Loading Port where the Pilot boards the LNG Tanker, as determined by the applicable Governmental

Authority or other entity with authority to regulate transit and berthing of vessels at the Loading Port;

Person:	any individual, corporation, partnership, limited liability company, trust, unincorporated organization or other legal entity, including any Governmental Authority;

Pilot:	any Person engaged by Transporter to come on board the LNG Tanker to assist the master in pilotage, mooring and unmooring of such LNG Tanker;

Port Charges:	all charges of whatsoever nature (including rates, tolls, dues, fees, and imposts of every description) in respect of an LNG Tanker entering or leaving the Loading Port or loading LNG, including wharfage fees, in-and-out fees, franchise fees, line handling charges, and charges imposed by fire boats, tugs and escort vessels, the U.S. Coast Guard, a Pilot, and any other authorized Person assisting an LNG Tanker to enter or leave the Loading Port, and further including port use fees, throughput fees and similar fees payable by users of the Loading Port (or by Seller or the operator of the LNG facility on behalf of such users);

Port Liability Agreement:	an agreement for use of the port and marine facilities located at the Loading Port, to be entered into as described in Section 7.7.1, which shall be substantially in the form attached in Exhibit B as may be amended pursuant to Section 7.7.4 (modified as appropriate for an alternate source, as applicable);

Provisional Invoice:	as defined in Section 10.1.7(a);

Reasonable and Prudent Operator:	a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator, complying with all applicable International Standards and practices and regulations and approvals of Governmental Authorities, engaged in the same type of undertaking under the same or similar circumstances and conditions;

Rules:	as defined in Section 21.1.2;

SCF:	for Gas, the quantity of anhydrous Gas that occupies one (1) cubic foot of space at a temperature of sixty (60) degrees Fahrenheit and a pressure of fourteen decimal six nine six (14.696) pounds per square inch absolute;

Scheduled Cargo Quantity:	the quantity of LNG (in MMBtus) identified in the ADP or Ninety Day Schedule to be loaded onto an LNG Tanker in a Delivery Window in accordance with Section 8;

Seller:	as defined in the Preamble;

Seller Aggregate Liability:	as defined in Section 15.2.6(b);

Seller Liability Cap:	as defined in Section 15.2.6(c);

Seller Taxes:	as defined in Section 11.2;

SI:	the International System of Units;

SOFR:	a rate equal to the secured overnight financing rate administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate);

Specifications:	as defined in Section 12.1.1;

Stage I-II Facilities:	the existing liquefaction and related facilities that Seller is operating, or having operated on its behalf, and the additional liquefaction and related facilities that Seller is developing and constructing and intends to operate, or have operated on its behalf, in each case in San Patricio and Nueces Counties, Texas, in the vicinity of Portland, Texas, on the La Quinta Channel in the Corpus Christi Bay, including the Gas pretreatment and processing facilities, liquefaction facilities, storage tanks, utilities, terminal facilities, and associated port and marine facilities, and all other related facilities both inside and outside the LNG plant, and any expansions or modifications of any such facilities;

Stage III Facilities:	the facilities that Seller and/or its Affiliate(s) are developing and intend to construct and operate, or have constructed and operated on its or their behalf, adjacent to and interconnecting with the Stage I-II Facilities, including all Gas liquefaction units and associated facilities, and all other related facilities both inside and outside the LNG plant, and any expansions or modifications of any such facilities;

Term:	as defined in Section 4.1.1;

Terminating Party:	as defined in Section 20.2.1;

Termination Event:	as defined in Section 20.1;

Third Party:	a Person other than a Party;

Third Party Claim:	as defined in Section 15.3(a);

Train:	an LNG production train located at the Corpus Christi Facility, including those facilities included in the Corpus Christi Facility that are necessary to enable Seller to fulfill its obligations to Buyer from such LNG production train;

Transporter:	any Person who is a registered or disponent owner of the LNG Tanker, or any Person who contracts with the same or with Buyer for the purposes of providing, operating, or chartering any of the LNG Tankers;

U.S. Gulf Coast:	the states of Texas, Louisiana, Mississippi, Alabama, Florida and Georgia and the United States of America state and federal waters of the Gulf of Mexico;

USD or US$:	the lawful currency from time to time of the United States of America; and

Xy:	in respect of a cargo, eighty percent (80%) of the “netback to Buyer” for such cargo, as notified by Buyer to Seller no later than five (5) Business Days prior to the date such cargo’s Delivery Window is scheduled to begin, provided that the “netback to Buyer” shall equal the sales price to be received by Buyer for its corresponding sale of the LNG minus the estimated transportation and other costs to be incurred by Buyer in respect of such LNG, if any, minus one hundred fifteen percent (115%) of HH; provided further that Xy shall be (i) USD zero decimal zero zero per MMBtu (US$0.00/MMBtu) if the “netback to Buyer” is equal to or less than USD zero decimal zero zero per MMBtu (US$0.00/MMBtu), and (ii) USD three decimal zero zero per MMBtu (US$3.00/MMBtu) if the “netback to Buyer” is greater than USD three decimal zero zero per MMBtu (US$3.00/MMBtu).

1.2	Interpretation

For purposes of this Agreement:

1.2.1	The titles, headings, and numbering in this Agreement are included for convenience only and will have no effect on the construction or interpretation of this Agreement.

1.2.2

References in this Agreement to Sections and Exhibits are to those of this Agreement unless otherwise indicated. References to this Agreement and to agreements and contractual instruments will be deemed to include all exhibits, schedules, appendices, annexes, and other attachments thereto and all subsequent amendments and other modifications to such instruments, to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.

1.2.3	The word “include” or “including” will be deemed to be followed by “without limitation.” The term “will” has the same meaning as “shall,” and thus imposes an obligation.

1.2.4	Whenever the context so requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other gender.

1.2.5

Unless otherwise indicated, (a) references to any statute, regulation, or other law or Approval will be deemed to refer to such statute, regulation, or other law or Approval as amended or any successor statute, regulation, law or Approval and (b) references to any recognized industry publication will be deemed to refer to such publication as amended or any successor publication.

1.2.6	All references to a Person shall include such Person’s successors and permitted assigns.

1.2.7	Unless otherwise indicated, any reference to a time of Day shall be to Central Time in the United States of America.

1.2.8

Approximate conversions of any unit of measurement contained in parenthesis following the primary unit of measurement included in Sections 1 through 26 of this Agreement are inserted as a matter of operational convenience only to show the approximate equivalent in such different measurement. The obligations of the Parties under Sections 1 through 26 of this Agreement will be undertaken in respect of the primary unit of measurement and not in respect of any such approximate conversion.

1.2.9	All references herein to a series of Sections of this Agreement include the first and the last Sections in such series, as if the words “(inclusive)” appeared after such references.

1.3	Replacement of Rates and Indices No Longer Available

1.3.1

If (a) a publication that contains a rate or index used in this Agreement ceases to be published for any reason or (b) such a rate or index ceases to exist, is materially modified, or no longer is used as a liquid trading point for Gas (as applicable), so as systematically to change its economic result, or is disaggregated, displaced or abandoned, for any reason; then the Parties shall promptly discuss, with the aim of jointly selecting a rate or index or rates or indices to be used in place of such rates and indices that maintains the intent and economic effect of those original rates or indices.

1.3.2

If the Parties fail to agree on a replacement rate or index within thirty (30) Days, either Party may submit such issue to an Expert pursuant to Section 21.2, as amended by the provisions of this Section 1.3.2. Any Expert selected shall be instructed to select the published rate or index, or a combination of published rates or indices, with adjustments as necessary or appropriate, that most nearly preserves the intent and economic result of the original rates or indices. If the Parties are not able to agree upon an Expert within ten (10) Days after the receipt of the notice of request for expert determination, either Party may elect to refer the determination of the replacement rate or index for arbitration in accordance with Section 21.1.

1.3.3

If any rate or index used in this Agreement is not published for a particular date, but the publication containing such rate or index continues to be published and the rate or index itself continues to exist, the Parties shall use the published rate or index in effect for the date such rate or index was most recently published prior to the particular date, unless otherwise provided in this Agreement.

1.3.4

If an incorrect value is published for any rate or index used in this Agreement and such error is corrected and published within ninety (90) Days of the date of the publication of such incorrect rate or index, such corrected rate or index will be substituted for the incorrect rate or index and any calculations involving such rate or index will be recalculated and the Parties will take any necessary actions based upon these revised calculations, including adjustments of amounts previously invoiced and/or paid.

2.	Approvals and CP Fulfillment Date

2.1	Approvals

2.1.1

Seller or an Affiliate of Seller shall obtain and maintain, or cause to be obtained and maintained, in force and effect the Export Authorizations at all times, except as may be excused by Force Majeure. Throughout the Term of this Agreement, Seller shall use reasonable efforts to ensure that the Export Authorizations allow the export hereunder in a given Contract Year of a quantity of LNG that is not less than the sum of (a) the ACQ and (b) the sum of the annual contract quantities under all of Seller’s other contractual arrangements, in each case for such Contract Year to all countries with which trade is permitted under the laws of the United States of America.

2.1.2

Buyer and Seller shall use reasonable efforts to obtain and maintain in force, and shall use reasonable efforts to cause their respective Affiliates to obtain and maintain in force, the other Approvals (other than the Export Authorizations) which are required for the performance of this Agreement, and shall cooperate fully with each other whenever necessary for this purpose.

2.1.3

If the laws of the United States of America do not require maintenance of or compliance with one or more of the Export Authorization(s) to export LNG from the United States of America, then for so long as the laws of the United States of America do not require such maintenance or compliance, the Parties agree that this Agreement shall be read and construed to omit those provisions of this Agreement relating to such affected Export Authorization(s) and neither Party shall have any rights or obligations (including obligations to maintain such affected Export Authorization(s), rights to terminate this Agreement and claims of Force Majeure) in respect of any such Export Authorization(s).

2.2	CP Fulfillment Date

The Parties recognize and agree that the ‘CP Fulfillment Date’ under the Original Agreement was May 13, 2015.

3.	Subject Matter

3.1	Sale and Purchase

3.1.1

Seller shall sell and make available for delivery, or compensate Buyer if not made available for delivery, LNG in cargoes at the Delivery Point, and Buyer shall take and pay for, or compensate Seller if not taken, such LNG, in the quantities and at the prices set forth in and otherwise in accordance with and subject to the provisions of this Agreement.

3.1.2

Seller intends to load cargoes under this Agreement at the Corpus Christi Facility, but, subject to the prior written consent of Buyer (such consent not to be unreasonably withheld), Seller may deliver cargoes to Buyer at any alternate source; provided, that:

(a)	LNG from such alternate source shall, when made available by Seller to Buyer, comply with the Specifications;

(b)	Seller has agreed to reimburse Buyer an amount equal to Buyer’s reasonable estimate of the increased costs that would be incurred as a result of the delivery of LNG at such alternate source;

(c)	the receipt of LNG at an alternate source will not affect the ability of LNG Tankers to perform other cargo receipts and deliveries in a timely fashion;

(d)	the facilities at the alternate source are compatible with LNG Tankers; and

(e)	the alternate source and the voyage thereto do not present added risks or dangers to any LNG Tanker or personnel of Buyer or any Affiliate of Buyer.

3.1.3	All savings, profits and optimizations realized by Seller as a result of delivering cargoes at an alternate source shall remain for the benefit of Seller without profit sharing.

3.2	Facilities

Subject to Section 2.1.1 and Section 2.1.2, Seller covenants that, acting as a Reasonable and Prudent Operator, it shall at all relevant times from the Date of First Commercial Delivery and continuing throughout the Term own (either directly or indirectly through one or more Affiliates), or have access to and use of (either directly or indirectly through one or more Affiliates), and maintain and operate or cause to be maintained and operated (either directly or indirectly through one or more Affiliates), consistent with International Standards and subject to all Applicable Laws, the Corpus Christi Facility so as to enable Seller to fulfill its obligations to Buyer under this Agreement.

3.3	Destination

Subject to Section 26.1 and notwithstanding the Discharge Terminal corresponding to any cargo in the ADP or Ninety Day Schedule, Buyer shall be free to (a) sell such LNG free on board at the Corpus Christi Facility or at any other point during a voyage, or at or after the unloading of any LNG purchased hereunder and (b) transport the LNG to, and market the LNG at, any destination of its choosing, in accordance with the provisions of this Agreement.

4.	Term

4.1	Term

4.1.1

Term. This Agreement shall enter into force and effect as of the date first written above and, subject to Section 20, shall continue in force and effect until the twentieth (20th) anniversary of the Date of First Commercial Delivery, unless extended pursuant to Section 4.1.2 (the “Term”).

4.1.2	Extension of Term.

(a)

On or before the seventeenth (17th) anniversary of the Date of First Commercial Delivery, Buyer may, by notice to Seller, extend the Term of this Agreement by a period of up to ten (10) years beyond the initial twenty (20) years as set forth in Section 4.1.1, provided that:

(i)

one or more customers agrees to purchase LNG or liquefaction services from the Corpus Christi Facility (excluding under this Agreement) for delivery in each Contract Year of the extension period elected by Buyer; and

(ii)

Seller or an Affiliate of Seller is able, by the exercise of reasonable efforts, to maintain or cause to be maintained in effect all Approvals, including LNG export licenses, necessary for the continued operation of the Corpus Christi Facility during the extension period elected by Buyer.

(b)

If customers do not agree to purchase LNG or liquefaction services from the Corpus Christi Facility as described in Section 4.1.2(a)(i) for delivery in each Contract Year of the entire extension period elected by Buyer, or if Seller or an Affiliate of Seller is unable to maintain or cause to be maintained in effect all Approvals as described in Section 4.1.2(a)(ii) during the entire extension period elected by Buyer, Seller shall inform Buyer of the shorter period for which (x) customers agree to purchase such LNG or liquefaction services as described in Section 4.1.2(a)(i) for delivery in each Contract Year of such shorter period and (y) Seller can maintain or cause to be maintained all Approvals as described in Section 4.1.2(a)(ii), and Buyer shall, by giving Seller notice no later than thirty (30) Days following receipt of Seller’s notice pursuant to this Section 4.1.2(b): (i) modify its election made pursuant to Section 4.1.2(a) such that the extension period is coincident with or less than such shorter period or (ii) withdraw its election made pursuant to Section 4.1.2(a).

(c)

If the Term is extended pursuant to this Section 4.1.2 following a modification by Buyer pursuant to Section 4.1.2(b)(i) of Buyer’s election for an extension (whether such election was Buyer’s original extension election pursuant to Section 4.1.2(a) or a subsequent extension election pursuant to this Section 4.1.2(c)), then at any time after the Term is so extended but prior to the thirtieth (30th) anniversary of the Date of First Commercial Delivery, and on one or more occasions, Buyer may, by ninety (90) Day’s advance notice to Seller, further extend the Term for any subsequent period that ends prior to the thirtieth (30th) anniversary of the Date of First Commercial Delivery, provided that Sections 4.1.2(a)(i) and 4.1.2(a)(ii) are satisfied in respect of such additional extension period elected by Buyer. If customers do not agree to purchase LNG or liquefaction services from the Corpus Christi Facility as described in Section 4.1.2(a)(i) for delivery in each Contract Year of the entire additional extension period elected by Buyer, or if Seller or an Affiliate of Seller is unable to maintain or cause to be maintained in effect all Approvals as described in Section 4.1.2(a)(ii) during the entire additional extension period elected by Buyer, then the terms of Section 4.1.2(b) shall apply and Buyer shall have the right to modify or withdraw its election in accordance with Section 4.1.2(b).

(d)

If the Term is extended pursuant to this Section 4.1.2, the Parties shall make such revisions to this Agreement as are necessary to give effect to such extension, including Sections 5.1.1 and 7.16.1(a).

4.2	Date of First Commercial Delivery

The Parties recognize and agree that the ‘Date of First Commercial Delivery’ under the Original Agreement was June 1, 2019.

4.3	Contract Year

References to a “Contract Year” mean a period of time from and including January 1st through and including December 31st of the same calendar year, provided that:

(a)	the first Contract Year is the period of time beginning on the Date of First Commercial Delivery and ending on December 31st of the same calendar year (the “First Contract Year”); and

(b)	the final Contract Year is the period of time beginning on the January 1st immediately preceding the final Day of the Term and ending on the final Day of the Term (the “Final Contract Year”).

5.	Quantities

5.1	ACQ

5.1.1

Subject to adjustments pursuant to Section 5.1.2 and Section 5.1.3, the annual contract quantity (as adjusted from time to time in accordance with this Agreement, the “ACQ”) for any Contract Year (expressed in MMBtu) shall be established by Seller in accordance with this Section 5.1.1.

(a)

As soon as reasonably practicable but not later than one hundred eighty (180) Days before the start of such Contract Year, Seller shall notify Buyer of the proposed ACQ for such Contract Year. Buyer shall notify Seller if Buyer desires to consult with Seller regarding Seller’s proposed ACQ, and Seller shall, no later than ten (10) Days after receipt of Buyer’s notice, meet and consult with Buyer.

(b)

The ACQ for a Contract Year shall be the maximum quantity of LNG that Seller in good faith determines that Seller, acting as a Reasonable and Prudent Operator and subject to Section 5.1.1(c), would be operationally prudent to commit to produce from the Corpus Christi Facility in excess of the sum of the quantities that Seller is required to make available under Seller’s then-existing contractual arrangements. Subject to the foregoing and to Section 5.1.1(c), Seller shall use reasonable efforts to maximize the ACQ for each Contract Year.

(c)

Seller, in establishing the ACQ pursuant to this Section 5.1.1, may consider any necessary limitations or restrictions applicable to Seller (including (i) any applicable limit on either the quantity of LNG that Seller or Buyer, as applicable, is authorized to export or the aggregate number of LNG tankers that may use the Corpus Christi Facility, (ii) the quantity of LNG that it is committed to deliver to buyers under Seller’s then-existing contractual arrangements, and (iii) the potential effect of Cargo DoP Quantities that might result from any quantities that Seller includes in the ACQ but later is not able to make available as required hereunder, in relation to Seller’s potential revenue pursuant to LNG sales by Seller to Buyer hereunder).

(d)

Notwithstanding the foregoing, if an ACQ established by Seller pursuant to this Section 5.1.1 includes a partial cargo lot (as determined when the ADP is established pursuant to Sections 8.1 and 8.2 for the relevant Contract Year), such ACQ shall be reduced by any round-down quantity reflected in the ADP in accordance with Section 8.2.2.

5.1.2

If after the ACQ and ADP are established for any Contract Year, any uncommitted quantities of LNG (including quantities that become available because another buyer of Seller cancels the delivery of LNG and has no further contractual right to resume delivery of such LNG, but excluding quantities that become available because another buyer of Seller otherwise fails to take LNG to the extent that Seller has a contractual obligation to mitigate losses arising out of such failure) produced by the Corpus Christi Facility become available outside the scope of this Agreement, or the Corpus Christi Facility is expanded to include additional capacity to produce additional quantities (whether by completion of a Train or otherwise), and if such quantities are in excess of the sum of the commitments that Seller is required to make available under Seller’s then-existing contractual arrangements, then Seller shall promptly offer such LNG to Buyer by issuing to Buyer a Notice of Quantity Availability. Such Notice of Quantity Availability shall specify the quantity of LNG available and the applicable Delivery Window, if known. If Seller issues to Buyer a Notice of Quantity Availability, then the ACQ shall be increased accordingly, and the Parties shall amend the ADP and, if applicable, Ninety Day Schedule, in accordance with Section 8.5 to reflect such additional cargo(es) for sale and delivery hereunder.

5.1.3

If after the ACQ and ADP are established for any Contract Year, Seller enters into an agreement for the sale and purchase of LNG to a Third Party that directly replaces in whole or in part the annual contract quantity of this Agreement, then Seller may issue to Buyer a Notice of Quantity Unavailability. Such Notice of Quantity Unavailability shall specify the quantity of LNG that may no longer be available and the affected Delivery Window(s) and must be provided to Buyer no later than sixty (60) Days before an affected cargo’s Delivery Window is scheduled to begin. Within three (3) Business Days of receiving a Notice of Quantity Unavailability, Buyer shall notify Seller whether Buyer had already committed any such quantities to a downstream sale at the time of the Notice of Quantity Unavailability. The ACQ shall be decreased accordingly for any quantities for which Buyer had not already committed to a downstream sale at the time of the Notice of Quantity Unavailability, and the Parties shall amend the ADP and, if applicable, Ninety Day Schedule, in accordance with Section 8.6 to reflect the removal of such cargo(es).

5.1.4

The ACQ for purposes of determining all obligations under this Agreement shall be the amount expressed in MMBtus. Except as otherwise expressly provided herein, all references in this Agreement to cargoes or other quantities are solely for operational convenience.

5.2	Buyer’s Purchase Obligation

5.2.1	In respect of each Contract Year, Buyer shall take and pay for the Scheduled Cargo Quantity with respect to each cargo included in the ACQ and scheduled in the ADP for such Contract Year, less:

(a)

quantities of LNG not made available by Seller for any reason attributable to Seller (other than quantities for which Seller is excused pursuant to this Agreement from making available due to Buyer’s breach of this Agreement), including quantities not made available by Seller due to Force Majeure affecting Seller;

(b)	quantities of LNG not taken by Buyer due to Force Majeure affecting Buyer;

(c)	quantities of LNG that have been cancelled in accordance with Section 5.4;

(d)

any quantity of LNG that the relevant LNG Tanker is not capable of loading due to Seller’s delivery of LNG that has a Gross Heating Value that is less than the value identified by Seller pursuant to Section 8.1.1; and

(e)	quantities rejected by Buyer in accordance with Section 5.3.6.

5.2.2

Except as otherwise expressly excused in accordance with the provisions of this Agreement, if, with respect to any cargo identified in Section 5.2.1, Buyer does not take all or part of the Scheduled Cargo Quantity of such cargo, and such failure to take is not otherwise excused pursuant to Section 5.2.1, then the amount by which the Scheduled Cargo Quantity for such cargo exceeds the quantity of LNG taken by Buyer in relation to such cargo shall be the “Cargo Shortfall Quantity”.

5.2.3	With respect to any Cargo Shortfall Quantity, Buyer shall pay to Seller Cover Damages in accordance with the following, if Cover Damages are a positive amount.

(a)

“Cover Damages” shall be equal to: (i) the CSP multiplied by the Cargo Shortfall Quantity; minus (ii) the net proceeds of any Mitigation Sale, if any; minus (iii) actual and verifiable cost savings (if any) realized by Seller (which may include savings related to avoided fuel Gas for LNG production and Third Party costs avoided) as a result of the Mitigation Sale as opposed to the sale to Buyer; plus (iv) actual, reasonable and verifiable incremental costs (if any) incurred by Seller as a result of such

Mitigation Sale (which may include costs related to transporting, marketing, selling, and delivery of the Cargo Shortfall Quantity) or otherwise as a result of Buyer’s failure to take the Cargo Shortfall Quantity. For purposes of calculating Cover Damages, the CSP shall be determined as of the Month in which the applicable Delivery Window begins. Cover Damages shall never be less than zero USD (US$0.00).

(b)

Seller shall use reasonable efforts to mitigate its Losses resulting from Buyer’s failure to take such Cargo Shortfall Quantity by reselling such Cargo Shortfall Quantity (whether as LNG or Gas) to Third Parties (each such sale a “Mitigation Sale”); except that any sale of a quantity of LNG (or Gas) by Seller to any Third Party that Seller was already obligated to make at the earlier to occur of (i) Buyer’s failure to take such LNG; or (ii) Buyer’s notice to Seller that it will not take such LNG, is not a Mitigation Sale.

(c)

Notwithstanding the foregoing, if the Cargo Shortfall Quantity is within the operational tolerance of two percent (2%) of the Scheduled Cargo Quantity (“Operational Tolerance”) (such Operational Tolerance to be exercised by Buyer only with respect to operational matters regarding the LNG Tanker, and without regard to Gas markets or other commercial considerations), the Cover Damages shall be zero USD (US$0.00).

5.2.4	Any payment that Buyer makes under this Section 5.2 shall not be treated as an indirect, incidental, consequential or exemplary loss or a loss of income or profits for purposes of Section 15.2.1.

5.3	Seller’s Delivery Obligation

5.3.1

In respect of each Contract Year, Seller shall make available to Buyer the Scheduled Cargo Quantity with respect to each cargo included in the ACQ and scheduled in the ADP for such Contract Year, less:

(a)

quantities of LNG not taken by Buyer for any reason attributable to Buyer (other than quantities for which Buyer is excused pursuant to this Agreement from taking due to Seller’s breach of this Agreement), including quantities not taken by Buyer due to Force Majeure affecting Buyer;

(b)	quantities of LNG that have been cancelled in accordance with Section 5.4; and

(c)	quantities of LNG not made available by Seller due to Force Majeure affecting Seller.

5.3.2

Except as otherwise expressly excused in accordance with the provisions of this Agreement, if, with respect to any cargo identified in Section 5.3.1, Seller does not make available the Scheduled Cargo Quantity of such cargo, and such failure to make available is not otherwise excused pursuant to Section 5.3.1, then the amount by which the Scheduled Cargo Quantity exceeds the quantity of LNG made available by Seller in relation to such cargo shall be the “Cargo DoP Quantity”. Seller shall make a payment to Buyer for each MMBtu of the Cargo DoP Quantity in an amount equal to: (a) the actual, documented price incurred by Buyer (in USD per MMBtu) for the purchase of a replacement quantity of LNG or Gas (not to exceed the MMBtu equivalent of the Cargo DoP Quantity), or, in respect of any Cargo DoP Quantity for which a replacement quantity cannot be purchased, the market price (in USD per MMBtu) of LNG at such time for delivery FOB in the U.S. Gulf Coast; less (b) the CSP; plus (c) actual, reasonable, and verifiable incremental costs (if any) incurred by Buyer as a result of such failure to make the Scheduled Cargo Quantity available (in USD per MMBtu); less (d) actual and verifiable cost savings (if any) realized by Buyer as a result of such failure to make the Scheduled Cargo Quantity available (in USD per MMBtu) (the “Cargo DoP Payment”); provided that the total Cargo DoP Payment payable in respect of the Cargo DoP Quantity shall not exceed an amount equal to the CSP multiplied by the Cargo DoP Quantity. For purposes of calculating the Cargo DoP Payment, CSP shall be determined as of the Month in which the applicable Delivery Window begins.

5.3.3

Notwithstanding the foregoing, if the Cargo DoP Quantity is within the Operational Tolerance (such Operational Tolerance to be exercised by Seller only with respect to operational matters regarding the Corpus Christi Facility, and without regard to Gas markets or other commercial considerations), the Cargo DoP Payment shall be zero USD (US$0.00).

5.3.4	Buyer shall use reasonable efforts to mitigate Seller’s liability to make any payments pursuant to this Section 5.3.

5.3.5

In the event the ability of the Corpus Christi Facility to produce and deliver LNG is impaired due to an unscheduled services interruption that does not constitute Force Majeure, then during such event of interruption, Seller may comply with the Foundation Customer Priority in allocating the LNG that is available from the Corpus Christi Facility.

5.3.6

If as a result of Seller’s failure to make available the Scheduled Cargo Quantity, a partial cargo is made available to Buyer, and the master of the relevant LNG Tanker deems in his sole discretion the loading of such quantity unsafe for loading and/or transporting to the relevant Discharge Terminal, then Buyer may reject such quantity and such quantity shall be added to the Cargo DoP Quantity.

5.3.7	Any payment that Seller makes under this Section 5.3 shall not be treated as an indirect, incidental, consequential or exemplary loss or a loss of income or profits for purposes of Section 15.2.1.

5.4	Buyer’s Right to Cancel Deliveries

Buyer may without charge elect to cancel deliveries of one or more cargoes scheduled in the ADP for the relevant Month by providing notice of such election to Seller (a) on or prior to the twentieth (20th) Day of the Month that is two (2) Months prior to the Month for which Buyer is cancelling deliveries; or (b) in the case of cargoes for which Xy is or would be equal to zero decimal zero zero per MMBtu (US$0.00/MMBtu), no later than five (5) Business Days prior to the date such cargo’s Delivery Window is scheduled to begin. Once a cargo has been cancelled pursuant to this Section 5.4, Seller shall be relieved of its obligation to make available such cargo pursuant to Section 5.3, and the ACQ for the Contract Year to which such cancellation applied shall be deemed to be reduced by any such cancelled amount.

6.	Delivery Point, Title and Risk

6.1	Delivery Point

Seller shall deliver LNG to Buyer, subject to the terms and conditions of this Agreement, at the point at which the flange coupling of the LNG loading line at the Corpus Christi Facility (or alternate production facility, as applicable) joins the flange coupling of the LNG intake manifold of the relevant LNG Tanker (“Delivery Point”).

6.2	Title and Risk

Title to, and all risks in respect of, the LNG sold by Seller pursuant to this Agreement shall pass from Seller to Buyer as the LNG passes the Delivery Point.

7.	Transportation and Loading

7.1	Transportation by Buyer

Buyer shall, in accordance with this Agreement, Applicable Laws, Approvals and International Standards, provide, or cause to be provided, transportation from the Delivery Point of all quantities of LNG delivered hereunder to Buyer. Buyer shall, no later than the fifteenth (15th) Day following the end of each calendar quarter, provide a report to Seller stating, in respect of each cargo loaded hereunder during such calendar quarter, whether Buyer owned or operated the LNG Tanker used to transport each such cargo. Buyer shall cause any Third Party that has purchased a cargo that is the subject of this Agreement to provide the information required by this Section 7.1 as if such Third Party were Buyer. If requested by Seller, Buyer shall use reasonable efforts to provide, and shall use reasonable efforts to cause any Third Party purchaser to provide, additional information regarding LNG Tanker delivery terms.

7.2	Corpus Christi Facility

7.2.1

During the Term, Seller shall at all times cause to be provided, maintained and operated the Corpus Christi Facility in accordance with the following: (a) International Standards; (b) all terms and conditions set forth in this Agreement; (c) Applicable Laws; and (d) to the extent not inconsistent with International Standards, such good and prudent practices as are generally followed in the LNG industry by Reasonable and Prudent Operators of similar LNG liquefaction terminals.

7.2.2	The Corpus Christi Facility shall include the following:

(a)	appropriate systems for communications with LNG Tankers;

(b)

a berth, capable of berthing an LNG Tanker having a displacement of no more than one hundred sixty-six thousand (166,000) tons, an overall length of no more than one thousand one hundred forty (1,140) feet (approximately 347 meters), a beam of no more than one hundred seventy-five (175) feet (approximately 53 meters), and a draft of no more than forty (40) feet (approximately 12 meters), which LNG Tankers can safely reach, at which LNG Tankers can lie safely berthed and load safely afloat, and safely depart, fully laden;

(c)

lighting sufficient to permit loading operations by day or by night, to the extent permitted by Governmental Authorities and Pilots (it being acknowledged, however, that Seller shall in no event be obligated to allow nighttime berthing operations at the Corpus Christi Facility if Seller or the operator of the relevant facility determines that such operations during nighttime hours could pose safety or operational risks to the Corpus Christi Facility, an LNG Tanker, or a Third Party);

(d)

facilities capable of transferring LNG at a rate of up to twelve thousand (12,000) Cubic Meters per hour at the Delivery Point, with LNG transfer arms each having a reasonable operating envelope to allow for ship movement and manifold strainers of sixty (60) mesh;

(e)	a vapor return line system of sufficient capacity to allow for transfer of Gas necessary for safe cargo operations of an LNG Tanker at the required rates, pressures and temperatures;

(f)

facilities allowing ingress and egress between the Corpus Christi Facility and the LNG Tanker by (i) representatives of Governmental Authorities for purposes of LNG transfer operations; and (ii) an independent surveyor for purposes of conducting tests and measurements of LNG on board the LNG Tanker;

(g)	emergency shut-down systems;

(h)	LNG storage facilities;

(i)	LNG liquefaction facilities; and

(j)	qualified and competent personnel, fluent in English to coordinate with the LNG Tanker during loading operations.

7.2.3

Services and facilities not provided by Seller include the following: (a) facilities and loading lines for liquid or gaseous nitrogen to service an LNG Tanker; (b) facilities for providing bunkers; (c) facilities for the handling and delivery to the LNG Tanker of ship’s stores, provisions and spare parts; and (d) nitrogen rejection or natural gas liquids (NGL) removal. Buyer shall be required to obtain towing, escort, line handling, and pilot services as described in Section 7.5.3.

7.3	Compatibility of the Corpus Christi Facility with LNG Tankers

7.3.1

Buyer shall ensure, at no cost to Seller, that each of the LNG Tankers is fully compatible with the general specifications set forth in Section 7.2.2 and any modifications made to the Corpus Christi Facility in accordance with Section 7.3.2. Should an LNG Tanker fail materially either to be compatible with the Corpus Christi Facility, or to be in compliance with the provisions of Section 7.5 and Section 7.6, Buyer shall not employ such LNG Tanker in connection with this Agreement until it has been modified to be so compatible or to so comply.

7.3.2

The Parties agree that, after the Effective Date, Seller and its Affiliates shall be entitled to modify the Corpus Christi Facility in any manner whatsoever, provided that: (x) such modifications do not render the Corpus Christi Facility incompatible with an LNG Tanker that is compatible with the general specifications set forth in Section 7.2.2 and is scheduled in the applicable ADP or Ninety Day Schedule; (y) such modifications, once finalized, do not reduce the ability of Seller to make available LNG in accordance with the terms of this Agreement; and (z) such modifications do not otherwise conflict with Seller’s obligations hereunder. Notwithstanding the foregoing, Seller and its Affiliates may modify the Corpus Christi Facility in a manner that would render it incompatible with an LNG Tanker provided that such modification is required by and is made pursuant to a change in Applicable Laws, Approvals, or International Standards, or is required for safety or environmental reasons.

7.3.3

In the event the LNG Tanker fails to be compatible with the Corpus Christi Facility due to a modification of the facility that is not provided for in Section 7.3.2, the reasonable cost of the modifications of the LNG Tanker directly caused by such modification shall be reimbursed by Seller to Buyer.

7.4	Buyer Inspection Rights in Respect of the Corpus Christi Facility

7.4.1

Upon obtaining Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed, a reasonable number of Buyer’s designated representatives (of which at least one must be an employee of Buyer or its Affiliate) may from time to time, but no more than once in any three hundred sixty-five (365) Day period, inspect the operation of the Corpus Christi Facility so long as such inspection occurs from 8:00 a.m. Central Time to 5:00 p.m. Central Time on a Business Day. Any such inspection shall be at Buyer’s sole risk and expense. In conjunction with any such inspection, Seller shall provide Buyer access at reasonable times and places (taking into consideration cost and schedule impacts) to (a) relevant qualified employees and contractors of Seller in order to discuss the operation and maintenance of the Corpus Christi Facility and (b) relevant documentation, if any, available to Seller in support of such discussions to the extent Seller is permitted to disclose the same. Buyer (and its designees) shall carry out any such inspection without any interference with or hindrance to the safe and efficient operation of the Corpus Christi Facility. Buyer’s right to inspect and examine the Corpus Christi Facility shall be limited to verifying that the Corpus Christi Facility is in compliance with the requirements of Section 7.2. No inspection (or lack thereof) of the Corpus Christi Facility by Buyer hereunder, or any requests or observations made to Seller or its representatives by or on behalf of Buyer in connection with any such inspection, shall (x) modify or amend Seller’s obligations, representations, warranties and covenants hereunder; or (y) constitute an acceptance or waiver by Buyer of Seller’s obligations hereunder.

7.4.2	Buyer shall indemnify and hold Seller and its Affiliates harmless from any Claims and Losses resulting from Buyer’s inspection of the Corpus Christi Facility pursuant to Section 7.4.1.

7.5	LNG Tankers

7.5.1	Buyer shall cause each LNG Tanker to comply with the requirements of this Section 7.5 and the requirements of Section 7.6 in all respects.

7.5.2

Each LNG Tanker shall comply with the regulations of, and obtain all Approvals required by, Governmental Authorities to enable such LNG Tanker to enter, leave and carry out all required operations at the Corpus Christi Facility. Each LNG Tanker shall at all times have on board valid documentation evidencing all such Approvals. Each LNG Tanker shall comply fully with the International Safety Management Code for the Safe Operation of Ships and Pollution Prevention effective July 1, 1998, as amended from time to time, and at all times be in possession of valid documents of compliance and safety management certificates, and can demonstrate that the LNG Tanker has an effective management system in operation that addresses all identified risks, and provides proper controls for dealing with these risks.

7.5.3

Buyer shall cause Transporter to enter into a tug services agreement to provide such number and types of tugs, fireboats and escort vessels as are (a) acceptable to Seller (or the operator of the LNG facility), (b) required by Governmental Authorities to attend the LNG Tanker and (c) necessary and appropriate to permit safe and efficient movement of the LNG Tanker within the maritime safety areas located in the approaches to and from the Corpus Christi Facility. An Affiliate of Seller has elected to procure tug services at the Corpus Christi Facility and, in respect of loadings at the Corpus Christi Facility, Buyer shall cause Transporter to enter into a tug services agreement with such Affiliate of Seller. Such tug services agreement shall provide that the fees for tug services shall be applied on a non-discriminatory basis among all long-term users of the relevant facility. Seller shall not be required to provide tugs, fireboats and escort vessels to attend any LNG Tanker and shall not be liable to Buyer in connection with Transporter’s failure to enter into such arrangements.

7.5.4

Buyer shall pay or cause to be paid: (a) all Port Charges directly to the appropriate Person (including reimbursing Seller for any Port Charges paid by Seller, Seller’s Affiliates or the operator of the LNG facility on Buyer’s behalf); and (b) all charges payable by reason of any LNG Tanker having to shift from berth at the Corpus Christi Facility as a result of the action or inaction of Buyer.

7.5.5	Each LNG Tanker must satisfy the following requirements:

(a)

Except as otherwise mutually agreed in writing by the Parties, each LNG Tanker shall be compatible with the general specifications set forth in Section 7.2.2 and any modifications to the Corpus Christi Facility pursuant to Section 7.3.2, and shall be of a sufficient size to load the applicable Scheduled Cargo Quantity. If Buyer’s LNG Tanker is not capable of loading the applicable Scheduled Cargo Quantity, Buyer shall be deemed to have failed to take the shortfall quantity and Section 5.2.2 and Section 5.2.3 shall apply, except to the extent that such failure is attributable to Seller’s delivery of LNG that has a Gross Heating Value that is less than the value identified by Seller pursuant to Section 8.1.1.

(b)

Except as otherwise agreed in writing by Seller, which agreement shall not be unreasonably withheld, each LNG Tanker shall have a gross volumetric capacity between one hundred forty thousand (140,000) Cubic Meters and one hundred eighty thousand (180,000) Cubic Meters.

(c)

Each LNG Tanker shall be, in accordance with International Standards, (i) fit in every way for the safe loading, unloading, handling and carrying of LNG in bulk at atmospheric pressure; and (ii) tight, staunch, strong and otherwise seaworthy with cargo handling and storage systems (including instrumentation) necessary for the safe loading, unloading, handling, carrying and measuring of LNG in good order and condition.

(d)

Each LNG Tanker shall at all times be maintained in class with any of the following: American Bureau of Shipping, Lloyd’s Register, Bureau Veritas, Det Norske Veritas or any other classification society that is (i) a member of International Association of Classification Societies Ltd. (IACS) and (ii) mutually agreed upon by the Parties.

(e)	Each LNG Tanker shall have been constructed to all applicable International Standards (including the International Code for the Construction and Equipment of Ships Carrying Liquefied Gases in Bulk).

(f)

Each LNG Tanker shall comply with, and shall be fully equipped, supplied, operated, and maintained to comply with, all applicable International Standards and Applicable Laws, including those that relate to seaworthiness, design, safety, environmental protection, navigation, and other operational matters, and all procedures, permits, and approvals of Governmental Authorities for LNG vessels that are required for the transportation and loading of LNG at the Loading Port. Unless approved by Seller in writing, which approval shall not be unreasonably withheld or delayed, an LNG Tanker shall be prohibited from engaging in any maintenance, repair or in-water surveys while berthed at the Corpus Christi Facility. Each LNG Tanker shall comply fully with the guidelines of any Governmental Authority of the United States of America, including the National Oceanographic and Atmospheric Administration (NOAA), in relation to actions to avoid strikes in the waters of the United States of America with protected sea turtles and cetaceans (e.g., whales and other marine mammals) and with regard to the reporting of any strike by the LNG Tanker which causes injury to such protected species.

(g)

The officers and crew of each LNG Tanker shall have the ability, experience, licenses and training commensurate with the performance of their duties in accordance with internationally accepted standards with which it is customary for Reasonable and Prudent Operators of LNG vessels to comply and as required by Governmental Authorities and any labor organization having jurisdiction over the LNG Tanker or her crew. Without in any way limiting the foregoing, the master, chief engineer, all cargo engineers and all deck officers shall be fluent in written and oral English and shall maintain all records and provide all reports with respect to the LNG Tanker in English.

(h)

Each LNG Tanker shall have communication equipment complying with applicable regulations of Governmental Authorities and permitting such LNG Tanker to be in constant communication with the Corpus Christi Facility and with other vessels in the area (including fireboats, escort vessels and other vessels employed in port operations).

(i)

Provided that the Corpus Christi Facility supplies a suitable vapor return line meeting the requirements of Section 7.2.2(e), then each LNG Tanker shall be capable of loading a full cargo of LNG in the number of hours derived after applying the following formula:

15 + x = maximum LNG transferring time (in hours)

where:

x = y/12,000 Cubic Meters; and

y = the LNG cargo containment capacity of the LNG Tanker (in Cubic Meters) minus one hundred forty thousand (140,000) Cubic Meters, provided that “y” shall be no less than zero (0).

Time for connecting, cooling, draining, purging and disconnecting of liquid arms shall not be included in the computation of loading time.

(j)	Each LNG Tanker shall procure and maintain Hull and Machinery Insurance and P&I Insurance in accordance with Section 15.5.

7.6	LNG Tanker Inspections; LNG Tanker Vetting Procedures; Right to Reject LNG Tanker

7.6.1

During the Term, on prior reasonable notice to Buyer, Seller may, at its sole risk, send its representatives (including an independent internationally recognized maritime consultant) to inspect during normal working hours any LNG Tanker as Seller may consider necessary to ascertain whether the LNG Tanker complies with this Agreement. Seller shall bear the costs and expenses in connection with any inspection conducted under this Section 7.6.1. Any such inspection may include, as far as is reasonably practicable having regard to the LNG Tanker’s operational schedule, examination of the records related to the LNG Tanker’s hull, cargo and ballast tanks, machinery, boilers, auxiliaries and equipment; examination of the LNG Tanker’s deck, engine and official log books; review of records of surveys by the LNG Tanker’s classification society and relevant Governmental Authorities; and review of the LNG Tanker’s operating procedures and performance of surveys, both in port and at sea. Any inspection carried out pursuant to this Section 7.6.1: (a) shall not interfere with, or hinder, any LNG Tanker’s safe and efficient construction or operation; and (b) shall not entitle Seller or any of its representatives to make any request or recommendation directly to Transporter except through Buyer. No inspection (or lack thereof) of an LNG Tanker hereunder shall: (i) modify or amend Buyer’s obligations, representations, warranties, and covenants hereunder; or (ii) constitute an acceptance or waiver by Seller of Buyer’s obligations hereunder.

7.6.2	Seller shall indemnify and hold Buyer and its Affiliates harmless from any Claims and Losses resulting from Seller’s inspection of any LNG Tanker pursuant to Section 7.6.1.

7.6.3	Buyer shall comply with all LNG Tanker vetting procedures, as set forth in the Corpus Christi Marine Operations Manual.

7.6.4

Seller shall have the right to reject any LNG vessel that Buyer intends to use to take delivery of LNG hereunder at the Corpus Christi Facility if such LNG vessel does not comply materially with the provisions of this Agreement (including the vetting procedures described in Section 7.6.3), provided that:

(a)

neither the exercise nor the non-exercise of such right shall reduce the responsibility of Buyer to Seller in respect of such LNG vessel and her operation, nor increase Seller’s responsibilities to Buyer or Third Parties for the same; and

(b)	Buyer’s obligations under this Agreement shall not be excused or suspended by reason of Buyer’s inability (pursuant to the foregoing) to use a vessel as an LNG Tanker.

7.7	Port Liability Agreement

7.7.1

Buyer shall cause Transporter or the master of each LNG Tanker (acting on behalf of the ship-owner and charterer) making use of the port or marine facilities at the Corpus Christi Facility or the Loading Port thereof on behalf of Buyer, to execute the Port Liability Agreement prior to such LNG Tanker’s arrival at the Corpus Christi Facility or the Loading Port thereof. In the event the master of an LNG Tanker fails to execute such Port Liability Agreement, Buyer shall indemnify and hold Seller, the owner and operator of the applicable LNG loading facility, and their respective Affiliates harmless from any Claims brought against, or Losses incurred by any such Persons arising from such failure.

7.7.2

Subject to Section 7.7.1 and without prejudice to the terms of the Port Liability Agreement, Seller releases Buyer, its Affiliates, and their respective shareholders, officers, members, directors, employees, designees, representatives, and agents from liability to Seller incident to all Claims and Losses that may exist, arise or be threatened currently or in the future at any time following the Effective Date and whether or not of a type contemplated by either Party at any time, brought by any Person for injury to, illness or death of any employee of Seller, or for damage to or loss of the relevant LNG loading facility, which injury, illness, death, damage or loss arises out of, is incident to, or results from the performance or failure to perform this Agreement by Buyer, or any of its Affiliates, shareholders, officers, members, directors, employees, designees, representatives and agents.

7.7.3

Subject to Section 7.7.1 and without prejudice to the terms of Section 12 or the Port Liability Agreement, Buyer releases Seller, its Affiliates, and their respective shareholders, officers, members, directors, employees, designees, representatives, and agents from liability to Buyer incident to all Claims and Losses that may exist, arise or be threatened currently or in the future at any time following the Effective Date and whether or not of a type contemplated by either Party at any time, brought by any Person for injury to, illness or death of any employee of Buyer, or for damage to or loss of any LNG Tanker, which injury, illness, death, damage or loss arises out of, is incident to, or results from the performance or failure to perform this Agreement by Seller or its Affiliates, shareholders, officers, members, directors, employees, designees, representatives and agents.

7.7.4

The form of Port Liability Agreement attached as Exhibit B may be amended from time to time without consent of Buyer only if after any such amendment the revised terms of such Port Liability Agreement: (a) do not negatively impact Buyer’s ability to perform its obligations or exercise its rights under this Agreement, (b) treat Transporter in a non-discriminatory manner in comparison to all other owners and charterers of LNG vessels that use or transit the Loading Port, and (c) do not prevent any Transporter from obtaining, on commercially reasonable terms, full P&I indemnity coverage from a P&I Club, and such P&I indemnity will cover all Claims and Losses pursuant to such Port Liability Agreement in relation to use of the Loading Port by an LNG Tanker. Seller shall promptly notify Buyer upon any amendment to the Port Liability Agreement attached as Exhibit B and shall provide a copy of the amended Port Liability Agreement to Buyer.

7.8	Corpus Christi Marine Operations Manual

The Parties acknowledge that Seller has delivered to Buyer a copy of the marine operations manual developed for the Corpus Christi Facility (as amended from time to time, the “Corpus Christi Marine Operations Manual”) which governs activities at the Corpus Christi Facility and which applies to each LNG Tanker and each other LNG vessel berthing at the Corpus Christi Facility. In the event of a conflict between this Agreement and the Corpus Christi Marine Operations Manual, the provisions of this Agreement shall control. Seller shall promptly notify Buyer upon any amendment to the Corpus Christi Marine Operations Manual and shall provide a copy of the amended Corpus Christi Marine Operations Manual to Buyer.

7.9	Loading of LNG Tankers

7.9.1	Except as otherwise specifically provided, the terms of this Section 7.9 shall apply to all LNG Tankers calling at the Corpus Christi Facility.

7.9.2

As soon as practicable after the LNG Tanker’s departure from the point of departure en route to the Corpus Christi Facility, Buyer shall notify, or cause the master of the LNG Tanker to notify, Seller of the information specified below (“In-Transit First Notice”):

(a)	name of the LNG Tanker and, in reasonable detail, the dimensions, specifications, tank temperatures, volume of LNG onboard, operator, and owner of such LNG Tanker;

(b)	any operational deficiencies in the LNG Tanker that may affect its performance at the Corpus Christi Facility or berth; and

(c)	the ETA.

7.9.3	With respect to each LNG Tanker scheduled to call at the Corpus Christi Facility, Buyer shall give, or cause the master of the LNG Tanker to give, to Seller the following notices:

(a)

a second notice (“In-Transit Second Notice”), which shall be sent ninety-six (96) hours prior to the ETA set forth in the In-Transit First Notice or as soon as practicable prior to such ETA if the sea time between the point of departure of the LNG Tanker and the Loading Port is less than ninety-six (96) hours, stating the LNG Tanker’s then ETA. If, thereafter, such ETA changes by more than six (6) hours, Buyer shall give promptly, or cause the master of the LNG Tanker to give promptly, to Seller notice of the corrected ETA;

(b)

a third notice (“In-Transit Third Notice”), which shall be sent twenty-four (24) hours prior to the ETA set forth in the In-Transit Second Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than three (3) hours, Buyer shall give promptly, or cause the master of the LNG Tanker to give promptly, to Seller notice of the corrected ETA;

(c)

a fourth notice (“In-Transit Final Notice”), which shall be sent twelve (12) hours prior to the ETA set forth in the In-Transit Third Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than one (1) hour, Buyer shall give promptly, or cause the master of the LNG Tanker to give promptly, to Seller notice of the corrected ETA;

(d)	any other notice(s) as required by the Corpus Christi Marine Operations Manual or the operator of the relevant liquefaction facility and/or port; and

(e)	an NOR, which shall be given at the time prescribed in Section 7.10.

7.9.4

Unless prohibited by Applicable Laws or the operator of the Corpus Christi Facility and/or port, Buyer shall have the right to cause an LNG Tanker to burn Gas as fuel during operations at the Corpus Christi Facility (including while conducting cargo transfer operations). The quantity of Gas burned as fuel pursuant to this Section 7.9.4 shall be determined in accordance with Exhibit A. If Buyer exercises its right pursuant to this Section 7.9.4, all amounts of Gas burned as fuel shall be added to the quantity loaded included in Seller’s invoice pursuant to Section 10.1.1, but shall have no impact in respect of Buyer’s obligations under Section 5.

7.9.5

All vapor returned to Seller (or the operator of the LNG facility) during cool-down or loading operations may be used or disposed of by Seller (or the operator of the LNG facility) without compensation to Buyer. For the avoidance of doubt, the number of MMBtus sold and delivered in respect of any cargo shall be determined in accordance with Section 13.9.

7.10	Notice of Readiness

7.10.1

The master of an LNG Tanker arriving at the Corpus Christi Facility, or such master’s agent, shall give to Seller its NOR for loading upon arrival of such LNG Tanker at the PBS, provided that, in order for such NOR to be considered valid, such LNG Tanker must have, at the time of such NOR issuance, all required Approvals from the relevant Governmental Authorities, and be ready, willing, and able, to proceed to berth and load LNG or to commence cool-down operations (as applicable).

7.10.2	A valid NOR given under Section 7.10.1 shall become effective as follows:

(a)

For an LNG Tanker arriving at the PBS at any time prior to the Delivery Window allocated to such LNG Tanker, a valid NOR shall be deemed effective at the earlier of (i) the time at which the LNG Tanker is all fast at the berth; and (ii) the later of (A) 6:00 a.m. Central Time on the Day on which such Delivery Window starts, and (B) six (6) hours after the time of its issuance;

(b)	For an LNG Tanker arriving at the PBS at any time during the Delivery Window allocated to such LNG Tanker, a valid NOR shall become effective six (6) hours after the time of its issuance; or

(c)	For an LNG Tanker arriving at the PBS at any time after the expiration of the Delivery Window, a valid NOR shall become effective only once the LNG Tanker is all fast at the berth.

7.11	Berthing Assignment

7.11.1

Seller shall berth, or cause the operator of the relevant LNG facility to berth, an LNG Tanker which has tendered a valid NOR before or during its Delivery Window promptly after Seller and the operator of the relevant LNG facility determine such LNG Tanker will not interfere with berthing and loading or unloading of any other scheduled LNG vessel with a higher berthing priority but in no event later than the end of the Delivery Window allocated to such LNG Tanker; provided, however, that if Seller does not berth, or cause the operator of the relevant LNG facility to berth, such LNG Tanker by the end of the Delivery Window, but berths such LNG Tanker (or causes such LNG Tanker to be berthed) within seventy-two (72) hours after the end of its Delivery Window, Buyer’s sole recourse and remedy for Seller’s failure to berth (or failure to cause to be berthed) the LNG Tanker by the end of the Delivery Window is demurrage pursuant to Section 7.12.3, payment for excess boil-off pursuant to Section 7.12.4 and provision by Seller of a cool-down pursuant to Section 7.16.1(b). If, as of the seventy-second (72nd) hour after the end of the Delivery Window, Seller has not berthed (or caused to be berthed) the LNG Tanker, and such delay is not attributable to a reason that would result in an extension of Allotted Laytime under Section 7.12.1, Seller shall be deemed to have failed to make the Scheduled Cargo Quantity of the relevant cargo available for delivery and the provisions of Section 5.3.2 shall apply.

7.11.2	For each delivery window period, Seller shall determine the berthing priority among LNG vessels which have tendered valid NOR before or during their scheduled delivery window as follows:

(a)

The first berthing priority for a delivery window period shall be for an LNG vessel scheduled for such delivery window period. Priority within this group shall be given to the LNG vessel which has first tendered its valid NOR. Once an LNG vessel achieves a first berthing priority pursuant to this Section 7.11.2(a) or 7.11.2(b), such LNG vessel shall maintain such priority until such LNG vessel is berthed, so long as its tendered NOR remains valid; and

(b)

The second berthing priority for a delivery window period shall be for an LNG vessel scheduled for arrival after such delivery window period. Priority within this group shall be given to the LNG vessel which has first tendered its valid NOR. An LNG vessel with second berthing priority pursuant to this Section 7.11.2(b) will achieve a first berthing priority on its scheduled delivery window pursuant to Section 7.11.2(a) if such LNG vessel has not been berthed prior to such date, so long as its tendered NOR remains valid.

7.11.3

If an LNG Tanker tenders valid NOR after the end of its Delivery Window, Seller shall use reasonable efforts to berth (and shall use reasonable efforts to cause the operator of the relevant LNG facility to berth) such LNG Tanker as soon as reasonably practical; provided, however, that, unless otherwise agreed with Buyer, Seller shall have no obligation to use such efforts to berth (or cause to be berthed) an LNG Tanker that tenders NOR more than seventy-two (72) hours after the end of its Delivery Window. If (a) the LNG Tanker tenders valid NOR during the seventy-two (72) hour period commencing at the end of its Delivery Window but Seller is unable, using reasonable efforts, to berth such LNG Tanker (which, for the avoidance of doubt, shall not include any obligation to berth the LNG Tanker if doing so would interfere with the berthing and loading or unloading of any other scheduled LNG vessel); or (b) as of the seventy-second (72nd) hour after the end of the Delivery Window, the LNG Tanker has not tendered a valid NOR, and such delay is not attributable to a reason that would result in an extension of allowed berth time under Section 7.14.2(b); then in either case Buyer shall be deemed to have failed to take delivery of the Scheduled Cargo Quantity of the relevant cargo and the provisions of Section 5.2.2 and Section 5.2.3 shall apply.

7.12	Berth Laytime

7.12.1	The allotted laytime for each LNG Tanker (“Allotted Laytime”) shall be determined in accordance with the following formula:

36 + x = Allotted Laytime (in hours)

where:

x = y/12,000 Cubic Meters; and

y = the LNG cargo containment capacity of the LNG Tanker (in Cubic Meters) minus one hundred forty thousand (140,000) Cubic Meters), provided that “y” shall be no less than zero (0).

Allotted	Laytime shall be extended by any period of delay that is caused by:

(a)	reasons attributable to Buyer, a Governmental Authority, Transporter, the LNG Tanker or its master, crew, owner or operator, or any Third Party outside of the reasonable control of Seller;

(b)	Force Majeure or Adverse Weather Conditions;

(c)

unscheduled curtailment or temporary discontinuation of operations at the Corpus Christi Facility necessary for reasons of safety, except to the extent such unscheduled curtailment or temporary discontinuation of operations is due to Seller’s failure to operate and maintain its facilities as a Reasonable and Prudent Operator;

(d)	time at berth during cool-down pursuant to Section 7.16.1; and

(e)	nighttime transit restrictions.

7.12.2

The actual laytime for each LNG Tanker (“Actual Laytime”) shall commence when the NOR is effective and shall end when (a) the LNG transfer and return lines of the LNG Tanker are disconnected from the Corpus Christi Facility’s LNG transfer and return lines, (b) the cargo documents are on board of the LNG Tanker and (c) the LNG Tanker is cleared for departure and able to depart.

7.12.3

In the event Actual Laytime exceeds Allotted Laytime (including any extension in accordance with Section 7.12.1) (“Demurrage Event”), Seller shall pay to Buyer as liquidated damages demurrage in USD (which shall be prorated for a portion of a Day) at a rate of USD eighty thousand (US$80,000) per Day. If a Demurrage Event occurs, Buyer shall invoice Seller for such demurrage within one hundred eighty (180) Days pursuant to Section 10.1.5.

7.12.4

If an LNG Tanker is delayed in berthing at the Corpus Christi Facility and/or commencement of LNG transfer due to an event occurring at the Corpus Christi Facility and for a reason that would not result in an extension of Allotted Laytime under Section 7.12.1, and if, as a result thereof, the commencement of LNG transfer is delayed beyond twenty-four (24) hours after NOR is effective, then, for each full hour by which commencement of LNG transfer is delayed beyond such twenty-four (24) hour period, Seller shall pay Buyer as liquidated damages an amount, on account of excess boil-off, equal to the CSP for such cargo multiplied by a quantity (in MMBtu) equal to zero decimal zero zero five seven three percent (0.00573%) of the cargo containment capacity of such LNG Tanker; provided that in no event shall the quantity of MMBtu used in the calculation of this Section 7.12.4 exceed the quantity of LNG on board the LNG Tanker at the time it issued its valid NOR. Buyer shall invoice Seller for such excess boil-off within one hundred eighty (180) Days after the applicable event pursuant to Section 10.1.5.

7.13	LNG Transfers at the Corpus Christi Facility

7.13.1	Seller shall cooperate with Transporters (or their agents) and with the master of each LNG Tanker to facilitate the continuous and efficient transfer of LNG hereunder.

7.13.2

During LNG transfer, Seller shall cause the operator of the LNG facility to provide or take receipt of (as applicable), through the facility’s vapor return line, Gas in such quantities as are necessary for the safe transfer of LNG at such rates, pressures and temperatures as may be required by the design of the LNG Tanker.

7.13.3	Promptly after completion of loading of each cargo, Seller shall send to Buyer a certificate of origin, together with such other documents concerning the cargo as may reasonably be requested by Buyer.

7.13.4	Buyer, in cooperation with Seller, shall cause the LNG Tanker to depart safely and expeditiously from the berth upon completion of LNG transfer.

7.14	LNG Tanker Not Ready for LNG Transfer; Excess Laytime

7.14.1

If any LNG Tanker previously believed to be ready for LNG transfer is determined to be not ready after being berthed, the NOR shall be invalid, and Seller (or the LNG facility’s operator) may direct the LNG Tanker’s master to vacate the berth and proceed to anchorage, whether or not other LNG vessels are awaiting the berth, unless it appears reasonably certain to Seller (and the LNG facility’s operator) that such LNG Tanker can be made ready without disrupting the overall berthing schedule of the Corpus Christi Facility or operations of the Corpus Christi Facility. When an unready LNG Tanker at anchorage becomes ready for LNG transfer, its master shall notify Seller. If, as a result of such LNG Tanker’s not being ready to load, Buyer fails to take a cargo, the provisions of Section 5.2.2 and Section 5.2.3 shall apply.

7.14.2	The following shall apply with respect to berthing:

(a)

An LNG Tanker shall complete LNG transfer and vacate the berth as soon as possible but not later than the end of its allowed laytime. An LNG Tanker’s allowed laytime shall commence when such LNG Tanker is all fast at the berth and shall end a number of consecutive hours thereafter determined in accordance with the following formula:

24 + x = number of hours

where:

x = y/12,000 Cubic Meters; and

y = the LNG cargo containment capacity of the LNG Tanker (in Cubic Meters) minus one hundred forty thousand (140,000) Cubic Meters, provided that “y” shall be no less than zero (0).

(b)

Notwithstanding the foregoing, the allowed laytime shall be extended for: (i) reasons attributable to Seller or the operator of the Corpus Christi Facility; (ii) reasons attributable to a Governmental Authority outside of the reasonable control of Buyer or the Transporter; (iii) reasons attributable to any Third Party outside of the reasonable control of Buyer or the Transporter; (iv) time at berth during cool-down pursuant to Section 7.16.1; (v) unscheduled curtailment or temporary discontinuation of operations at the Corpus Christi Facility necessary for reasons of safety, except to the extent attributable to Buyer or Transporter; (vi) Force Majeure; and (vii) nighttime transit restrictions.

(c)

If an LNG Tanker fails to depart at the end of its allowed laytime (as extended pursuant to Section 7.14.2(b)), another LNG vessel is awaiting the berth and the LNG Tanker’s continued occupancy of the berth will disrupt the overall berthing schedule of the Corpus Christi Facility or operations of the Corpus Christi Facility, Seller (or the LNG facility’s operator) may direct the LNG Tanker to vacate the berth and proceed to sea at utmost dispatch.

(d)

If an LNG Tanker fails to depart the berth at the end of its allowed laytime (as extended pursuant to Section 7.14.2(b)) and as a result the subsequent LNG vessel(s) is prevented from or delayed in loading or unloading, Buyer shall reimburse Seller for any and all actual documented demurrage or excess boil-off that Seller becomes contractually obligated to pay to any Third Party with respect to such subsequent LNG vessel(s), as a result of the LNG Tanker not completing LNG transfer and vacating the berth as required by this Section 7.14.2; provided that Buyer shall not be required to reimburse Seller for any amounts based on a demurrage rate or excess boil-off rate or price in excess of the amounts specified in Section 7.12.3 and Section 7.12.4, as applicable. Seller shall invoice Buyer for any amounts due under this Section 7.14.2(d) pursuant to Section 10.1.5 within one hundred eighty (180) Days after the relevant Delivery Window.

(e)

In the event an LNG Tanker fails to vacate the berth pursuant to this Section 7.14 and Buyer is not taking actions to cause it to vacate the berth, Seller (or the LNG facility’s operator) may effect such removal at the expense of Buyer.

7.15	Cooperation

7.15.1

If any circumstance occurs or is foreseen to occur so as to cause delay to an LNG Tanker or any other LNG vessel in berthing, loading, unloading or departing, Buyer and Seller shall, without prejudice to any other provision of this Agreement, discuss the problem in good faith with each other and, if appropriate, with other users of the Loading Port, and the Parties shall use reasonable efforts to minimize or to avoid the delay, and at the same time shall cooperate with each other and with such other users of the Loading Port, as appropriate, to find countermeasures to minimize or to avoid the occurrence of any similar delay in the future.

7.15.2

With respect to an LNG Tanker scheduled to load a cargo at the Corpus Christi Facility, if such LNG Tanker is unable to berth at the Corpus Christi Facility within forty-eight (48) hours after the end of its Delivery Window solely due to a Force Majeure event, then the relevant cargo shall be cancelled, to the extent affected; provided, however, that if requested by Buyer or Seller, each Party shall use reasonable efforts to agree to changes to the ADP or Ninety Day Schedule in order to maximize the safe, reliable and efficient usage of the Corpus Christi Facility.

7.16	Cool-Down of LNG Tankers

7.16.1

Buyer shall be solely responsible for ensuring that each LNG Tanker elected by Buyer for taking a cargo arrives at the Corpus Christi Facility cold and in a state of readiness. Notwithstanding the foregoing and subject to Section 7.16.2, with respect to any cargo scheduled to load hereunder at the Corpus Christi Facility:

(a)

Seller shall use reasonable efforts (taking into account, among other things, availability of sufficient berth time and whether such requested cool-down is operationally feasible) to accept Buyer’s request to provide cool-down service for any LNG Tanker, subject to Buyer requesting such cool-down service by notice to Seller as far in advance of the relevant cargo’s Delivery Window as is reasonably practicable but in no case less than thirty (30) Days before the relevant cargo’s Delivery Window, provided that Seller shall accept Buyer’s request to provide a cool-down service if (i) Buyer makes such request by notice at the time Buyer proposes its schedule of receipt of cargoes pursuant to Section 8.1.2 for the relevant Contract Year or (ii) at the time of the request, the Composite ADP for the relevant Contract Year indicates sufficient available berth time to accommodate such cool-down service. Seller shall have no obligation to provide a cool-down service pursuant to this Section 7.16.1(a) in excess of twelve (12) total cool-downs during any Contract Year;

(b)

Seller shall provide cool-down service to any LNG Tanker requiring cool-down solely as a result of a delay caused by Seller, but only if such LNG Tanker made no other call between the original Delivery Window and the requested cool-down time, provided that if Seller provides a cool-down under this Section 7.16.1(b), Seller shall have no obligation to pay Buyer in respect of excess boil-off pursuant to Section 7.12.4; and

(c)

Seller shall use reasonable efforts, contingent on the availability of sufficient berth time and facilities status to provide cool-down service at any time other than as described in Sections 7.16.1(a)-(b) upon request by Buyer.

7.16.2	The following shall apply to any cool-down service provided by Seller pursuant to Section 7.16.1:

(a)	all LNG provided by Seller for cooling LNG Tankers shall be sold, delivered and invoiced by Seller, and paid for by Buyer, at a price equal to the CSP applicable to such cargo;

(b)

the MMBtu content of the total liquid quantities delivered for cooling, measured before evaporation (without deduction of the quantity of vapor returned from the LNG Tanker), shall be determined by reference to the relevant LNG Tanker’s cool-down tables;

(c)

the Parties will determine by mutual agreement the rates and pressures for delivery of LNG for cool-down, but always in full accordance with safe operating parameters and procedures mutually established and agreed by both the LNG Tanker and the Corpus Christi Facility; and

(d)	LNG provided during cool down by Seller pursuant to Section 7.16.1 shall not be applied against the Scheduled Cargo Quantity for the relevant cargo.

8.	Annual Delivery Program

8.1	Programming Information

8.1.1

Concurrently with delivery of notice of the ACQ for such Contract Year in accordance with Section 5.1.1, Seller shall provide Buyer with Seller’s good faith estimate of the Gross Heating Value of LNG to be delivered during the coming Contract Year.

8.1.2

No less than one hundred ten (110) Days before the start of each Contract Year, Buyer shall notify Seller of Buyer’s proposed schedule of receipt of cargoes for each Month of such Contract Year, consistent with the ACQ notified by Seller to Buyer pursuant to Section 5.1.1. Such schedule shall be on a reasonably even and ratable basis throughout the year, and Buyer’s notice shall include the following information:

(a)	the LNG Tanker (if known) for each proposed cargo;

(b)	the Scheduled Cargo Quantity for each proposed cargo;

(c)	the proposed Delivery Window for each cargo;

(d)

if the ACQ includes a partial cargo lot (as determined based on Buyer’s proposed Scheduled Cargo Quantities pursuant to this Section 8.1.2), any request by Buyer to round-down the ACQ to the nearest full cargo lot;

(e)	the anticipated Discharge Terminal for each proposed cargo, subject to Section 26.1; and

(f)	any other information that may affect annual scheduling.

Buyer shall also inform Seller of any anticipated periods for maintenance to be conducted with respect to the LNG Tankers identified in (a) above.

8.1.3

Seller will then notify Buyer no less than eighty-five (85) Days before the start of such Contract Year of Seller’s proposed schedule of cargoes to be made available in each Month of such Contract Year, exercising reasonable efforts to adopt Buyer’s proposed schedule of receipts requested in accordance with Section 8.1.2; provided that if Buyer fails to deliver the notice in accordance with Section 8.1.2, Seller may nevertheless propose a schedule according to the terms of this Section 8.1.3. Such notice shall include the following information:

(a)	the ACQ for the Contract Year;

(b)	for each cargo:

(i)	the LNG Tanker (if specified by Buyer);

(ii)	the Scheduled Cargo Quantity specified in the notice sent by Buyer pursuant to Section 8.1.2;

(iii)	the proposed Delivery Window; and

(iv)	the Discharge Terminal specified in the notice sent by Buyer pursuant to Section 8.1.2, subject to such Discharge Terminal complying with Section 26.1;

(c)	any round-down requested by Buyer pursuant to Section 8.1.2; and

(d)	any other information that may affect annual scheduling.

8.2	Determination of Annual Delivery Program

8.2.1

Not later than ten (10) Days after receipt of Seller’s proposed schedule provided under Section 8.1.3, Buyer shall notify Seller if Buyer desires to consult with Seller regarding the proposed schedule, and Seller shall, no later than fifteen (15) Days after receipt of Buyer’s notice, meet and consult with Buyer.

8.2.2

If, prior to the date that is sixty (60) Days before the start of the coming Contract Year, the Parties have agreed on a schedule of deliveries for such coming Contract Year, then Seller shall issue the delivery schedule agreed by the Parties. If the Parties are unable to agree on a schedule of deliveries for the coming Contract Year, then not later than sixty (60) Days before the start of such Contract Year, Seller shall issue the delivery schedule for such Contract Year containing the information set forth in Section 8.1.3, modified to reflect any changes agreed by the Parties pursuant to Section 8.2.1. The schedule promulgated by Seller shall reflect any round-down requested by Buyer pursuant to Section 8.1.2 and shall reflect the exercise of reasonable efforts by Seller to (i) assign to Buyer Delivery Windows that are as close as reasonably practicable to the Delivery Windows proposed by Buyer, and (ii) specify the Scheduled Cargo Quantity with respect to each LNG Tanker as notified by Buyer pursuant to Section 8.1.2. In assigning Delivery Windows, Seller shall act in a non-discriminatory manner among Foundation Customers and shall give priority to the requests of Foundation Customers over the requests of other customers (including Buyer in respect of the quantities sold hereunder, but without prejudice to Buyer’s status or rights as a Foundation Customer pursuant to any other LNG purchase agreement with Seller). Subject to the preceding sentence, Seller shall use reasonable efforts to schedule the ACQ on a reasonably even and ratable basis throughout each Contract Year in full cargo lots, to the extent practicable, and taking into consideration planned maintenance periods at the Corpus Christi Facility.

8.2.3

The schedule for deliveries of LNG during the Contract Year established pursuant to this Section 8.2, as amended from time to time in accordance with Section 8.3, is the “Annual Delivery Program” or “ADP”. If Seller fails to issue the schedule provided for in Section 8.1.3 or Section 8.2.2, if applicable, then the schedule proposed by Buyer under Section 8.1.2 shall be the ADP for the relevant Contract Year.

8.2.4

Seller shall combine the ADP with the similar schedules for the loading of cargoes for the account of other Persons having contractual rights to receive cargoes from Seller at the Corpus Christi Facility, and shall provide to Buyer a combined schedule (the “Composite ADP”) showing all delivery windows and scheduled cargo quantities that have been committed by Seller, along with available, uncommitted loading windows at the Corpus Christi Facility. Seller shall promptly update the Composite ADP as the ADP is changed pursuant to Section 8.3 or other Persons’ delivery windows are changed pursuant to their respective agreements.

8.3	Changes to Annual Delivery Program

8.3.1

Subject to the remainder of this Section 8.3, Buyer may request by notice a change in the ADP or Ninety Day Schedule for a Contract Year for any reason. Seller may request by notice a change in the Scheduled Cargo Quantity or the Delivery Window for any cargo in the ADP (including any Ninety Day Schedule) for such Contract Year for operational causes affecting Seller, including Force Majeure.

8.3.2

As soon as possible after notice has been received pursuant to this Section 8.3, the Parties shall consult with one another in order to examine whether such ADP or Ninety Day Schedule can be revised to accommodate such proposed change(s). Neither Party shall unreasonably withhold its consent to revise the ADP or Ninety Day Schedule in accordance with changes proposed by the other Party; provided that neither Party shall be under any obligation to consent thereto if, in the case of Seller, it is unable to agree after the exercise of reasonable efforts to any necessary changes in its arrangements with Foundation Customers or other buyers of LNG from the Corpus Christi Facility or if, in the case of Buyer, it is unable to agree after the exercise of reasonable efforts to any necessary changes in its arrangements with the LNG Tankers or Buyer’s customers or the requested change would impose additional costs or risks upon Buyer. Seller may not withhold its consent to revise the ADP or Ninety Day Schedule if Buyer’s proposed change: (a) consists of the movement of a Delivery Window to dates not committed under the Composite ADP at the time of Buyer’s request and does not result in a change to the Scheduled Cargo Quantity; (b) the proposed change is, by the exercise of reasonable efforts on the part of Seller, operationally feasible; and (c) the proposed change does not result in increased costs to Seller. Seller may not withhold its approval to a requested change on the grounds of Section 8.3.2(c) if Buyer agrees to reimburse Seller for such increased costs.

8.3.3

Any change to the ADP or Ninety Day Schedule shall not, unless expressly agreed otherwise by both Parties in such amended ADP or Ninety Day Schedule, affect the obligations pursuant to Section 5 of the Party requesting such change.

8.3.4

Upon a change to the Delivery Window for a cargo, the ADP and/or Ninety Day Schedule shall be amended accordingly, and an updated ADP and/or Ninety Day Schedule shall promptly be provided in writing by Seller to Buyer.

8.4	Ninety Day Schedule

No later than the twenty-fifth (25th) Day of each Month, Seller shall issue a forward plan of deliveries for the three (3)-Month period commencing on the first Day of the following Month thereafter (e.g., the Ninety Day Schedule for the three (3)-Month period commencing on May 1st shall be issued no later than the twenty-fifth (25th) Day of April) (such plan, as amended from time to time in accordance with procedures set forth in this Agreement, the “Ninety Day Schedule”). The Ninety Day Schedule shall set forth by cargo the forecast pattern of deliveries, including the Delivery Window, LNG Tanker and Scheduled Cargo Quantity for each cargo. In the absence of agreement between the Parties otherwise, the Ninety Day Schedule will maintain the Scheduled Cargo Quantities and Delivery Windows as identified in the Annual Delivery Program.

8.5	Amended ADP and Ninety Day Schedule to Schedule Cargoes Due to Increase in ACQ

8.5.1

Delivery Windows Notified. If Seller issues a Notice of Quantity Availability pursuant to Section 5.1.2 in respect of specific Delivery Windows notified by Seller (including instances in which Seller offers quantities of LNG that become available because another buyer of Seller suspends the delivery of LNG), then subject to Section 8.5.3:

(a)

no later than four (4) Days after Seller delivers a Notice of Quantity Availability pursuant to Section 5.1.2, Buyer shall notify Seller of Buyer’s information set forth in Sections 8.1.2(a), 8.1.2(b), 8.1.2(e) and 8.1.2(f) in respect of such Delivery Windows;

(b)

not later than four (4) Days after receipt of Buyer’s proposed information, Seller shall issue the an amendment to the ADP, which in respect of each cargo added to such ADP shall include such Delivery Windows together with information set forth in Sections 8.1.2(a), 8.1.2(b), 8.1.2(e) and 8.1.2(f) in respect of such Delivery Windows (as was notified by Buyer pursuant to Section 8.5.1(a)); and

(c)	the Parties shall discuss in good faith any request by a Party to change any such Delivery Window.

8.5.2

Delivery Windows Not Notified. If Seller issues a Notice of Quantity Availability pursuant to Section 5.1.2 that is not in respect of specific Delivery Windows notified by Seller, then subject to Section 8.5.3:

(a)

no later than six (6) Days after Seller delivers a Notice of Quantity Availability pursuant to Section 5.1.2, Buyer shall notify Seller of Buyer’s proposed amendment to the ADP, such amendment to account for the increase in the ACQ and to include the information set forth in Section 8.1.2 in respect of Buyer’s proposed cargoes;

(b)

not later than six (6) Days after receipt of Buyer’s proposed amendment, the Parties shall meet and consult regarding, and work together in an attempt to agree to, an amendment to the relevant ADP to account for the increase in the ACQ; and

(c)

not later than twelve (12) Days after receipt of Buyer’s proposed amendment, (i) Seller shall issue an amendment to the ADP for the relevant Contract Year as has been agreed by the Parties or (ii) if the Parties are unable to agree on the proposed amendment to the ADP for the relevant Contract Year, Seller shall issue the amendment to the ADP, which in respect of each cargo added to such ADP shall include the information set forth in Sections 8.1.2(a), 8.1.2(b), 8.1.2(e) and 8.1.2(f) (as was notified by Buyer pursuant to Section 8.5.2(a)) and shall reflect the exercise of reasonable efforts by Seller to assign to Buyer Delivery Windows that are as close as reasonably practicable to the Delivery Windows proposed by Buyer pursuant to Section 8.5.2(a).

8.5.3	Seller shall use reasonable efforts to provide notices and information to Buyer and to agree to and schedule amendments to the ADP pursuant to this Section 8.5 as soon as reasonably practicable.

8.5.4	If any amendment to the ADP pursuant to this Section 8.5 affects the Ninety Day Schedule, Seller shall promptly amend the Ninety Day Schedule accordingly and provide a copy thereof to Buyer.

8.5.5

The provisions of Section 8.3 shall not apply with respect to the process of amending the relevant ADP pursuant to this Section 8.5, but shall apply with respect to any further amendment thereto after the date of issuance of the amended ADP (other than a further amendment pursuant to this Section 8.5).

8.6	Amended ADP and Ninety Day Schedule to Remove Cargoes Due to Decrease in ACQ

8.6.1

If Seller issues a Notice of Quantity Unavailability pursuant to Section 5.1.3 and Buyer has not already committed such quantities to a downstream sale at the time of the Notice of Quantity Unavailability, then Seller shall issue an amendment to the ADP to reflect the removal of such cargo(es). Seller shall use reasonable efforts to provide notices and information to Buyer and to amend the ADP in accordance with Section 5.1.3 as soon as reasonably practicable.

8.6.2	If any amendment to the ADP pursuant to this Section 8.6 affects the Ninety Day Schedule, Seller shall promptly amend the Ninety Day Schedule accordingly and provide a copy thereof to Buyer.

8.6.3

The provisions of Section 8.3 shall not apply with respect to the process of amending the relevant ADP pursuant to this Section 8.6, but shall apply with respect to any further amendment thereto after the date of issuance of the amended ADP (other than a further amendment pursuant to this Section 8.6).

9.	Price

9.1	Contract Sales Price

The contract sales price (“CSP”) (expressed in USD per MMBtu) for all LNG made available by Seller to Buyer shall be as follows:

CSP = (1.15 x HH) + Xy

10.	Invoicing and Payment

10.1	Invoices

10.1.1

Invoices for Cargoes. Invoices for each cargo made available by Seller and taken by Buyer, together with relevant supporting documents including a certificate of quantity loaded, shall be prepared and delivered by Seller to Buyer promptly following each Delivery Window and receipt of the final inspection certificate applicable to the loading of such cargo. The invoice amount shall be the CSP applicable to such cargo multiplied by the quantity of LNG delivered, as determined in accordance with Section 13.9.

10.1.2

Invoices for Cargo DoP Payments. Invoices for Cargo DoP Payments owed to Buyer by Seller shall be prepared by Buyer and delivered to Seller promptly following the Delivery Window of each affected cargo and completion of mitigation efforts, together with relevant supporting documents showing the basis for the calculation thereof.

10.1.3

Invoices for Cover Damages. Invoices for Cover Damages owed to Seller by Buyer shall be prepared by Seller and delivered to Buyer promptly following the Delivery Window for each affected cargo, together with relevant supporting documents showing the basis for the calculation thereof.

10.1.4

Invoices for Various Sums Due. In the event that any sums are due from one Party to the other Party under Section 7.5.4(b), 7.12.3, 7.12.4, 7.14.2(d), 7.16.1, 10.3.3, 10.4.1, 11.5, 12.3.1(c) or 12.3.2(a) of this Agreement, the Party to whom such sums are owed shall furnish an invoice therefor, describing in reasonable detail the basis for such invoice and providing relevant documents supporting the calculation thereof.

10.1.5

Invoices for Other Sums Due. In the event that any sums are due from one Party to the other Party under this Agreement, other than for a reason addressed in Section 10.1.1 through 10.1.4, the Party to whom such sums are owed shall furnish an invoice therefor, describing in reasonable detail the basis for such invoice and providing relevant documents supporting the calculation thereof.

10.1.6	Notice. Invoices shall be sent in accordance with Section 25.

10.1.7	Provisional Invoices.

(a)

In the event (i) a rate or index used in the calculation of an amount is not available on a temporary or permanent basis; or (ii) any other relevant information necessary to compute an invoice is not available, the invoicing Party may issue a provisional invoice (“Provisional Invoice”) in an amount calculated, in the case of subsection (i) of this Section 10.1.7(a), in accordance with Section 1.3, and, in the case of subsection (ii) of this Section 10.1.7(a), based on the best estimate of the unavailable information by the Party issuing the Provisional Invoice. In the event a Provisional Invoice is to be issued because the certificate of quantity loaded is not available because such LNG’s loaded quality has not yet been determined, then Seller shall use the average loaded quality data for the two (2) cargoes loaded at the Corpus Christi Facility (whether delivered to Buyer or another customer) immediately preceding the relevant cargo. A Provisional Invoice shall be deemed to be an invoice issued pursuant to Section 10.1.1 through 10.1.3, as applicable, for the purposes of the payment obligations of Seller or Buyer, as applicable, and shall be subject to subsequent adjustment in accordance with Section 10.1.7(b).

(b)

If a Provisional Invoice has been issued, the invoicing Party shall issue a final invoice reflecting any credit or debit, as applicable, to the Provisional Invoice as soon as reasonably practicable after the information necessary to compute the payment has been obtained by such Party. Seller and Buyer shall settle such debit or credit amount, as the case may be, when payment of the next invoice is due pursuant to Section 10.2 or, if earlier, upon the termination of this Agreement.

10.2	Payment

All amounts invoiced under this Agreement that are due and payable shall be paid in accordance with this Section 10.2.

10.2.1

Payments for Cargoes. Invoices issued in accordance with Section 10.1.1 for cargoes made available and taken shall become due and payable by Buyer on the twenty-fifth (25th) Day of the Month immediately following the Month during which the relevant cargo’s Delivery Window commences.

10.2.2	Cargo DoP Payments. Invoices issued in accordance with Section 10.1.2 shall become due and payable on the tenth (10th) Day following receipt by Seller.

10.2.3	Payments for Cover Damages. Invoices issued in accordance with Section 10.1.3 shall become due and payable on the tenth (10th) Day following receipt by Buyer.

10.2.4	Payments for Other Sums Due. An invoice issued pursuant to Section 10.1.4 or Section 10.1.5 shall be paid by the paying Party thereunder not later than twenty (20) Days after receipt of such invoice.

10.2.5

Payment Method. All invoices shall be settled by payment in USD of the sum due by wire transfer (or other electronic means) of immediately available funds to an account with the bank designated by the other Party in accordance with Section 10.2.6.

10.2.6

Designated Bank. Each Party shall designate a bank in a location reasonably acceptable to the other Party for payments under this Agreement. The Parties acknowledge that each Party has designated an acceptable bank as of the date of this Agreement. A Party shall designate a replacement bank by notice to the other Party not less than thirty (30) Days before any redesignation is to be effective.

10.2.7

Payment Date. If any invoice issued pursuant to Section 10.1 would result in a Party being required to make a payment on a Day that is not a Business Day, then the due date for such invoice shall be the immediately succeeding Business Day; provided, however, that in no event shall any invoice be due less than five (5) Business Days after receipt of the invoice by the Party being required to make a payment.

10.3	Disputed Invoice

10.3.1

Payment Pending Dispute. Absent manifest error, each Party invoiced pursuant to Section 10.1.1, 10.1.2, 10.1.3, or 10.1.4 shall pay all disputed and undisputed amounts due under such invoice without netting or offsetting any amounts owed by the Party receiving the invoice, including taxes (except as provided in Section 11.4), exchange charges, or bank transfer charges. In the case of manifest error, the correct amount shall be paid disregarding such error, and necessary correction and consequent adjustment shall be made within five (5) Business Days after agreement or determination of the correct amount.

10.3.2

Timing. Except with respect to Section 1.3, Section 10.3.4, and Section 14, any invoice may be contested by the receiving Party pursuant to Section 10.5 only if, within a period of thirteen (13) Months after its receipt thereof, that Party serves notice to the other Party questioning the correctness of such invoice. Subject to Section 10.5, if no such notice is served, the invoice shall be deemed correct and accepted by both Parties.

10.3.3

Interest. The Party who invoiced and received payment of a sum, subsequently determined not to have been payable under this Agreement to such Party, shall pay interest to the other Party on such amount, at a rate per annum equal to two percent (2%) above One-Month SOFR, with any adjustment thereto that is applied under the financing arrangements of Seller (to be notified by Seller to Buyer). Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

10.3.4

Measurement or Analyzing Errors. Any errors found in an invoice or credit note which are caused by the inaccuracy of any measuring or analyzing equipment or device shall be corrected in accordance with Exhibit A, as applicable, and shall be settled in the same manner as is set out above in this Section 10.3.

10.4	Delay in Payment

10.4.1

Interest. If either Seller or Buyer fails to make payment of any sum as and when due under this Agreement, it shall pay interest thereon to the other Party at a rate per annum equal to two percent (2%) above One-Month SOFR, with any adjustment thereto that is applied under the financing arrangements of Seller (to be notified by Seller to Buyer). Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

10.4.2

Costs and Expenses. Subject to Section 21.1.12, each Party shall bear its own costs (including attorneys’ or experts’ fees or costs) in respect of enforcement of such Party’s rights in any Dispute proceeding as a result of the other Party failing to perform or failing timely to perform its obligations under this Agreement including failing timely to make any payment in accordance with this Agreement.

10.5	Audit Rights

Each Party shall have the right to cause an independent auditor, appointed by such Party at such Party’s sole cost and expense, to audit the books, records and accounts of the other Party that are directly relevant to the determination of any amounts invoiced, charged, or credited by the other Party within the previous twelve (12) Months or as otherwise required by this Agreement. Such audit shall be conducted at the office where the records are located, during the audited Party’s regular business hours and on reasonable prior notice, and shall be completed within thirty (30) Days after the audited Party’s relevant records have been made available to the auditing Party. The independent auditor shall be a major international accountancy firm, and the Party appointing such auditor shall cause the auditor to execute a confidentiality agreement acceptable to the Party being audited. If the audit discloses an error in any invoiced amount under this Agreement, then the auditing Party shall, within thirty (30) Days following completion of the audit pertaining to the affected invoice or statement, provide notice to the audited Party describing the error and the basis therefor. Promptly thereafter, the Parties shall commence discussions regarding such error in order to expeditiously, and in good faith, achieve resolution thereof, provided that any adjustments arising from such audit shall be made and all credits or charges finalized within forty-five (45) Days of completion of any relevant audit.

10.6	Seller’s Right to Suspend Performance

If Seller has not received payment in respect of any amounts due under any invoice(s) under this Agreement totaling in excess of USD thirty million (US$30,000,000) within five (5) Business Days after the due date thereof, then without prejudice to any other rights and remedies of Seller arising under this Agreement or by Applicable Laws or otherwise, upon giving five (5) Business Days’ notice to Buyer:

10.6.1	Seller may suspend delivering any or all subsequent cargoes until the amounts outstanding under such invoice(s) and interest thereon have been paid in full.

10.6.2

In the event of such suspension, Buyer shall not be relieved of any of its obligations under this Agreement, including its obligation to take any LNG, and Section 5.2.2 and Section 5.2.3 will apply with respect to each cargo scheduled in the Annual Delivery Program or Ninety Day Schedule which is not delivered during the suspension.

10.6.3	During the period that such suspension is effective, Seller shall have no obligation to make available any cargoes to Buyer.

10.7	Final Settlement

Within sixty (60) Days after expiration of the Term or the earlier termination of this Agreement, Seller and Buyer shall determine the amount of any final reconciliation payment. After the amount of the final settlement has been determined, Seller shall send a statement to Buyer, or Buyer shall send a statement to Seller, as the case may be, for amounts due under this Section 10.7, and Seller or Buyer, as the case may be, shall pay such final statement no later than twenty (20) Business Days after the date of receipt thereof.

11.	Taxes

11.1	Responsibility

Buyer shall indemnify and hold Seller and its direct or indirect owners and Affiliates harmless from any and all Buyer Taxes, and Seller shall indemnify and hold Buyer and its Affiliates harmless from any and all Seller Taxes.

11.2	Seller Taxes

“Seller Taxes” means any taxes imposed from time to time:

(a)	solely on account of the corporate existence of Seller or its Affiliates;

(b)

in respect of the property, revenue, income, or profits of Seller or its Affiliates (other than taxes required to be deducted or withheld by Buyer from or in respect of any payments (whether in cash or in kind) under this Agreement);

(c)	subject to Section 11.5, in the United States of America or any political subdivision thereof, that may be levied or assessed upon the sale, use or purchase of LNG up to and at the Delivery Point;

(d)

in the United States of America or any political subdivision thereof, that may be levied or assessed upon the export, loading, storage, processing, transfer, transport, ownership of title, or delivery of LNG, up to and at the Delivery Point; and

(e)	payable by Buyer by reason of a failure by Seller to properly deduct, withhold or pay any taxes described in Section 11.4.

11.3	Buyer Taxes

“Buyer Taxes” means any taxes imposed from time to time:

(a)	solely on account of the corporate existence of Buyer or its Affiliates;

(b)

in respect of the property, revenue, income, or profits of Buyer or its Affiliates (other than taxes required to be deducted or withheld by Seller from or in respect of payments (whether in cash or in kind) under this Agreement);

(c)

in the United States of America (or any political subdivision thereof), any jurisdiction in which any of Buyer’s Discharge Terminals are located (or any political subdivision thereof), or any jurisdiction through which any LNG Tanker transits or on which any LNG Tanker calls (or any political subdivision thereof), in each case that may be levied or assessed upon the sale, use, purchase, import, unloading, export, loading, storage, processing, transfer, transport, ownership of title, receipt or delivery of LNG after the Delivery Point; and

(d)	payable by Seller by reason of a failure by Buyer to properly deduct, withhold or pay any taxes described in Section 11.4.

11.4	Withholding Taxes

If Seller or Buyer (in either case, the “Payor” for purposes of this Section 11.4), is required to deduct or withhold taxes from or in respect of any payments (whether in cash or in kind) to the other Party under this Agreement, then: (a) the Payor shall make such deductions and withholdings; (b) the Payor shall pay the full amount deducted or withheld to the appropriate Governmental Authority in accordance with Applicable Laws; (c) the Payor shall promptly furnish to the other Party the original or a certified copy of a receipt evidencing such payment; and (d) the sum payable by the Payor to the other Party shall be increased by such additional sums as necessary so that after making all required deductions and withholdings of taxes (including deductions and withholdings of taxes applicable to additional sums payable under this Section 11.4), the other Party receives an amount equal to the sum it would have received had no such deductions or withholdings of taxes been made.

11.5	Transfer Tax

In the event that the United States of America or any political subdivision thereof, including any state or local subdivision thereof, levies or assesses a value added tax, sales or use tax, or other transfer tax on the transfer of LNG pursuant to this Agreement, Seller shall remit such tax to the appropriate Governmental Authority and Buyer shall reimburse Seller for the amount of such tax. Pursuant to Section 10.1.4, Seller shall furnish Buyer with an invoice of the taxes required to be reimbursed to Seller. Buyer shall pay such invoice in accordance with Section 10.2.4. If Buyer claims an exemption from sales or use tax imposed by the

Governmental Authority with respect to the transfer of LNG pursuant to this Agreement, Buyer shall provide documentation to Seller demonstrating its entitlement to such exemption. A properly executed resale or exemption certificate shall be deemed to be sufficient documentation demonstrating such exemption, except to the extent Buyer claims an import or export exemption, in which case Buyer shall provide any additional documentation required by Applicable Laws. For the avoidance of doubt, if the aforementioned documentation is provided by Buyer to Seller and Buyer has previously paid to Seller such tax, Seller must promptly refund such tax collected from Buyer, provided that Seller will not be required to refund any tax remitted to a Governmental Authority until Seller has received a refund of such tax from the Governmental Authority. Buyer shall remain liable for sales and use taxes, including penalties and interest, imposed on Seller as a result of Buyer’s failure to qualify for an exemption claimed by Buyer.

11.6	Mitigation

Each Party shall use reasonable efforts to take actions or measures requested by the other Party in order to minimize taxes for which the other Party is liable under this Section 11, including filing for refunds or rebates and providing applicable sales and use tax resale or exemption certificates, provided that the other Party shall pay such Party’s reasonable costs and expenses in relation thereto.

11.7	Refunds

If a Party has made an indemnification payment to the other Party pursuant to this Section 11 with respect to any amount owed or paid by the indemnified Party and the indemnified Party thereafter receives a refund or credit of any such amount, such indemnified Party shall pay to the indemnifying Party the amount of such refund or credit promptly following the receipt thereof. The indemnified Party shall provide such assistance as the indemnifying Party may reasonably request to obtain such a refund or credit.

12.	Quality

12.1	Specification

12.1.1	LNG delivered under this Agreement shall, when converted into a gaseous state, comply with the following specifications (“Specifications”):

Minimum Gross Heat Content (dry)	1000 BTU/SCF
Maximum Gross Heat Content (dry)	1150 BTU/SCF
Minimum methane (C1)	84.0 MOL%
Maximum H2S	0.25 grains per 100 SCF

Maximum Sulfur	1.35 grains per 100 SCF
Maximum N2	1.5 MOL%
Maximum Ethane (C2)	11 MOL%
Maximum Propane (C3)	3.5 MOL%
Maximum Butane (C4) and heavier	2 MOL%

LNG shall contain no water, active bacteria or bacterial agents (including sulfate-reducing bacteria or acid producing bacteria) or other contaminants or extraneous material.

12.1.2

With respect to each cargo to be delivered to Buyer under this Agreement, Seller shall provide Buyer with a report indicating Seller’s best estimate of what the actual loaded quality composition of the LNG to be delivered to Buyer in such cargo is likely to be. Seller shall use reasonable efforts to provide such report as early as possible during the thirty (30) Day period immediately preceding the relevant cargo’s Delivery Window.

12.2	Determining LNG Specifications

LNG shall be tested pursuant to Exhibit A to determine whether such LNG complies with the Specifications.

12.3	Off-Specification LNG

12.3.1	If Seller, acting as a Reasonable and Prudent Operator, determines prior to loading a cargo that the LNG is expected not to comply with the Specifications (“Off-Spec LNG”) upon loading, then:

(a)	Seller shall give notice to Buyer of the extent of the expected variance as soon as practicable (but in no case later than the commencement of loading of the cargo);

(b)

Buyer shall use reasonable efforts, including coordinating with the Transporter and the operator of the Discharge Terminal, to accept such LNG where the LNG would be acceptable to the Transporter and the operator of the Discharge Terminal, each of them acting in their sole discretion (unless Transporter or such operator is Buyer or an Affiliate of Buyer, in which case Buyer shall cause such Person to use reasonable efforts to accept the LNG), and would not prejudice the safe and reliable operation of any LNG Tanker, the Discharge Terminal, and any downstream facilities being supplied regasified LNG;

(c)

if Buyer is able, using reasonable efforts in accordance with Section 12.3.1(b), to accept delivery of such cargo, then Buyer shall notify Seller of Buyer’s estimate of the direct costs to be incurred by Buyer, any Affiliate of Buyer, Transporter, and the operator of the Discharge Terminal in transporting and treating such Off-Spec LNG (or to otherwise make such LNG marketable), and, to the extent Seller agrees to such estimate, Buyer shall take delivery of such cargo, and Seller shall reimburse Buyer for all reasonable documented direct costs incurred by Buyer (including costs owed to any Affiliate of Buyer, Transporter, and the operator of the Discharge Terminal in transporting and treating such Off-Spec LNG (or to otherwise make such LNG marketable) prior to and at the Discharge Terminal), provided, however, that Seller’s liability shall not exceed one hundred twenty percent (120%) of the estimate notified by Buyer and agreed by Seller; and

(d)

if (1) Buyer determines in good faith that it cannot, using reasonable efforts, receive such cargo, (2) Seller rejects the cost estimate or (3) Buyer anticipates that it might be liable for costs that would not otherwise be reimbursed pursuant to Section 12.3.1(c), then Buyer shall be entitled to reject such cargo by giving Seller notice of rejection within seventy-two (72) hours of Buyer’s receipt of Seller’s notice pursuant to Section 12.3.1(a).

12.3.2

If Off-Spec LNG is delivered to Buyer without Buyer being made aware of the fact that such Off-Spec LNG does not comply with the Specifications, or without Buyer being made aware of the actual extent to which such Off-Spec LNG does not comply with the Specifications, then:

(a)

if Buyer is able, using reasonable efforts, to transport and treat the Off-Spec LNG to meet the Specifications (or to otherwise make such LNG marketable), then Seller shall reimburse Buyer for all reasonable documented direct costs incurred by Buyer (including direct costs owed to any Affiliate of Buyer, Transporter, and the operator of the Discharge Terminal in transporting and treating such Off-Spec LNG received at the Discharge Terminal to meet the Specifications (or to otherwise make such LNG marketable)), in an amount not exceeding one hundred percent (100%) of the product of the delivered quantity of such Off-Spec LNG and the CSP applicable to such cargo; provided, however, that Buyer, any Affiliate of Buyer, Transporter, and the operator of the Discharge Terminal shall not be required to incur costs in excess of those reimbursable by Seller; or

(b)

if Buyer determines in good faith that it cannot, using reasonable efforts, transport and treat such Off-Spec LNG to meet the Specifications (or to make such LNG marketable) or the cost of transporting and treating Off-Spec LNG is estimated by Buyer, acting reasonably and in good faith, to exceed one hundred percent (100%) of the product of the quantity of Off-Spec LNG and the CSP applicable to such cargo, then: (i) Buyer shall be entitled to reject such Off-Spec LNG by giving Seller notice of such rejection as soon as practicable, and in any case within ninety-six (96) hours after (A) Seller notifies Buyer in writing that such LNG is Off-Spec LNG and the actual extent to which such Off-Spec LNG does not comply with the Specifications or (B) Buyer becomes aware that such LNG is Off-Spec LNG, whichever occurs first; (ii) Buyer shall be entitled to dispose of the loaded portion of such Off-Spec LNG (or regasified LNG produced therefrom) in any manner that Buyer, acting in accordance with the standards of a Reasonable and Prudent Operator, deems appropriate; and (iii) Seller shall reimburse Buyer in respect of and indemnify and hold Buyer harmless from all direct loss, damage, costs and expenses incurred by Buyer, any Affiliate of Buyer, or Transporter as a result of the delivery of such Off-Spec LNG, including in connection with the handling, treatment or safe disposal of such Off-Spec LNG or other LNG being held at the Discharge Terminal or being carried onboard the LNG Tanker which was contaminated by it, cleaning or clearing the LNG Tanker and Discharge Terminal, and damage caused to the LNG Tanker and Discharge Terminal.

12.3.3

If Buyer rejects a quantity of LNG in accordance with Section 12.3.1(d) or 12.3.2(b), Seller shall be deemed to have failed to make available the rejected quantity of LNG and Section 5.3.2 shall apply.

13.	Measurements and Tests

13.1	LNG Measurement and Tests

LNG delivered to Buyer, and Gas used as fuel by Buyer, pursuant to this Agreement shall be measured and tested in accordance with Exhibit A.

13.2	Parties to Supply Devices

13.2.1

Buyer shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the LNG tanks of the LNG Tanker, as well as pressure and temperature measuring devices, in accordance with Section 13.3 and Exhibit A, and any other measurement, gauging or testing devices which are incorporated in the structure of such LNG Tanker or customarily maintained on shipboard.

13.2.2

Seller shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the delivered LNG, in accordance with Section 13.3 and Exhibit A, and any other measurement, gauging or testing devices which are necessary to perform the measurement and testing required hereunder at the Loading Port.

13.3	Selection of Devices

Each device provided for in this Section 13 shall be selected and verified in accordance with Exhibit A. Any devices that are provided for in this Section 13 not previously used in an existing LNG trade shall be chosen by written agreement of the Parties and shall be, at the time of selection, accurate and reliable in their practical application. The required degree of accuracy of such devices shall be agreed in writing by Buyer and Seller in advance of their use, and such degree of accuracy shall be verified by an independent surveyor who is agreed by Buyer and Seller.

13.4	Tank Gauge Tables of LNG Tanker

Buyer shall furnish to Seller, or cause Seller to be furnished, a certified copy of tank gauge tables as described in Exhibit A for each LNG tank of the LNG Tanker and of tank gauge tables revised as a result of any recalibration of an LNG tank of an LNG Tanker.

13.5	Gauging and Measuring LNG Volumes Loaded

Volumes of LNG delivered under this Agreement will be determined by gauging the LNG in the LNG tanks of the LNG Tanker immediately before and after loading in accordance with the terms of Exhibit A.

13.6	Samples for Quality Analysis

Representative samples of the delivered LNG shall be obtained by Seller as provided in Exhibit A.

13.7	Quality Analysis

The samples referred to in Section 13.6 shall be analyzed, or caused to be analyzed, by Seller in accordance with the terms of Exhibit A, in order to determine the molar fractions of the hydrocarbons and components in the sample.

13.8	Operating Procedures

13.8.1

Prior to carrying out measurements, gauging and analyses hereunder, the Party responsible for such operations shall notify the designated representative(s) of the other Party, allowing such representative(s) a reasonable opportunity to be present for all operations and computations; provided, however, that the absence of such representative(s) after notification and reasonable opportunity to attend shall not affect the validity of any operation or computation thereupon performed.

13.8.2

At the request of either Party, any measurements, gauging and/or analyses provided for in Sections 13.5, 13.6, 13.7 and 13.10.1 shall be witnessed and verified by an independent surveyor agreed upon in writing by Buyer and Seller. The results of verifications and records of measurement shall be maintained in accordance with the terms of Exhibit A.

13.9	MMBtu Quantity Delivered

The number of MMBtus sold and delivered shall be calculated at the Delivery Point by Seller and witnessed and verified by a mutually appointed independent surveyor agreed upon in writing by the Parties following the procedures set forth in Exhibit A.

13.10	Verification of Accuracy and Correction for Error

13.10.1 Each

Party shall test and verify the accuracy of its devices at intervals to be agreed between the Parties. In the case of gauging devices of the LNG Tanker, such tests and verifications shall take place during each scheduled dry-docking, provided that the interval between such dry dockings shall not exceed five (5) years. Indications from any redundant determining devices should be reported to the Parties for verification purposes. Each Party shall have the right to inspect and if a Party reasonably questions the accuracy of any device, to require the testing or verification of the accuracy of such device in accordance with the terms of Exhibit A.

13.10.2 Permissible	tolerances of the measurement, gauging and testing devices shall be as described in Exhibit A.

13.11	Costs and Expenses

13.11.1 Except

as provided in this Section 13.11, all costs and expenses for testing and verifying measurement, gauging or testing devices shall be borne by the Party whose devices are being tested and verified; provided, however, that representatives of the Parties attending such tests and verifications shall do so at the cost and risk of the Party they represent.

13.11.2 In

the event that a Party inspects or requests the testing/verification of any of the other Party’s devices on an exceptional basis in each case as provided in Section 13.10.1, the Party requesting the testing/verification shall bear all costs thereof.

13.11.3 The	costs of the independent surveyor:

(a)	requested by a Party in accordance with Section 13.8.2 shall be borne by the requesting Party; and

(b)	referred to in Section 13.9 shall be borne equally by Buyer and Seller.

14.	Force Majeure

14.1	Force Majeure

Neither Party shall be liable to the other Party for any delay or failure in performance under this Agreement if and to the extent such delay or failure is a result of Force Majeure. To the extent that the Party so affected fails to use commercially reasonable efforts to overcome or mitigate the effects of such events of Force Majeure, it shall not be excused for any delay or failure in performance that would have been avoided by using such commercially reasonable efforts. Subject to the provisions of this Section 14, the term “Force Majeure” shall mean any act, event or circumstance, whether of the kind described herein or otherwise, that is not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence by, the Party claiming Force Majeure or an Affiliate of the Party claiming Force Majeure, such Party and, as applicable, its Affiliate having observed a standard of conduct that is consistent with a Reasonable and Prudent Operator, and that prevents or delays in whole or in part such Party’s performance of one or more of its obligations under this Agreement.

14.1.1	Force Majeure may include circumstances of the following kind, provided that such circumstances satisfy the definition of Force Majeure set forth above:

(a)	acts of God, including flood, lightning, storm, hurricane, tornado, earthquake, or subsidence; acts of the government; acts of a public enemy; strikes, lockout, or other industrial disturbances;

(b)	terrorism, wars, blockades or civil disturbances of any kind; epidemics, pandemics, Adverse Weather Conditions, fires, explosions, arrests and restraints of governments or people;

(c)	the breakdown or failure of, freezing of, breakage or accident to, or the necessity for making repairs or alterations to any facilities or equipment;

(d)

in respect of Seller: (i) loss of, accidental damage to, or inaccessibility to or inoperability of: (x) the Corpus Christi Facility or any Connecting Pipeline in respect thereof; or (y) any other LNG loading facility or any Connecting Pipeline in respect thereof, subject to Section 14.2.4; and (ii) any event that would constitute an event of force majeure under (A) any agreement to which Seller is a party that is necessary for Seller to carry out any obligations hereunder or (B) without limiting the foregoing, any agreement between Seller or the operator of the LNG loading facility, as applicable, and the operator or operators of any Connecting

Pipeline for Gas transportation services, provided however, that an event of force majeure affecting a party to any such agreement shall constitute Force Majeure under this Agreement only to the extent such event meets the definition of Force Majeure in this Section 14.1;

(e)	in respect of Buyer, events affecting the ability of any LNG Tanker to receive and transport LNG, subject to Section 14.2.3; and

(f)	the withdrawal, denial, or expiration of, or failure to obtain, any export authorization or other Approval.

14.1.2

Nothing in this Section 14.1 shall be construed to require a Party to observe a higher standard of conduct than that required of a Reasonable and Prudent Operator as a condition to claiming the existence of Force Majeure.

14.2	Limitations on Force Majeure

14.2.1

Indemnity and Payment Obligations. Notwithstanding Section 14.1, no Force Majeure shall relieve, suspend, or otherwise excuse either Party from performing any obligation to indemnify, reimburse, hold harmless or otherwise pay the other Party under this Agreement.

14.2.2	Events Not Force Majeure. The following events shall not constitute Force Majeure:

(a)	a Party’s inability to finance its obligations under this Agreement or the unavailability of funds to pay amounts when due in the currency of payment;

(b)	the unavailability of, or any event affecting, any facilities at or associated with any transit port or facilities, unloading port or Discharge Terminal;

(c)	the ability of Seller or Buyer to obtain better economic terms for LNG or Gas from an alternative supplier or buyer, as applicable;

(d)

changes in either Party’s market factors, default of payment obligations or other commercial, financial or economic conditions, including failure or loss of any of Buyer’s or Seller’s Gas or LNG markets;

(e)	breakdown or failure of plant or equipment caused by normal wear and tear or by a failure to properly maintain such plant or equipment;

(f)	the non-availability or lack of economically obtainable Gas reserves;

(g)

in the case of Seller, any event arising from an action or omission of the operator of the relevant LNG facility or any Affiliate of Seller to the extent that, had Seller taken such action or experienced such event, such event would not constitute Force Majeure pursuant to the provisions of this Section 14;

(h)

in the case of Buyer, any event arising from an action or omission of Transporter, the master, owner or operator of the LNG Tanker or any Affiliate of Buyer, in each case to the extent that, had Buyer taken such action or experienced such event, such event would not constitute Force Majeure pursuant to the provisions of this Section 14; and

(i)

the loss of interruptible or secondary firm transportation service on a Connecting Pipeline or any pipeline upstream of a Connecting Pipeline unless the cause of such loss was an event that would satisfy the definition of Force Majeure hereunder and primary in-the-path transportation service on such pipeline was also interrupted as a result of such event.

14.2.3	Force Majeure relief in respect of Buyer for an event described in Section 14.1.1(e) affecting a specific LNG Tanker:

(a)

shall only be available with respect to cargoes that are, as of the date of such Force Majeure event, scheduled to be transported on such LNG Tanker as shown in the applicable Ninety Day Schedule or ADP for such Contract Year, or (to the extent that the ADP for the following Contract Year has been issued by Seller) in the ADP for the following Contract Year; and

(b)

shall not be available for an event affecting such LNG Tanker if such LNG Tanker was affected by, or could reasonably have been expected to be affected by, such Force Majeure event at the time it was nominated by Buyer pursuant to Section 8.1.2 or Section 8.3, as applicable, for the relevant cargo.

14.2.4

Force Majeure relief in respect of Seller for an event described in Section 14.1.1(d)(i)(y) affecting an LNG loading facility or Connecting Pipeline other than the Corpus Christi Facility and any Connecting Pipeline in respect thereof:

(a)

shall only be available with respect to cargoes that are scheduled to be loaded at such LNG loading facility in the applicable Ninety Day Schedule or ADP for such Contract Year, or (to the extent that the ADP for the following Contract Year has been issued by Seller) in the ADP for the following Contract Year; and

(b)

shall not be available for an event affecting such LNG facility if (i) such LNG facility was affected by, or could reasonably have been expected by Seller to be affected by, such Force Majeure event at the time it was nominated by Seller for the relevant cargo and (ii) such Force Majeure event was, at the time of such nomination, reasonably expected to delay or prevent Seller’s performance in respect of such cargo.

Nothing in this Section 14.2.4 shall limit Seller’s right to claim Force Majeure relief in respect of an event affecting the Corpus Christi Facility or any Connecting Pipeline in respect thereof.

14.3	Notification

A Force Majeure event shall take effect at the moment such an event or circumstance occurs. Upon the occurrence of a Force Majeure event that prevents, interferes with or delays the performance by Seller or Buyer, in whole or in part, of any of its obligations under this Agreement, the Party affected shall give notice thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable:

14.3.1	the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance;

14.3.2	the particulars of the program to be implemented to resume normal performance under this Agreement; and

14.3.3	the anticipated portion of the ACQ for a Contract Year that will not be made available or taken, as the case may be, by reason of Force Majeure.

Such notices shall thereafter be updated at least monthly during the period of such claimed Force Majeure specifying the actions being taken to remedy the circumstances causing such Force Majeure.

14.4	Measures

Prior to resumption of normal performance, the Parties shall continue to perform their obligations under this Agreement to the extent not excused by such event of Force Majeure.

14.5	No Extension of Term

The Term shall not be extended as a result of or by the duration of an event of Force Majeure.

14.6	Settlement of Industrial Disturbances

Settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing in this Agreement shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

14.7	Foundation Customer Priority

Notwithstanding any other provision in this Section 14, during any event of Force Majeure affecting Seller, Buyer acknowledges that the remaining capacity at the Corpus Christi Facility is apportioned by Seller according to the Foundation Customer Priority. “Foundation Customer Priority” means that Foundation Customers will receive priority over other customers (including Buyer in respect of the quantities sold hereunder, but without prejudice to Buyer’s status or rights as a Foundation Customer pursuant to any other LNG purchase agreement with Seller) for receiving LNG from the remaining available LNG production capacity, if any, at the Corpus Christi Facility without regard to which Train(s) is affected by the underlying event, and without regard to which Train(s) maintains available LNG production capacity.

15.	Liabilities and Indemnification

15.1	General

Subject to Section 15.2, and without prejudice to any indemnity provided under this Agreement, Seller shall be liable to Buyer, and Buyer shall be liable to Seller, for any loss which has been suffered as a result of the breach by the Party liable of any one or more of its obligations under this Agreement, to the extent that the Party liable should reasonably have foreseen the loss.

15.2	Limitations on Liability

15.2.1

Incidental and Consequential Losses. Neither Party shall be liable to the other Party hereunder as a result of any act or omission in the course of or in connection with the performance of this Agreement, for or in respect of:

(a)	any indirect, incidental, consequential or exemplary losses;

(b)	any loss of income or profits;

(c)	except as expressly provided in this Agreement, any failure of performance or delay in performance to the extent relieved by the application of Force Majeure in accordance with Section 14; or

(d)	except as expressly provided in this Agreement, any losses arising from any claim, demand or action made or brought against the other Party by a Third Party.

15.2.2

Exclusive Remedies. A Party’s sole liability, and the other Party’s exclusive remedy, arising under or in connection with Sections 5.2, 5.3, 7.12.3, 7.12.4, 7.14.2(d), and 12.3 and this Section 15 shall be as set forth in each such provision, respectively.

15.2.3

Liquidated Damages. The Parties agree that it would be impracticable to determine accurately the extent of the loss, damage and expenditure that either Party would have in the circumstances described in Sections 5.2, 5.3, 7.12.3 and 7.12.4. Accordingly, the Parties have estimated and agreed in advance that the sole liability, and exclusive remedy for such circumstances shall be as provided in those Sections, and neither Party shall have additional liability as a result of any such circumstances. Each amount described in or determined by the provisions of Sections 5.2, 5.3, 7.12.3 and 7.12.4 is intended to represent a genuine pre-estimate by the Parties as to the loss or damage likely to be suffered by the Party receiving the payment or benefit in each such circumstance. Each Party waives any right to claim or assert, in any arbitration or expert determination pursuant to Section 21 in any action with respect to this Agreement, that any of the exclusive remedies set forth in Sections 5.2, 5.3, 7.12.3 and 7.12.4 do not represent a genuine pre-estimate by the Parties as to the loss or damage likely to be suffered by the Party receiving the payment or benefit in each such circumstance or otherwise are not valid and enforceable damages.

15.2.4

Express Remedies. The Parties agree that Section 15.2.1 shall not impair a Party’s obligation to pay the amounts specified in, or the validity of or limitations imposed by, Sections 5.2, 5.3, 7.12.3, 7.12.4, 7.14.2(d), and 12.3. Neither Party shall have a right to make a claim for actual damages (whether direct or indirect) or other non-specified damages under any circumstances for which an express remedy or measure of damages is provided in this Agreement.

15.2.5

Remedies in Contract. Except with respect to claims for injunctive relief under Section 19 and Section 21.1.11, a Party’s sole remedy against the other Party for nonperformance or breach of this Agreement or for any other claim of whatsoever nature arising out of or in relation to this Agreement shall be in contract and no Party shall be liable to another Party (or its Affiliates and contractors and their respective members, directors, officers, employees and agents) in respect of any damages or losses suffered or claims which arise out of, under or in any alleged breach of statutory duty or tortious act or omission or otherwise.

15.2.6	Seller Aggregate Liability for Certain Events.

(a)

Notwithstanding any provision herein to the contrary, the maximum Seller Aggregate Liability as of any given date in respect of any occurrence or series of occurrences shall not exceed the Seller Liability Cap.

(b)

“Seller Aggregate Liability” shall mean, as of any date of determination, any and all liability of Seller to Buyer under this Agreement, excluding (i) any Seller liabilities under this Agreement for which Seller has already made payment to Buyer as of such date, (ii) any liability caused by the gross negligence or willful misconduct of Seller or an Affiliate of Seller and (iii) any amounts related to an indemnity obligation of Seller.

(c)	The “Seller Liability Cap” shall be USD six hundred million (US$600,000,000).

15.2.7

EXCEPT FOR WARRANTIES OF TITLE AND NO LIENS OR ENCUMBRANCES, AND SUBJECT TO THE PROVISIONS OF THIS AGREEMENT CONCERNING THE QUALITY OF LNG TO BE DELIVERED UNDER THIS AGREEMENT, SELLER EXPRESSLY NEGATES ANY WARRANTY WITH RESPECT TO LNG DELIVERED UNDER THIS AGREEMENT, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY WITH RESPECT TO CONFORMITY TO SAMPLES, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

15.3	Third Party Liability

With respect to Third Party liabilities:

(a)

If any Third Party shall notify either Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 15 or elsewhere in this Agreement, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced.

(b)

The Indemnifying Party will have the right to defend against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) Days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party; and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)

So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 15.3(b): (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(d)

In the event any of the conditions in Section 15.3(b) is or becomes unsatisfied, or a conflict arises, with regard to the Third Party Claim, between the Indemnified Party and the Indemnifying Party in respect of such Third Party Claim the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(e)

If either Party gives notice to the other Party of a Third Party Claim pursuant to the provisions of Section 15.3(a) and the notified Party does not give notice that it will indemnify the notifying Party in the manner set out in Section 15.3(b), the notifying Party shall nevertheless send copies of all pleadings and other documents filed in any such Third Party lawsuit to the notified Party and such notified Party may have the right to participate in the defense of the Third Party Claim in any manner permitted by Applicable Laws.

15.4	Seller’s Insurance

15.4.1	Seller shall obtain and maintain or cause to be obtained and maintained insurance for the Corpus Christi Facility to the extent required by Applicable Laws.

15.4.2

Seller shall obtain or cause to be obtained the insurance required by Section 15.4.1 from a reputable insurer (or insurers) reasonably believed to have adequate financial reserves. Seller shall exercise its reasonable efforts, or shall cause the applicable insured Person to use its reasonable efforts, to collect any amount due under such insurance policies.

15.5	Buyer’s Insurance

Buyer shall obtain and maintain (or cause to be obtained and maintained) insurance for each LNG Tanker in accordance with the following provisions. In all cases, such insurance shall establish insurance coverages consistent with insurances to the standards which a ship owner operating reputable LNG vessels, as a Reasonable and Prudent Operator, should observe in insuring LNG vessels of similar type, size, age and trade as such LNG Tanker. In this regard:

(a)	Hull and Machinery Insurance shall be placed and maintained with reputable marine underwriters; and

(b)

Protection & Indemnity Insurance (“P&I Insurance”) shall be placed and maintained with full P&I indemnity coverage in the ordinary course from a P&I Club, and such LNG Tanker shall be entered for insurance with a P&I Club, including pollution liability standard for LNG vessel and Certificate of Financial Responsibility.

16.	Safety

16.1	General

The Parties recognize the importance of securing and maintaining safety in all matters contemplated in this Agreement, including the construction and operation of their respective facilities and the LNG Tankers and transportation of LNG. It is their respective intentions to secure and maintain high standards of safety in accordance with the generally accepted standards prevailing in the LNG and LNG transportation industries from time to time.

16.2	Third Parties

Both Parties shall endeavor to ensure that their respective employees, agents, operators, Transporter, contractors and suppliers shall have due regard to safety and abide by the relevant regulations while they are performing work and services in connection with the performance of this Agreement, including such work and services performed within and around the area of the Corpus Christi Facility and on board the LNG Tankers.

17.	Representations, Warranties and Undertakings

17.1	Representations and Warranties of Buyer

As of the Effective Date and until the expiration or termination of this Agreement, Buyer represents, undertakes and warrants that:

17.1.1	Buyer is and shall remain duly formed and in good standing under the laws of the jurisdiction of its organization;

17.1.2	Buyer has the requisite power, authority and legal right to execute and deliver, and to perform its obligations under, this Agreement;

17.1.3

Buyer has not incurred any liability to any financial advisor, broker or finder for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement for which Seller or any of its Affiliates could be liable; and

17.1.4

neither the execution, delivery, nor performance of this Agreement violates or will violate, results or will result in a breach of or constitutes or will constitute a default under any provision of Buyer’s organizational documents, any law, judgment, order, decree, rule, or regulation of any court, administrative agency, or other instrumentality of any Governmental Authority or of any other material agreement or instrument to which Buyer is a party.

17.2	Representations and Warranties of Seller

As of the Effective Date and until the expiration or termination of this Agreement, Seller represents, undertakes and warrants that:

17.2.1	Seller is and shall remain duly formed and in good standing under the laws of the jurisdiction of its organization;

17.2.2	Seller has the requisite power, authority and legal right to execute and deliver, and to perform its obligations under this Agreement;

17.2.3

Seller has not incurred any liability to any financial advisor, broker or finder for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement for which Buyer or any of its Affiliates could be liable; and

17.2.4

neither the execution, delivery, nor performance of this Agreement, violates or will violate, results or will result in a breach of, or constitutes or will constitute a default under, any provision of Seller’s organizational documents, any law, judgment, order, decree, rule, or regulation of any court, administrative agency, or other instrumentality of any Governmental Authority or of any other material agreement or instrument to which Seller is a party.

17.3	Business Practices

Each Party represents and warrants to the other, as of the Effective Date, that it has not taken any actions that would, if such actions were undertaken after the Effective Date, conflict with such Party’s obligations under Section 26.3.

18.	Exchange of Information

The Parties shall maintain close communication and mutually provide and shall use reasonable efforts to exchange available information directly relevant to the fulfillment of the terms and conditions of this Agreement.

19.	Confidentiality

19.1	Duty of Confidentiality

The (i) terms of this Agreement and (ii) any information disclosed by either Party to the other Party in connection with this Agreement, in each case which is not:

(a)	already known to the recipient from sources other than the other Party;

(b)	already in the public domain (other than as a result of a breach of the terms of this Section 19.1); or

(c)	independently developed by the recipient;

shall be “Confidential Information” and shall, unless otherwise agreed in writing by the disclosing Party, be kept confidential and shall not be used by the receiving Party other than for a purpose connected with this Agreement or, except as provided below, disclosed to Third Parties by the receiving Party.

19.2	Permitted Disclosures

19.2.1	The Confidential Information, which either Party receives from the other, may be disclosed by such Party:

(a)

to any Person who is such Party’s legal counsel, other professional consultant or adviser, Transporter, insurer, accountant or construction contractor; provided that such disclosure is solely to assist the purpose for which such Person was so engaged;

(b)

if required and to the extent required by the rules of any recognized stock exchange or agency established in connection therewith upon which the securities of such Party or a company falling within Section 19.2.1(e) are quoted;

(c)	if required and to the extent required by the U.S. Department of Energy or Federal Energy Regulatory Commission;

(d)

without limiting Section 19.2.1(c), if required and to the extent required by any Applicable Laws, or such Party becomes legally required (by oral questions, interrogatories, request for information or documents, orders issued by any Governmental Authority or any other process) to disclose such information, or to the extent necessary to enforce Section 21.1 or Section 21.2 or any arbitration award or binding decision of an Expert (including by filing Confidential Information in proceedings before a court or other competent judicial authority) or to enforce other rights of a party to the Dispute; provided that such Party shall, to the extent practicable, give prior notice to the other Party of the requirement and the terms thereof and shall to the extent legally permitted, cooperate with the other Party to minimize the disclosure of the information, seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, then such Party will furnish only that portion of such information that it is legally required to furnish;

(e)

to any of its Affiliates or shareholders (or any company involved in the provision of advice to any such Affiliate or shareholder for the purposes of this Agreement) and any employee of that Party or of a company to which disclosure is permitted pursuant to this Section 19.2.1(e);

(f)	to any bona fide intended transferees of a Party’s interests under this Agreement;

(g)	to any Third Party as reasonably necessary for the performance of a Party’s obligations under this Agreement;

(h)

to any arbitrator appointed in accordance with Section 21.1.4, or Expert appointed pursuant to Section 21.2.1, or to any other party to an arbitration or Expert proceeding arising under or in connection with this Agreement, or to any witnesses appearing in an arbitration under Section 21.1 or in an Expert proceeding under Section 21.2; or

(i)

to any Person reasonably required to see such Confidential Information, including the Lenders, in connection with any bona fide financing or offering or sale of securities by Seller or Buyer or any Affiliate of Seller or Buyer or any Affiliate of any of the shareholders of Seller or Buyer, to comply with the disclosure or other requirements of Applicable Laws or of financial institutions or other participants (including rating agencies) in such financing, offering or sale.

19.2.2

The Party making the disclosure shall ensure that any Person listed in Section 19.2.1(a), (e), (f), (g), (h) or (i) to which it makes the disclosure (excluding any legal counsel, arbitrator or Expert already bound by confidentiality obligations) undertakes to hold such Confidential Information subject to confidentiality obligations equivalent to those set out in Section 19.1. In the case of a disclosure to an employee made in accordance with Section 19.2.1(e), the undertaking shall be given by the company on its own behalf and in respect of all its employees.

19.2.3

Seller and its Affiliates may disclose Confidential Information to their customers related to scheduling, operations and technical information to comply with their respective scheduling obligations at the Corpus Christi Facility.

19.2.4	No press release concerning the execution or performance of this Agreement or resolution of any Disputes shall be issued unless agreed by the Parties.

19.3	Duration of Confidentiality

The foregoing obligations with regard to the Confidential Information shall remain in effect for three (3) years after this Agreement is terminated or expires.

20.	Default and Termination

20.1	Termination Events

The following circumstances (each, a “Termination Event”) shall give rise to the right for either or both of Seller and Buyer (as the case may be) to terminate this Agreement:

20.1.1	in respect of either Party, if a Bankruptcy Event has occurred with respect to the other Party;

20.1.2

in respect of either Party, if the other Party fails to pay or cause to be paid any amount or amounts in the aggregate due that are in excess of USD thirty million (US$30,000,000), for a period of ten (10) Days or more following the due date of the relevant invoice;

20.1.3	in respect of either Party, violation of Section 17.3 or Section 26.3.1(b) by the other Party;

20.1.4

in respect of Seller, if Buyer fails to execute any Direct Agreement with Lenders within sixty (60) Days after Seller’s request thereof, provided that such Direct Agreement complies with the requirements in Section 22.4.2;

20.1.5

in respect of Buyer, if (a) Seller has declared Force Majeure one or more times and the interruptions resulting from such Force Majeure total twenty-four (24) Months during any consecutive thirty-six (36) Month period, and (b) such Force Majeure has resulted in Seller being prevented from making available fifty percent (50%) or more of the annualized ACQ to Buyer under this Agreement during such periods of Force Majeure;

20.1.6

in respect of Seller, if (a) Buyer has declared Force Majeure one or more times and the interruptions resulting from such Force Majeure total twenty-four (24) Months during any consecutive thirty-six (36) Month period, and (b) such Force Majeure has resulted in Buyer being prevented from taking fifty percent (50%) or more of the annualized ACQ from Seller under this Agreement during such periods of Force Majeure;

20.1.7	in respect of Seller, violation of Section 26.1 by Buyer;

20.1.8	in respect of Seller, violation of Section 26.2 by Buyer;

20.1.9

in respect of Buyer, if Seller fails to make available (as such obligation for any cargo is set forth in Section 5.3.1) fifty percent (50%) of the cargoes scheduled in any given twelve (12) Month period; and

20.1.10	in respect of Seller, if Buyer fails to take (as such obligation for any cargo is set forth in Section 5.2.1) fifty percent (50%) of the cargoes scheduled in any given twelve (12) Month period.

20.2	Termination

20.2.1

Notice of Termination. Upon the occurrence of any Termination Event, subject to Section 20.2.5, the Party which has the right under Section 20.1 to terminate this Agreement (“Terminating Party”) may give notice thereof to the other Party, specifying in reasonable detail the nature of such Termination Event (except that any termination notice with respect to a Termination Event identified in Section 20.1.9 or 20.1.10 shall only be valid if notice thereof is provided within ninety (90) Days after such Termination Event first arose).

20.2.2

Timing. Except with respect to the Termination Events described in Section 20.2.3, at any time after the expiry of a period of five (5) Business Days after the Terminating Party gave notice of a Termination Event pursuant to Section 20.2.1, unless the circumstances constituting the Termination Event have been fully remedied or have ceased to apply, the Terminating Party may terminate this Agreement with immediate effect by giving notice of such termination to the other Party.

20.2.3

Certain Events. Upon the occurrence of a Termination Event described in Sections 20.1.1, 20.1.3, 20.1.4, 20.1.5, 20.1.6, 20.1.7, 20.1.8, 20.1.9, and 20.1.10 the Terminating Party’s notice pursuant to Section 20.2.1 shall terminate this Agreement immediately.

20.2.4	Rights Accrued Prior to Termination. Termination of this Agreement shall be without prejudice to:

(a)	the rights and liabilities of the Parties accrued prior to or as a result of such termination; and

(b)	claims for breaches of Section 19 that occur during the three (3) year period after termination of this Agreement.

20.2.5

Limits to Termination. Neither Seller nor Buyer, respectively, may terminate this Agreement if the Termination Event occurs solely because of a breach by the non-terminating Party arising from events for which that non-terminating Party would otherwise be entitled to terminate this Agreement.

20.3	Survival

The following provisions shall survive expiration or termination of this Agreement: Sections 1, 10, 11, 13.8.2, 15, 19 (to the extent provided therein), and 21 to 26, in addition to this Section 20.3.

21.	Dispute Resolution and Governing Law

21.1	Dispute Resolution

21.1.1

Arbitration. Any Dispute (other than a Dispute submitted to an Expert under Section 21.2.1) shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible claims and disputes under this Agreement.

21.1.2	Rules. The arbitration shall be conducted in accordance with the International Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) (as then in effect).

21.1.3

Number of Arbitrators. The arbitral tribunal shall consist of three (3) arbitrators, who shall endeavor to complete the final hearing in the arbitration within six (6) Months after the appointment of the last arbitrator.

21.1.4

Method of Appointment of the Arbitrators. If there are only two (2) parties to the Dispute, then each party to the Dispute shall appoint one (1) arbitrator within thirty (30) Days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed. If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) Days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. For the purposes of appointing arbitrators under this Section 21, (a) Buyer and all persons whose interest in this Agreement derives from Buyer shall be considered as one party; and (b) Seller and all persons whose interest in this Agreement derives from Seller shall be considered as one party. If either all claimants or all respondents fail to make a joint appointment of an arbitrator, or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three (3) arbitrators not yet appointed.

21.1.5

Consolidation. If the Parties initiate multiple arbitration proceedings under this Agreement, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then either Party may request prior to the appointment of the arbitrators for such multiple or subsequent Disputes that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the Disputes.

21.1.6	Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be New York, New York.

21.1.7	Language. The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.

21.1.8

Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. The Parties agree that service of process for any action to enforce an award may be accomplished according to the procedures of Section 25, as well as any other procedure authorized by law.

21.1.9	Notice. All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Section 25.

21.1.10

Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

21.1.11

Interim Measures. Any party to the Dispute may apply to a court in Harris County, Texas for interim measures (a) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (b) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

21.1.12

Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs of the arbitration in its award, including: (a) the fees and expenses of the arbitrators; (b) the costs of assistance required by the tribunal, including its Experts; (c) the fees and expenses of the administrator; (d) the reasonable costs for legal representation of a successful Party; and (e) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

21.1.13

Interest. The award shall include pre-award and post-award interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall accrue at a rate per annum equal to two percent (2%) above One-Month SOFR, with any adjustment thereto that is applied under the financing arrangements of Seller (to be notified by Seller to Buyer). Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

21.1.14	Currency of Award. The arbitral award shall be made and payable in USD, free of any tax or other deduction.

21.1.15

Waiver of Challenge to Decision or Award. To the extent permitted by law, the Parties hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

21.1.16

Confidentiality. Any arbitration or Expert determination relating to a Dispute (including an arbitral award, a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration or Expert proceeding, and memorials, briefs or other documents prepared for the arbitration or Expert proceeding) shall be Confidential Information subject to the confidentiality provisions of Section 19; provided, however, that breach of such confidentiality provisions shall not void any settlement, determination or award.

21.2	Expert Determination

21.2.1

General. In the event of any disagreement between the Parties regarding a measurement under Exhibit A or any other Dispute which the Parties agree to submit to an Expert (in either case, a “Measurement Dispute”), the Parties hereby agree that such Measurement Dispute shall be resolved by an Expert selected in accordance with this Section 21.2.1. The Expert is not an arbitrator of the Measurement Dispute and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other Party to the Measurement Dispute notice of the request for such determination. If the Parties to the Measurement Dispute are unable to agree upon an Expert within ten (10) Days after receipt of the notice of request for an expert determination, then, upon the request of any of the Parties to the Measurement Dispute, the International Centre for ADR of the International Chamber of Commerce (“ICC”) shall appoint such Expert and shall administer such expert determination through the ICC’s Expert Rules. The Expert shall be and remain at all times wholly independent and impartial, and, once appointed, the Expert shall have no ex parte communications with any of the Parties to the Measurement Dispute concerning the expert determination or the underlying Measurement Dispute. The Parties to the Measurement Dispute shall cooperate fully in the expeditious conduct of such expert determination and provide the Expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner. Before issuing a final decision, the Expert shall issue a draft report and allow the Parties to the Measurement Dispute to comment on it. The Expert shall endeavor to resolve the Measurement Dispute within thirty (30) Days (but no later than sixty (60) Days) after his appointment (failing which shall not invalidate his mandate), taking into account the circumstances requiring an expeditious resolution of the matter in dispute. The Expert shall have the power to award costs as well as interest on any sums awarded as he shall think appropriate. The fees of the Expert shall be shared equally unless he determines otherwise.

21.2.2

Final and Binding. The Expert’s decision shall be final and binding on the Parties to the Measurement Dispute unless challenged in an arbitration pursuant to Section 21.1 within thirty (30) Days of the date of the Expert’s decision. If challenged, (a) the decision shall remain binding and be implemented unless and until finally replaced by an award of the arbitrators; (b) the decision shall be entitled to a rebuttable presumption of correctness; and (c) the Expert shall not be appointed in the arbitration as an arbitrator, as a factual or expert witness (other than expert witness appointed by the tribunal), or as advisor to either Party without the written consent of both Parties.

21.2.3

Arbitration of Expert Determination. In the event that a Party requests expert determination for a Measurement Dispute which raises issues that require determination of other matters in addition to correct measurement under Exhibit A, then either Party may elect to refer the entire Measurement Dispute for arbitration under Section 21.1.1. In such case, the arbitrators shall be competent to make any measurement determination that is part of a Dispute. An expert determination not referred to arbitration shall proceed and shall not be stayed during the pendency of an arbitration.

21.3	Governing Law

This Agreement, the arbitration agreement set out in Section 21.1 and any Dispute shall be governed by and construed in accordance with the laws of the State of New York (United States of America) without regard to principles of conflict of laws that would specify the use of other laws.

21.4	Immunity

21.4.1

Each Party, as to itself and its assets (both commercial and non-commercial and irrespective of their intended use, whether held in its own name or that of another, including that of a diplomatic mission or state), hereby irrevocably, unconditionally, knowingly and intentionally waives any right of immunity (sovereign or otherwise) and agrees not to claim (or have claimed on its behalf), or assert (or have asserted on its behalf) any immunity with respect to the matters covered by this Agreement in any arbitration, Expert proceeding, mediation, and any judicial administrative or other proceedings to aid arbitration, Expert proceeding, mediation, or other action with respect to this Agreement, including submission to arbitration or Expert proceedings or mediation, whether arising by statute or otherwise, that it may have or may subsequently acquire, including rights under the doctrines of sovereign immunity and act of state, immunity from legal process (including service of process or notice, pre-judgment or pre-award attachment, attachment in aid of execution, injunction, order for specific performance, recovery of property or otherwise), immunity from jurisdiction or judgment of any court, arbitrator, Expert or tribunal (including any objection or claim on the basis of inconvenient forum), and immunity from enforcement or execution of any award or judgment or any other remedy.

21.4.2	Each Party irrevocably, unconditionally, knowingly and intentionally:

(a)	agrees that the execution, delivery and performance by it of this Agreement constitute private and commercial acts rather than public or governmental acts; and

(b)

consents in respect of the enforcement of any judgment or award against it in any such proceedings in any jurisdiction and to the giving of any relief or the issue of any process in connection with such proceedings (including the making, enforcement or execution of any such judgment or award or any order arising out of any such judgment against or in respect of any property whatsoever irrespective of its use or intended use).

21.4.3	The irrevocable waiver in this Section 21.4 includes a waiver of any right of immunity in respect of pre-award interim relief and post-judgment execution of any award.

22.	Assignments

22.1	Merger, Consolidation

This Agreement shall be binding upon and inure to the benefit of any successor to each of Seller and Buyer by merger or consolidation.

22.2	Assignment by Buyer

22.2.1

Prior Written Consent. Buyer may novate or assign this Agreement in its entirety (but not in part) to another Person, for the remainder of the Term, upon the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed), provided that such transferee assumes all of the obligations of Buyer under this Agreement commencing as of the date of the novation or assignment by execution of a copy of this Agreement in its own name (countersigned by Seller) or by execution of a binding assignment and assumption agreement which is enforceable by Seller.

22.2.2

Without Prior Consent. Buyer may novate or assign this Agreement in its entirety (but not in part), for the remainder of the Term, without Seller’s prior consent, to an Affiliate of Buyer, provided that:

(a)

such Affiliate transferee assumes all of the obligations of Buyer under this Agreement commencing as of the date of the novation or the assignment by execution of a copy of this Agreement in its own name (countersigned by Seller) or by execution of a binding assignment and assumption agreement which is enforceable by Seller; and

(b)	performance of this Agreement by Seller with such Affiliate transferee would comply with Applicable Laws and all relevant Approvals.

22.2.3

Further Obligations. Upon a novation or assignment in whole by Buyer in accordance with this Section 22.2, the assignor shall be released from all further obligations, duties and liabilities under this Agreement, other than any obligations, duties and liabilities arising prior to the date of effectiveness of such novation or assignment.

22.3	Assignments by Seller

22.3.1

Prior Written Consent. Seller may novate or assign this Agreement in its entirety (but not in part) to another Person, for the remainder of the Term, upon the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), provided that the transferee assumes all of the obligations of Seller under this Agreement commencing as of the date of the assignment or novation by execution of a copy of this Agreement in its own name (countersigned by Buyer) or by execution of a binding assignment and assumption agreement which is enforceable by Buyer; provided, however, that if the assignee is an Affiliate of Seller, will be the sole owner of the Corpus Christi Facility and will have all Approvals and access to export authorizations equivalent to the Export Authorizations to the extent needed to perform Seller’s obligations under this Agreement, Buyer shall be deemed to consent to such assignment or novation of this Agreement.

22.3.2	Pursuant to Direct Agreement. Seller may novate or assign this Agreement in its entirety, for the remainder of the Term, to the extent that Buyer has so consented in a Direct Agreement.

22.3.3

Further Obligations. Upon a novation or assignment by Seller, in accordance with this Section 22.3, the assignor shall be released from all further obligations, duties and liabilities under this Agreement, other than any obligations, duties and liabilities arising prior to the date of effectiveness of such novation or assignment.

22.4	Financing by Seller or its Affiliates

22.4.1

Lender Financing. Seller and/or its Affiliates shall each have the right to obtain financing from Lenders. In connection with any financing or refinancing of Seller’s activities or any LNG production facility owned, operated or being developed by Seller or any of its Affiliates, Buyer shall, if so requested by Seller, deliver to the relevant Lenders or the agent acting on behalf of any such Lenders (“Lenders’ Agent”) certified copies of its corporate charter and by-laws, resolutions, incumbency certificates, financial statements, opinions of counsel and such other items as available and upon reasonable request by Lenders or Lenders’ Agent.

22.4.2

Assignment as Security. Buyer further acknowledges and agrees that Seller may assign, transfer, or otherwise encumber, all or any of its rights, benefits and obligations under this Agreement to such Lenders or Lenders’ Agent as security for the obligations of Seller or its Affiliates to the respective Lenders. Accordingly, upon Seller’s request pursuant to a notice hereunder, Buyer shall enter into direct agreements (each, a “Direct Agreement”) that:

(a)

provide for the assignment and transfer of the assigning Person’s rights and obligations under this Agreement or the relevant other agreement to a nominee of the Lenders or the Lenders’ Agent in connection with the exercise of remedies under the relevant security arrangement; and

(b)

(i) are substantially in the form of Exhibit C, with such revisions as may be required by the Lenders or Lenders’ Agent so long as such changes do not materially affect Buyer’s rights or obligations under this Agreement, and (ii) contain such further undertakings that are normal and customary in project financings or refinancings of this type; provided, however, that, Buyer shall not be required to provide (or cause to be provided) any guaranty or similar commitment in favor of the Lenders, Seller or any other Person.

23.	Contract Language

This Agreement, together with the Exhibits hereto, shall be made and originals executed in the English language. In case of any difference in meaning between the English language original version and any translation thereof, the English language original version shall be applicable.

24.	Miscellaneous

24.1	Disclaimer of Agency

This Agreement does not appoint either Party as the agent, partner or legal representative of the other for any purposes whatsoever, and neither Party shall have any express or implied right or authority to assume or to create any obligation or responsibility on behalf of or in the name of the other Party.

24.2	Entire Agreement

This Agreement, together with the Exhibits hereto, constitutes the entire agreement between the Parties and includes all promises and representations, express or implied, and supersedes all other prior agreements and representations, written or oral, between the Parties relating to the subject matter. Anything that is not contained or expressly incorporated by reference in this instrument, is not part of this Agreement.

24.3	Third Party Beneficiaries

The Parties do not intend any term of this Agreement to be for the benefit of, or enforceable by, any Third Party except as expressly provided in Section 7.7. Nothing in this Agreement shall otherwise be construed to create any duty to, or standard of care with reference to, or any liability to, any Person other than a Party. The Parties may rescind or vary this Agreement, in whole or in part, without the consent of any Third Party, including those Third Parties referred to under Section 7.7, even if as a result such Third Party’s rights to enforce a term of this Agreement will be varied or extinguished.

24.4	Amendments and Waiver

This Agreement may not be supplemented, amended, modified or changed except by an instrument in writing signed by Seller and Buyer and expressed to be a supplement, amendment, modification or change to this Agreement. A Party shall not be deemed to have waived any right or remedy under this Agreement by reason of such Party’s failure to enforce such right or remedy. No single or partial exercise of any right or remedy shall prevent any further or other exercise thereof or the exercise of any other right or remedy.

24.5	Exclusion

The United Nations Convention on Contracts for the International Sale of Goods (and the Convention on the Limitation Period in the International Sale of Goods) shall not apply to this Agreement and the respective rights and obligations of the Parties hereunder.

24.6	Further Assurances

Each Party hereby agrees to take all such action as may be necessary to effectuate fully the purposes of this Agreement, including causing this Agreement or any document contemplated herein to be duly registered, notarized, attested, consularized and stamped in any applicable jurisdiction.

24.7	Severability

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

24.8	Multiple SPAs

24.8.1

The Parties expressly agree that all rights and obligations (including in respect of all claims, demands, legal proceedings and actions; all losses, liabilities, damages, costs, judgments, settlements and expenses (whether or not resulting from claims by third parties), including interest and penalties with respect thereto and reasonable attorneys’ and accountants’ fees and expenses; and all mitigation measures) of Corpus Christi Liquefaction, LLC (or its successor or permitted assignee pursuant to the Alternative CCL SPA(s)), and Cheniere Marketing International, LLP (or its successor or permitted assignee pursuant to the Alternative CCL SPA(s)), under the Alternative CCL SPA(s), whether in contract or at law, are wholly separate and in isolation of, and shall not merge in any way with, any rights and obligations (including in respect of all Claims, all Losses, and all mitigation measures) of the Parties under this Agreement. The Parties expressly waive any right to combine any such rights or obligations under the Alternative CCL SPA(s) with such rights and obligations under this Agreement. Default by a Party under this Agreement shall not excuse default under the Alternative CCL SPA(s) by any party thereto, and default under the Alternative CCL SPA(s) by a party thereto shall not excuse a Party’s default under this Agreement. No Party shall have any obligation to take any action or inaction under this Agreement to mitigate the losses or liabilities that may arise in respect of the Alternative CCL SPA(s). Without limiting the foregoing, in no way shall the Seller Liability Cap under this Agreement be merged with the corresponding seller liability cap under the Alternative CCL SPA(s), and the Parties’ respective rights and obligations in respect of the Seller Liability Cap shall not vary based on performance or nonperformance of the Alternative CCL SPA(s).

24.8.2

Without prejudice to Section 21.1.5, if the Parties initiate multiple arbitration proceedings under this Agreement and the Alternative CCL SPA(s), the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then either Party may request prior to the appointment of the arbitrators for such multiple or subsequent Disputes that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the Disputes.

24.8.3

Each Party shall ensure that all invoices and notices sent by or on behalf of such Party pursuant to this Agreement shall identify such notice as being in connection with the “CMILLP Base SPA”, which shall be the designation for this Agreement for all purposes.

24.8.4

Each Party shall issue invoices and make payments in accordance with this Agreement separate from invoices and payments under the Alternative CCL SPA(s). If either Party receives payment from the other Party and such payment does not identify itself as being in respect of the Alternative CCL SPA(s) or this Agreement, then the Party receiving such payment shall promptly request confirmation of whether to apply the payment to the Alternative CCL SPA(s) or this Agreement. If confirmation has not been received by close of business on the third (3rd) Business Day after the request is deemed to be received pursuant to Section 25.2, the Party receiving such payment shall have the right to apply such payment received to amounts owed to the receiving Party under the Alternative CCL SPA(s) or this Agreement, with first priority to overdue amounts (with priority within this group to be based on how many days the amount has been overdue, starting with the longest number of days) and then to other amounts due but unpaid (with priority within this group to be based on how many days remain until the applicable due date, starting with the shortest number of days).

24.8.5

Each Party shall maintain separate financial and other records in connection with the Alternative CCL SPA(s) and this Agreement in a manner that enables the Parties to identify whether costs, expenses, and other auditable amounts and information are in respect of the Alternative CCL SPA(s) or this Agreement and to comply with all audit obligations under the Alternative CCL SPA(s) and this Agreement.

24.8.6

Without limiting the foregoing, the Parties agree to conduct their businesses in a manner that effectuates the foregoing terms of this Section 24.8, and that any course of dealing that is inconsistent with the foregoing terms of this Section 24.8 shall not change the Parties’ respective rights and obligations under this Section 24.8.

24.9	Safe Harbor Provisions

Without limiting any other protections available to the Parties under the Bankruptcy Code or any other United States of America federal or state, or any other insolvency law, the Parties acknowledge and agree that:

24.9.1	This Agreement and all transactions contemplated hereby shall constitute a “swap agreement” and a “forward contract” (as each such term is defined in the Bankruptcy Code).

24.9.2

Seller and Buyer each constitute a “swap participant” and a “forward contract merchant” within the meaning of the Bankruptcy Code and are entitled to all of the protections in the Bankruptcy Code afforded to such entities that are party to a “swap agreement” or a “forward contract”, respectively, including those protections set forth in sections 362, 546, 548, 556, 560, 561 and 562 of the Bankruptcy Code. In furtherance of these acknowledgments and agreements, the Parties further acknowledge and agree that Seller is a Person whose business consists in whole or in part of, and Buyer is a Person whose business consists in whole or in part of, entering into “forward contracts” (as such term is defined in the Bankruptcy Code) as or with merchants in natural gas (whether in liquefied or gaseous state).

24.9.3

Each Party’s right to cause the liquidation, termination or acceleration of this Agreement, or any transaction contemplated hereby, because of a condition of the kind specified in section 365(e)(1) of the Bankruptcy Code or to offset or net out termination values, payment amounts or other transfer obligations, and to exercise any other remedies upon the occurrence of any such termination, liquidation or acceleration under this Agreement, constitutes a “contractual right” with respect to the other Party within the meaning of sections 556, 560 and 561 of the Bankruptcy Code.

24.9.4

Any transfer of cash, securities or other property provided as performance assurance, credit support or collateral with respect to this Agreement, or any transaction contemplated hereby, shall constitute (i) a “transfer” made “by or to (or for the benefit of)” a “forward contract merchant” “under” or “in connection with” this Agreement and each such transaction and/or (ii) a “transfer” made “by or to (or for the benefit of)” a “swap participant” “under” or “in connection with” this Agreement and each such transaction, in each case within the meaning of the Bankruptcy Code.

All payments, transfers or deliveries for, under or in connection with this Agreement, or any transaction contemplated hereby, shall be a “settlement payment” and “transfer” “under” or “in connection with” each such transaction, in each case within the meaning of the Bankruptcy Code.

24.10	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement. The exchange of copies of this Agreement and of signature pages by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original Agreement for all purposes. Signatures of the Parties transmitted by electronic transmission shall be deemed to be original signatures for all purposes. Except for cases of fraud or forgery, no Party shall raise the use of any electronic signature or the use of electronic mail or other similar transmission method as a means to deliver a signature to this Agreement or any amendment hereto as the basis of a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.

25.	Notices

25.1	Form of Notice

25.1.1

Except as expressly set forth herein, any notice, invoice or other communication from one of the Parties to the other Party (or, where contemplated in this Agreement, from or to the Transporter or the master of the LNG Tanker), which is required or permitted to be made by the provisions of this Agreement shall be:

(a)	made in the English language;

(b)	made in writing;

(c)

(i) delivered by hand or sent by courier to the address of the other Party which is shown below or to such other address as the other Party shall by notice require or; (ii) be sent by facsimile to the facsimile number of the other Party which is shown below or to such other facsimile number as the other Party shall by notice require or; (iii) with respect to any notice, invoice or other communication to be sent pursuant to Sections 1.3, 3.1, 4, 5.4, 7, 8, 10, 12, 13, 14 or 26.1 (or others as may be agreed by the Parties), be sent by electronic mail to the e-mail address of the other Party which is shown below or to such other e-mail address as the other Party shall by notice require; and

(d)	marked for the attention of the Person(s) there referred to or to such other Person(s) as the other Party shall by notice require.

25.1.2	The addresses of the Parties for service of notices are as follows:

Seller:	Corpus Christi Liquefaction, LLC
700 Milam Street, Suite 1900
Houston, TX 77002
Telephone: (713) 375-5000
Fax: (713) 375-6121
E-mail: Customer.Coordination@Cheniere.com
Attention: Commercial Operations
Buyer:	Cheniere Marketing International LLP
3rd Floor, The Zig Zag Building 70 Victoria Street
London SW1E 6SQ, United Kingdom
Telephone: +44 20 3214 2700
Fax: +44 20 3214 2705
E-mail: lngoperations@cheniere.com
Attention: Commercial Operations

25.2	Effective Time of Notice

25.2.1

Any notice, invoice or other communication made by one Party to the other Party in accordance with the foregoing provisions of this Section 25 shall be deemed to be received by the other Party if delivered by hand or by courier, on the Day on which it is received at that Party’s address or, if sent by facsimile or e-mail, on the next Day on which the office of the receiving Party is normally open for business following the Day on which it is received in a legible form at the address to which it is properly addressed. The foregoing shall not apply to notices or communications sent by facsimile or e-mail under Sections (a) 7.9.2, 7.9.3, and 7.10, which shall be deemed effective at the time transmitted to the facsimile number or e-mail address shown above or such other number or e-mail address previously notified by the receiving Party; or (b) Section 5.4, which shall be deemed effective on the Day on which such notice is received in a legible form at the address to which it is properly addressed.

25.2.2

Without limiting the meaning of the word “received” for the purpose of the preceding paragraph, a notice which is delivered by hand or by courier shall be deemed to have been received at a Party’s address if it is placed in any receptacle normally used for the delivery of post to the address of that Party.

26.	Business Practices

26.1	Trade Law Compliance

Buyer acknowledges and agrees that it will resell or transfer LNG purchased hereunder for delivery only to countries identified in (a) Ordering Paragraph B of DOE/FE Order No. 3164 issued October 16, 2012 in FE Docket No. 12-99-LNG, Ordering Paragraph B of DOE/FE Order No. 4277 issued November 9, 2018 in FE Docket No. 18-78-LNG or Ordering Paragraph B of DOE/FE Order No. 4519 issued April 14, 2020 in FE Docket No. 19-124-LNG; or (b) Ordering Paragraph F of DOE/FE Order No. 3638 issued May 12, 2015 in FE Docket No. 12-97-LNG, Ordering Paragraph F of DOE/FE Order No. 4490 issued February 10, 2020 in FE Docket No. 18-78-LNG or Ordering Paragraph B of DOE/FE Order No. 4799 issued March 16, 2022 in FE Docket No. 19-124-LNG and/or to purchasers that have agreed in writing to limit their direct or indirect resale or transfer of such LNG to such countries. Buyer further commits to cause a report to be provided to Seller (and to any other Seller Affiliate as may be required from time to time by Seller) that identifies the country of destination, upon delivery, into which the exported LNG was actually delivered, and to include in any resale contract for such LNG the necessary conditions to ensure Seller (and any other Seller Affiliate as may be identified from time to time by Seller) is made aware of all such actual destination countries. Each Party agrees to comply with all U.S. Department of Energy export authorizations authorizing the export of LNG from the Corpus Christi Facility. If any export authorization requires conditions to be included in this Agreement then, within fifteen (15) Days following the issuance of such export authorization (or the amendment or other modification to an existing export authorization) imposing such condition, the Parties shall discuss the appropriate changes to be made to this Agreement to comply with such export authorization and shall amend this Agreement accordingly. Buyer represents and warrants that the final delivery of LNG received pursuant to the terms of this Agreement, and all transactions associated with such LNG, are permitted and lawful under United States of America laws and policies, including the rules, regulations, orders, policies, and other determinations of the United States Department of Energy, the Office of Foreign Assets Control of the United States Department of the Treasury and the Federal Energy Regulatory Commission, and Buyer shall not take any action which would cause any export authorization(s) referred to in this Section 26.1 to be withdrawn, revoked, suspended or not renewed. Buyer shall promptly provide to Seller all information required by Seller and its Affiliates, to comply with such export authorization(s) and shall provide the delivery destination reports (as described in this Section 26.1) for all LNG sold hereunder, to Seller (and any other Seller Affiliate as may be identified from time to time by Seller), not later than the fifteenth (15th) Day of the Month following the Month in which any relevant LNG is delivered to the country of destination. In addition to the information required pursuant to this Section 26.1, such delivery destination reports shall contain any other information required by the applicable export authorization(s).

26.2	Use of LNG

At all times during the Term, Buyer shall, with respect to all LNG delivered by Seller to Buyer pursuant to this Agreement: (a) utilize such LNG as a refined product or chemical feedstock; (b) use or consume such LNG to produce power for sale to customers; (c) market such LNG to distributors or wholesalers for resale to their own customers; or (d) resell such LNG to other Persons provided that the transfer by Buyer to a Transporter of gas that boils off from a cargo in transit from the Delivery Point shall be considered to be a sale.

26.3	Prohibited Practices

26.3.1

Each Party agrees that in connection with this Agreement and the activities contemplated herein, it will take no action, or omit to take any action, which would (a) violate any Applicable Laws applicable to that Party, or (b) cause the other Party to be in violation of any Applicable Laws applicable to such other Party, including the U.S. Foreign Corrupt Practices Act, the OECD convention on anti-bribery, the U.K. Bribery Act of 2010, E.U. and E.U. member country anti-bribery and corruption laws, and corruption or any similar statute, regulation, order or convention binding on such other Party, as each may be amended from time to time, and including any implementing regulations promulgated pursuant thereto.

26.3.2

Without limiting Section 26.3.1, each Party agrees on behalf of itself, its directors, officers, employees, agents, contractors, and Affiliates, not to pay any fees, commissions or rebates to any employee, officer or agent of the other Party or its Affiliates or shareholders nor provide or cause to be provided to any of them any gifts or entertainment of significant cost or value in connection with this Agreement or in order to influence or induce any actions or inactions in connection with the commercial activities of the Parties hereunder.

26.4	Records; Audit

Each Party shall keep all records necessary to confirm compliance with Sections 26.1, 26.2, 26.3.1(b), and 26.3.2 for a period of five (5) years following the year for which such records apply. If either Party asserts that the other Party is not in compliance with Sections 26.1, 26.2, 26.3.1(b), or 26.3.2, the Party asserting noncompliance shall send a notice to the other Party indicating the type of noncompliance asserted. After giving such notice, the Party asserting noncompliance may cause an independent auditor to audit the records of the other Party in respect of the asserted noncompliance. The costs of any independent auditor under this Section 26.4 shall be paid (i) by the Party being audited, if such Party is determined not to be in compliance with Sections 26.1, 26.2, 26.3.1(b), or 26.3.2, as applicable, and (ii) by the Party requesting the audit, if the Party being audited is determined to be in compliance with Sections 26.1, 26.2, 26.3.1(b), or 26.3.2, as applicable.

26.5	Indemnity

Each Party agrees to indemnify and hold the other Party harmless from any Losses arising out of the indemnifying Party’s breach of any or all of Section 26.1, Section 26.3, or Section 26.4 or the breach of the representation and warranty in Section 17.3. Any payment or indemnity obligation for which the indemnifying Party is liable under this Section 26.5 shall not be limited by Section 15.2.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER:	BUYER:

CORPUS CHRISTI LIQUEFACTION, LLC	CHENIERE MARKETING INTERNATIONAL LLP

	By:	CHENIERE MARKETING, LLC, its managing member

/s/ Matthew Healey		/s/ Zach Davis
Name: Matthew Healey		Name: Zach Davis
Title: Vice President, Finance and Treasury		Title: President and Chief Financial Officer

[Signature Page to Second Amended and Restated Base LNG Sale and Purchase Agreement]

EXHIBIT A

MEASUREMENT

1.	Parties to Supply Devices

a) General. Unless otherwise agreed, Buyer and Seller shall supply equipment and conform to procedures that are in accordance with the latest version of the standards referred to in this document.

b) Buyer Devices. Buyer or Buyer’s agent shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the liquid level in LNG tanks of the LNG Tankers, pressure and temperature measuring devices, and any other measurement or testing devices which are incorporated in the structure of LNG vessels or customarily maintained on board ship.

c) Seller Devices. Seller shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the LNG and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Corpus Christi Facility.

d) Dispute. Any Dispute arising under this Exhibit A shall be submitted to an Expert under Section 21.2 of this Agreement.

2.	Selection of Devices

All devices provided for in this Exhibit A shall be approved by Seller, acting as a Reasonable and Prudent Operator. The required degree of accuracy (which shall in any case be within the permissible tolerances defined herein and in the applicable standards referenced herein) of such devices selected shall be mutually agreed upon by Buyer and Seller. In advance of the use of any device, the Party providing such device shall cause tests to be carried out to verify that such device has the required degree of accuracy.

3.	Verification of Accuracy and Correction for Error

a) Accuracy. Accuracy of devices used shall be tested and verified at the request of either Party, including the request by a Party to verify accuracy of its own devices. Each Party shall have the right to inspect at any time the measurement devices installed by the other Party, provided that the other Party is notified in advance. Testing shall be performed only when both Parties are represented, or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other method agreed to by Seller and Buyer. At the request of any Party hereto, any test shall be witnessed and verified by an independent surveyor mutually agreed upon by Buyer and Seller. Permissible tolerances shall be as defined herein or as defined in the applicable standards referenced herein.

b) Inaccuracy. Inaccuracy of a device exceeding the permissible tolerances shall require correction of previous recordings, and computations made on the basis of those recordings, to zero error with respect to any period which is definitely known or agreed upon by the Parties as well as adjustment of the device. All invoices issued during such period shall be amended accordingly to reflect such correction, and an adjustment in payment shall be made between Buyer and Seller. If the period of error is neither known nor agreed upon, and there is no evidence as to the duration of such period of error, corrections shall be made and invoices amended for each delivery of LNG made during the last half of the period since the date of the most recent calibration of the inaccurate device. However, the provisions of this Paragraph 3 shall not be applied to require the modification of any invoice that has become final pursuant to Section 10.3.2 of this Agreement.

c) Costs and Expenses of Test Verification. All costs and expenses for testing and verifying Seller’s measurement devices shall be borne by Seller, and all costs and expenses for testing and verifying Buyer’s measurement devices shall be borne by Buyer. The fees and charges of independent surveyors for measurements and calculations shall be borne by the Parties in accordance with Section 13.11.3 of this Agreement.

4.	Tank Gauge Tables of LNG Tankers

a) Initial Calibration. Buyer shall arrange or caused to be arranged, for each tank of each LNG Tanker, a calibration of volume against tank level. Buyer shall provide Seller or its designee, or cause Seller or its designee to be provided, with a certified copy of tank gauge tables for each tank of each LNG Tanker verified by a competent impartial authority or authorities mutually agreed upon by the Parties. Such tables shall include correction tables for list, trim, tank contraction and any other items requiring such tables for accuracy of gauging.

Tank gauge tables prepared pursuant to the above shall indicate volumes in cubic meters expressed to the nearest thousandth (1/1000), with LNG tank depths expressed in meters to the nearest hundredth (1/100).

b) Presence of Representatives. Seller and Buyer shall each have the right to have representatives present at the time each LNG tank on each LNG Tanker is volumetrically calibrated.

c) Recalibration. If the LNG tanks of any LNG Tanker suffer distortion of such nature as to create a reasonable doubt regarding the validity of the tank gauge tables described herein (or any subsequent calibration provided for herein), Buyer or Buyer’s agent shall recalibrate the damaged tanks, and the vessel shall not be employed as an LNG Tanker hereunder until appropriate corrections are made. If mutually agreed between Buyer and Seller representatives, recalibration of damaged tanks can be deferred until the next time when such damaged tanks are warmed for any reason, and any corrections to the prior tank gauge tables will be made from the time the distortion occurred. If the time of the distortion cannot be ascertained, the Parties shall mutually agree on the time period for retrospective adjustments.

5.	Units of Measurement and Calibration

The Parties shall co-operate in the design, selection and acquisition of devices to be used for measurements and tests in order that all measurements and tests may be conducted in the SI system of units, except for the quantity delivered which is expressed in MMBtu, the Gross Heating Value (volume based) which is expressed in Btu/SCF and the pressure which is expressed in millibar and temperature in Celsius. In the event that it becomes necessary to make measurements and tests using a new system of units of measurements, the Parties shall establish agreed upon conversion tables.

6.	Accuracy of Measurement

All measuring equipment must be maintained, calibrated and tested in accordance with the manufacturer’s recommendations. In the absence of a manufacturer’s recommendation, the minimum frequency of calibration shall be one hundred eighty (180) days, unless otherwise mutually agreed between the Parties. Documentation of all tests and calibrations will be made available by the Party performing the same to the other Party. Acceptable accuracy and performance tolerances shall be:

a) Liquid Level Gauging Devices.

Each LNG tank of the LNG Tanker shall be equipped with primary and secondary liquid level gauging devices as per Paragraph 7(b) of this Exhibit A.

The measurement accuracy of the primary gauging devices shall be plus or minus seven point five (± 7.5) millimeters and the secondary liquid level gauging devices shall be plus or minus ten (± 10) millimeters.

The liquid level in each LNG tank shall be logged or printed.

b) Temperature Gauging Devices.

The temperature of the LNG and of the vapor space in each LNG tank shall be measured by means of a number of properly located temperature measuring devices sufficient to permit the determination of average temperature.

The measurement accuracy of the temperature gauging devices shall be as follows:

(i) in the temperature range of minus one hundred sixty five to minus one hundred forty degree Celsius (-165C to -140°C), the accuracy shall be plus or minus zero point two degree Celsius (± 0.2 °C);

(ii) in the temperature range of minus one hundred forty to plus forty degree Celsius (-140C to +40 °C), the accuracy shall be plus or minus one point five degree Celsius (± 1.5 °C).

The temperature in each LNG tank shall be logged or printed.

c) Pressure Gauging Devices.

Each LNG tank of the LNG Tanker shall have one (1) absolute pressure gauging device.

The measurement accuracy of the pressure gauging device shall be plus or minus one percent (± 1%) of the measuring range.

The pressure in each LNG tank shall be logged or printed.

d) List and Trim Gauging Devices.

A list gauging device and a trim gauging device shall be installed. These shall be interfaced with the custody transfer system.

The measurement accuracy of the list and the trim gauging devices shall be better than plus or minus zero point zero five (±0.05) degrees for list and plus or minus zero point zero one (± 0.01) meters for trim.

7.	Gauging and Measuring LNG Volumes Delivered

a) Gauge Tables. Upon Seller’s representative and the independent surveyor, if present, arriving on board the LNG Tanker prior to the commencement of or during loading, Buyer or Buyer’s representative shall make available to them a certified copy of tank gauge tables for each tank of the LNG Tanker.

b) Gauges. Volumes of LNG delivered pursuant to this Agreement shall be determined by gauging the LNG in the tanks of the LNG Tankers before and after loading. Each LNG Tanker’s tank shall be equipped with a minimum of two (2) independent sets of level gauges, each set utilizing preferably a different measurement principle. Comparison of the two (2) systems, designated as Primary and Secondary Measurement Systems, shall be performed from time to time to ensure compliance with the acceptable performance tolerances stated herein.

c) Gauging Process. Gauging the liquid level of each tank of the LNG Tankers and measuring of liquid temperature, vapor temperature and vapor pressure in each LNG tank, trim and list of the LNG Tankers, and atmospheric pressure shall be performed, or caused to be performed, by Buyer before and after loading. Seller’s representative shall have the right to be present while all measurements are performed and shall verify the accuracy and acceptability of all such measurements. The first gauging and measurements shall be made immediately before the commencement of loading. The second gauging and measurements shall take place immediately after the completion of loading.

d) Records. Copies of gauging and measurement records shall be furnished to Seller immediately upon completion of loading.

e) Gauging Liquid Level of LNG. The level of the LNG in each LNG tank of the LNG Tanker shall be gauged by means of the primary gauging device installed in the LNG Tanker for that purpose. The level of the LNG in each tank shall be logged or printed.

Measurement of the liquid level in each LNG tank of the LNG Tanker shall be made to the nearest millimeter by using the primary liquid level gauging devices. Should the primary devices fail, the secondary device shall be used.

Five (5) readings shall be made following manufacturer’s recommendations on reading interval. The arithmetic average of the readings rounded to the nearest millimeter using one (1) decimal place shall be deemed the liquid level.

f) Determination of Temperature. The temperature of the LNG and of the vapor space in each LNG tank shall be measured by means of a sufficient number of properly located temperature measuring devices to permit the determination of average temperature. Temperatures shall be measured at the same time as the liquid level measurements and shall be logged or printed.

In order to determine the temperature of liquid and vapor respectively in the LNG Tanker one (1) reading shall be taken at each temperature gauging device in each LNG tank. An arithmetic average of such readings rounded to the nearest zero point one degree Celsius (0.1 °C) using two (2) decimal places with respect to vapor and liquid in all LNG tanks shall be deemed the final temperature of the vapor and liquid respectively.

Buyer shall cause each cargo tank in the LNG Tanker to be provided with a minimum of five (5) temperature measuring devices. One such measuring device shall be located in the vapor space at the top of each cargo tank, one near the bottom of each cargo tank and the remainder distributed at appropriate intervals from the top to the bottom of the cargo tank. These devices shall be used to determine the average temperatures of the liquid cargo and the vapor in the cargo tank.

The average temperature of the vapor in an LNG Tanker shall be determined immediately before loading by means of the temperature measuring devices specified above at the same time as when the liquid level is measured. The temperature measuring devices shall be fully surrounded by the vapor. This determination shall be made by taking the temperature readings of the temperature measuring devices in question to the nearest zero point zero one degrees Celsius (0.01°C), and if more than one of the devices are fully surrounded by the vapor, by averaging those readings, and rounding to one (1) decimal place.

The average temperature of the liquid in an LNG Tanker shall be determined immediately after loading by means of the temperature measuring devices specified above.

g) Determination of Pressure. The pressure of the vapor in each LNG tank shall be determined by means of pressure measuring devices installed in each LNG tank of the LNG Tankers. The atmospheric pressure shall be determined by readings from the standard barometer installed in the LNG Tankers. Pressures shall be measured at the same time as the liquid level measurements, and shall be logged or printed.

Buyer shall cause the LNG Tanker to be provided with pressure measuring equipment capable of determining the absolute pressure of the vapor in each cargo tank with an accuracy equal to or better than plus or minus one percent (± 1%) of the measuring range.

The pressure of the vapor in an LNG Tanker shall be determined immediately before loading at the same time as when the liquid level is measured.

Such determination shall be made by taking the pressure readings of the pressure measuring devices to the nearest millibar, then averaging these readings and rounding to a whole millibar.

h) Determination of Density. The LNG density shall be calculated using the revised Klosek-McKinley method. Should any improved data, method of calculation or direct measurement device become available which is acceptable to both Buyer and Seller, such improved data, method or device shall then be used.

8.	Samples for Quality Analysis

a) General. Representative liquid samples shall be collected from an appropriate point located as close as practical to the loading line starting one (1) hour after full loading rate is reached and ending one (1) hour before ramping down from the full loading rate.

Sampling conducted by Seller will conform with the procedure specified in (i), (ii) or (iii) as follows:

i)

Online chromatograph: A sample shall be taken and analyzed at least once every twenty (20) minutes by an on-line chromatograph during the sampling period referenced in the opening paragraph of section 8(a) of this Exhibit A. These intermittent samples will be passed through a vaporizer, and samples of the vaporized liquid will be analyzed. The arithmetically averaged analysis, representative of the delivered LNG cargo shall be used for all appropriate calculations. Samples taken when biphasic or where overheated LNG is suspected to be in the main transfer line will be disregarded.

In instances where the on-line chromatograph system being utilized were to fail during loading operations manual samples (composite or spot) collected shall be analyzed.

ii)

Composite sample: One (1) representative sample of the loading shall be collected by continuous sampling of the delivered LNG. If applicable the sample analysis shall be applied to the appropriate calculations associated with the delivered LNG cargo.

iii)

Spot samples: One (1) spot sample shall be collected from the vaporizer at each point in time corresponding to approximately twenty-five percent (25%), fifty percent (50%) and seventy-five percent (75%) of loading is completed. If applicable the analysis of spot samples shall be conducted, averaged and applied to the appropriate calculations associated with the delivered LNG cargo.

b) Manual Samples. It is recognized that for every loading manual samples should be retained for use by Buyer and Seller.

i)

Where sampling analysis is conducted using spot samples per section 8(a)iii of this Exhibit A, two (2) sets of samples shall be collected from the vaporizer at each point in time corresponding to approximately twenty-five percent (25%), fifty percent (50%) and seventy-five percent (75%) of loading is completed and retained.

ii)	Where sampling analysis is conducted using a composite sample per section 8(a)ii of this Exhibit A, two (2) samples shall be collected from the collection devices at the end of loading and retained.

The samples collected shall be properly labeled and sealed by the independent surveyor in attendance. Seller shall retain all samples for a period of thirty (30) days, unless the analysis is disputed prior to the end of such thirty (30) day period. If the analysis is in dispute, the samples will be retained until the dispute is resolved.

Notwithstanding the above, it is recognized from time to time that Buyer may require one (1) of the retained samples to accompany the LNG cargo delivery, provided sufficient notice.

Where Buyer receives a set of samples, Buyer shall return the set of sample cylinders provided or an identical set within sixty (60) days. If the set of sample cylinders provided are not returned or replaced to Seller’s satisfaction within the sixty (60) day period, Seller will procure replacement cylinders and Buyer will be invoiced for the cost of replacement cylinders inclusive of preparation cost.

Sampling and analysis methods and procedures that differ from the above may be employed with the mutual agreement of the Parties.

9. Quality Analysis

a) Certification and Deviation. Chromatograph calibration gasses shall be provided and their composition certified by an independent third party. From time to time, deviation checks shall be performed to verify the accuracy of the gas composition mole percentages and resulting calculated physical properties. Analyses of a sample of test gas of known composition resulting when procedures that are in accordance with the above mentioned standards have been applied will be considered as acceptable if the resulting calculated gross heating value is within plus or minus zero point three percent (± 0. 3%) of the known gross heating value of the test gas sample. If the deviation exceeds the tolerance stated, the gross real heating value, relative density and compressibility previously calculated will be corrected immediately. Previous analyses will be corrected to the point where the error occurred, if this can be positively identified to the satisfaction of both Parties. Otherwise it shall be assumed that the drift has been linear since the last recalibration and correction shall be based on this assumption.

b) GPA Standard 2261. All samples shall be analyzed by Seller to determine the molar fraction of the hydrocarbon and other components in the sample by gas chromatography using a mutually agreed method in accordance with GPA Standard 2261—Method of Analysis for Gas and Similar Gaseous Mixtures by Gas Chromatography, current as of January 1st, 1990 and as periodically updated or as otherwise mutually agreed by the Parties. If better standards for analysis are subsequently adopted by GPA or other recognized competent impartial authority, upon mutual agreement of Buyer and Seller, they shall be substituted for the standard then in use, but such substitution shall not take place retroactively. A calibration of the chromatograph or other analytical instrument used shall be performed by Seller immediately prior to the analysis of the sample of LNG delivered. Seller shall give advance notice to Buyer of the time Seller intends to conduct a calibration thereof, and Buyer shall have the right to have a representative present at each such calibration; provided, however, Seller will not be obligated to defer or reschedule any calibration in order to permit the representative of Buyer to be present.

c) GPA Standard 2377. Seller shall determine the presence of Hydrogen Sulfide (H2S) by use of GPA Standard 2377 – Test of Hydrogen Sulfide and Carbon Dioxide in Gas Using Length of Stain Tubes. Total sulfur will be determined as the summation of sulfur compounds (i.e. mercaptans) following ASTM D1988-06 (Standard Test Method for Mercaptans in Natural Gas using Length-of-Stain Detector Tubes). If the presence of Hydrogen Sulfide or sulfur compounds is detected, an additional test shall be performed to confirm the respective concentration(s) following either: (i) ASTM D6228 (Determination of Sulfur Compounds in Natural Gas and Gaseous Fuels by Gas Chromatography and Flame Photometric Detection), (ii) ASTM D5504 (Determination of Sulfur Compounds in Natural Gas and Gaseous Fuels by Gas Chromatography and Chemiluminescence), (iii) ASTM D6667 (Determination of Total Volatile Sulfur in Gaseous Hydrocarbons and Liquefied Petroleum Gases by Ultraviolet Fluorescence), or (iv) any other testing method mutually agreed by the Parties.

10. Operating Procedures

a) Notice. Prior to conducting operations for measurement, gauging, sampling and analysis provided in this Exhibit A, the Party responsible for such operations shall notify the appropriate representatives of the other Party, allowing such representatives reasonable opportunity to be present for all operations and computations; provided that the absence of the other Party’s representative after notification and opportunity to attend shall not prevent any operations and computations from being performed.

b) Independent Surveyor. At the request of either Party any measurement, gauging, sampling and analysis shall be witnessed and verified by an independent surveyor mutually agreed upon by Buyer and Seller. The results of such surveyor’s verifications shall be made available promptly to each Party.

c) Preservation of Records. All records of measurement and the computed results shall be preserved by the Party responsible for taking the same, or causing the same to be taken, and made available to the other Party for a period of not less than three (3) years after such measurement and computation.

11. Quantities Delivered

a) Calculation of MMBtu Quantities. Seller shall calculate, or cause to be calculated and Buyer shall verify, the quantity of MMBtu delivered. Either Party may, at its own expense, require the measurements and calculations and/or their verification by an independent surveyor, mutually agreed upon by the Parties. Consent to an independent surveyor proposed by a Party shall not be unreasonably withheld by the other Party.

b) Determination of Gross Heating Value. All component values shall be in accordance with the latest revision of GPA Standard 2145 SI (2009) - Physical Constants for Hydrocarbons & Other Compounds of Interest to the Natural Gas Industry and the latest revision of the reference standards therein. Standard reference conditions for Hi component should be 15°C & 101.325 kPa.

c) Determination of Volume of LNG Loaded.

(i) The LNG volume in the tanks of the LNG Tanker before and after loading (valves have to be closed) shall be determined by gauging on the basis of the tank gauge tables provided for in Paragraph 6. During the period when measurement is occurring, no LNG cargo, ballast, boil-off gas, fuel oil or other cargo transfer activity will be carried out on the LNG Tanker. Measurements shall first be made immediately before loading commences. Accordingly, after connection of the loading arms, but prior to their cool-down, and immediately before opening the manifold ESD valves of the LNG Tanker, the initial gauging shall be conducted upon the confirmation of stoppage of all spray pumps and compressors and shut-off of the gas master valve to the LNG Tanker’s boilers or any other gas consuming unit. The gas master valve to the LNG Tanker’s boilers or any other gas consuming unit shall remain closed until after the second gauging, unless a regulatory change requires the consumption of gas during the vessel loading operations and/or upon mutual agreement between all parties upon which event the procedure for the measurement of gas consumed during loading shall be calculated in accordance with Paragraph 12.4 of this Exhibit A. A second gauging shall be made immediately after loading is completed. Accordingly, the second gauging shall be conducted upon the confirmation of shut-off of the manifold ESD valves, with transfer pumps off and allowing sufficient time for the liquid level to stabilize. Measurements prior to loading and after loading will be carried out based on the condition of the LNG Tanker’s lines upon arrival at berth. Since significant volumes of LNG may remain in the LNG Tanker’s manifold and crossover, gauging will be performed with these lines in the same condition prior to loading and after loading. If the LNG Tanker’s manifold and crossover lines are empty (warm) when measurement is taken before loading commences, they will be emptied prior to measurement following the completion of loading. If the crossover lines are liquid filled (cold) when measurement is taken before loading commences, they will remain full (cold) until measurement is taken following the completion of loading. The volume of LNG remaining in the tanks immediately before loading of the LNG Tanker shall be subtracted from the volume immediately after loading and the resulting volume shall be taken as the volume of the LNG delivered from the terminal to the LNG Tanker.

The volume of LNG stated in cubic meters to the nearest zero point zero zero one (0.001) cubic meter, shall be determined by using the tank gauge tables and by applying the volume corrections set forth therein.

(ii) Gas returned to the terminal and gas consumed by the LNG Tanker during loading shall be taken into account to determine the volume loaded for Buyer’s account in accordance with the formula in Paragraph 12.4 of this Exhibit A – MMBtu Calculation of the Quantity of LNG Loaded.

(iii) If failure of the primary gauging and measuring devices of an LNG Tanker should make it impossible to determine the LNG volume, the volume of LNG loaded shall be determined by gauging the liquid level using the secondary gauging and measurement devices. If an LNG Tanker is not so equipped, the volume of LNG loaded shall be determined by gauging the liquid level in Seller’s onshore LNG storage tanks immediately before and after loading the LNG Tanker, in line with the terminal procedures, and such volume shall have subtracted from it an estimated LNG volume, agreed upon by the Parties, for boil-off from such tanks during the loading of such LNG Tanker. Seller shall provide Buyer, or cause Buyer to be provided with, a certified copy of tank gauge tables for each onshore LNG tank which is to be used for this purpose, such tables to be verified by a competent impartial authority.

12. Calculations

The calculation procedures contained in this Paragraph 12 are generally in accordance with the Institute of Petroleum Measurement Manual, Part XII, the Static Measurement of Refrigerated Hydrocarbon Liquids, Section 1, IP 251/76.

d = density of LNG loaded at the prevailing composition and temperature Tl in kg/m3, rounded to two (2) decimal places, calculated according to the method specified in Paragraph 12.1 of this Exhibit A.

Hi = gross heating value (mass based) of component “i” in MJ/kg, in accordance with Paragraph 12.6(a) of this Exhibit A.

Hm = gross heating value (mass based) of the LNG loaded in MJ/kg, calculated in accordance with the method specified in Paragraph 12.3 of this Exhibit A, rounded to four (4) decimal places.

Hv = gross heating value (volume based) of the LNG loaded in Btu/SCF, calculated in accordance with the method specified in Paragraph 12.5 of this Exhibit A.

K1 = volume correction in m3/kmol, at temperature Tl, obtained by linear interpolation from Paragraph 12.6(c) of this Exhibit A, rounded to six (6) decimal places.

K2 = volume correction in m3/kmol, at temperature Tl obtained by linear interpolation from Paragraph 12.6(d) of this Exhibit A, rounded to six (6) decimal places.

Mi = molecular mass of component “i” in kg/kmol, in accordance with Paragraph 12.6(a) of this Exhibit A.

P = average absolute pressure of vapor in an LNG Tanker immediately before loading, in millibars, rounded to a whole millibar.

Q = number of MMBtu contained in the LNG delivered, rounded to the nearest ten (10) MMBtu.

Tl = average temperature of the liquid cargo in the LNG Tanker immediately after loading, in degrees Celsius, rounded to one (1) decimal place.

Tv = average temperature of the vapor in an LNG Tanker immediately before loading, in degrees Celsius, rounded to one (1) decimal place.

V = the volume of the liquid cargo loaded, in cubic meters, rounded to three (3) decimal places.

Vh = the volume of the liquid cargo in an LNG Tanker immediately before loading, in cubic meters, rounded to three (3) decimal places.

Vb = the volume of the liquid cargo in an LNG Tanker immediately after loading, in cubic meters, rounded to three (3) decimal places.

Vi = molar volume of component “i” at temperature Tl, in m3/kmol, obtained by linear interpolation from Paragraph 12.6(b) of this Exhibit A, rounded to six (6) decimal places.

Xi = molar fraction of component “i” of the LNG samples taken from the loading line, rounded to four (4) decimal places, determined by gas chromatographic analysis.

Xm = the value of Xi for methane.

Xn = the value of Xi for nitrogen.

12.1 Density Calculation Formula

The density of the LNG loaded which is used in the MMBtu calculation in 12.4 of this Exhibit A shall be calculated from the following formula derived from the revised Klosek-McKinley method:

In the application of the above formula, no intermediate rounding shall be made if the accuracy of “d” is thereby affected.

12.2 Calculation of Volume Delivered

The volume, in cubic meters, of each LNG cargo loaded shall be calculated by using the following formula:

V = Vb - Vh

12.3 Calculation of Gross Heating Value (Mass Based)

The gross heating value (mass based), in MJ/kg, of each LNG cargo loaded shall be calculated by using the following formula:

12.4 MMBtu Calculation of the Quantity of LNG Loaded

The number of MMBtu contained in the LNG loaded shall be calculated using the following formula:

The derivation of the conversion factor 1/1055.12 in the formula in this Paragraph for the conversion of MJ into MMBtu is obtained from GPA-2145:1994 and IP-251:1976 as follows:

(a) q(T,P) means the gross heating value (measured at temperature T and pressure P), contained in a given quantity of gas;

(b) q(60°F, 14.696 psia) in MJ = 1/1.00006 x q(15°C, 1013.25 millibar) in MJ;

(c) 1 MMBtu corresponds to 1055.06 MJ;

(d) q(60°F, 14.696 psia) in MMBtu = 1/1055.06 x q(60°F, 14.696 psia) in MJ; and

(e) Combining (b) and (d) above yields:

q(60°F, 14.696 psia) in MMBtu = 1/1055.12 x q(15°C, 1013.25 millibar) in MJ.

Hence the number of MJ derived shall be divided by 1055.12 to obtain the number of MMBtu for invoicing purposes.

QBOG	=	the quantity of boil off gas in MJ consumed by the LNG tanker during loading, calculated as follows:

QBOG = (V2 x 55.575)

where:

V2 =	the quantity of natural gas consumed by the LNG tanker during loading (as calculated pursuant to the below formula), stated in kg and rounded to the nearest kg; and

55.575 =	the heating value of the vapor (assumed to be 100% of methane) stated in MJ/kg at standard reference conditions (15°C, 1.01325 bar) for both combustion & metering references (tables below).

Quantity of Natural Gas Consumed by LNG Tanker (V2)

The quantity of natural gas consumed by the LNG tanker during loading shall be computed by taking the initial and the final reading of Natural Gas Consumption Meter on board the tanker (i.e. final reading of Natural Gas Consumption Meter after completion of loading minus initial reading of Natural Gas Consumption Meter before the start of loading) and is calculated by using the following formula:

V2 = Vf – Vi

where:

V2 = the quantity of natural gas consumed by the LNG tanker during loading, stated in kg;

Vf = the reading of Natural Gas Consumption Meter on board the tanker after the completion of loading, stated in kg; and

Vi = the reading of Natural Gas Consumption Meter on board the tanker before the start of loading, stated in kg.

12.5 Calculation of Gross Heating Value (Volume Based)

The calculation of the Gross Heating Value (volume based) in Btu/SCF shall be derived from the same compositional analysis as is used for the purposes of calculating the Gross Heating Value (mass based) Hm and the following formula shall apply:

Hv = 1.13285 × Σ (Xi × Mi × Hi)

The derivation of the conversion factor 1.13285 for the conversion of MJ/kmol into Btu/SCF is obtained as follows:

(a) molar gross heating value = Σ (Xi x Mi x Hi) MJ/kmol;

(b) 1 kmol = 2.20462 lbmol;

(c) 1 lbmol = 379.482 SCF;

(d) hence 1 kmol = 836.614 SCF; and

(e) Hv = 1,000,000/ (1055.12 x 836.614) x Σ (Xi x Mi x Hi) Btu/SCF

12.6 Data

(a) Values of Hi and Mi

Component	Hi (in MJ/kg)	Mi (in kg/kmol)
Methane	55.575	16.0425
Ethane	51.951	30.0690
Propane	50.369	44.0956
Iso-Butane	49.388	58.1222
N-Butane	49.546	58.1222
Iso-Pentane	48.950	72.1488
N-Pentane	49.045	72.1488
N-Hexane	48.715	86.1754
Nitrogen	0	28.0134
Carbon Dioxide	0	44.0095
Oxygen	0	31.9988

Source: GPA Publication 2145 Sl-2009: “Table of Physical Properties for Hydrocarbons and Other Compounds of Interest to the Natural Gas Industry”.

(b) Values of Vi (cubic meter/kmol)

Temperature	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
Methane	0.039579	0.038983	0.038419	0.038148	0.037884	0.037375	0.036890
Ethane	0.048805	0.048455	0.048111	0.047942	0.047774	0.047442	0.047116
Propane	0.063417	0.063045	0.062678	0.062497	0.062316	0.061957	0.061602
Iso-Butane	0.079374	0.078962	0.078554	0.078352	0.078151	0.077751	0.077356
N-Butane	0.077847	0.077456	0.077068	0.076876	0.076684	0.076303	0.075926
Iso-Pentane	0.092817	0.092377	0.091939	0.091721	0.091504	0.091071	0.090641
N-Pentane	0.092643	0.092217	0.091794	0.091583	0.091373	0.090953	0.090535
N-Hexane	0.106020	0.105570	0.105122	0.104899	0.104677	0.104236	0.103800
Nitrogen	0.055877	0.051921	0.048488	0.046995	0.045702	0.043543	0.041779
Carbon Diox	0.027950	0.027650	0.027300	0.027200	0.027000	0.026700	0.026400
Oxygen	0.03367	0.03275	0.03191	0.03151	0.03115	0.03045	0.02980

Source: National Bureau of Standards Interagency Report 77-867, Institute of Petroleum IP251/76 for Oxygen.

Note: For intermediate values of temperature and molecular mass a linear interpolation shall be applied

(c) Values of Volume Correction Factor, K1 (cubic meter/kmol)

Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
16.0	-0.000012	-0.000010	-0.000009	-0.000009	-0.000008	-0.000007	-0.000007
16.5	0.000135	0.000118	0.000106	0.000100	0.000094	0.000086	0.000078
17.0	0.000282	0.000245	0.000221	0.000209	0.000197	0.000179	0.000163
17.2	0.000337	0.000293	0.000261	0.000248	0.000235	0.000214	0.000195
17.4	0.000392	0.000342	0.000301	0.000287	0.000274	0.000250	0.000228
17.6	0.000447	0.000390	0.000342	0.000327	0.000312	0.000286	0.000260
17.8	0.000502	0.000438	0.000382	0.000366	0.000351	0.000321	0.000293
18.0	0.000557	0.000486	0.000422	0.000405	0.000389	0.000357	0.000325
18.2	0.000597	0.000526	0.000460	0.000441	0.000423	0.000385	0.000349
18.4	0.000637	0.000566	0.000499	0.000477	0.000456	0.000412	0.000373
18.6	0.000677	0.000605	0.000537	0.000513	0.000489	0.000440	0.000397
18.8	0.000717	0.000645	0.000575	0.000548	0.000523	0.000467	0.000421
19.0	0.000757	0.000685	0.000613	0.000584	0.000556	0.000494	0.000445
19.2	0.000800	0.000724	0.000649	0.000619	0.000589	0.000526	0.000474
19.4	0.000844	0.000763	0.000685	0.000653	0.000622	0.000558	0.000503
19.6	0.000888	0.000803	0.000721	0.000688	0.000655	0.000590	0.000532
19.8	0.000932	0.000842	0.000757	0.000722	0.000688	0.000622	0.000561
20.0	0.000976	0.000881	0.000793	0.000757	0.000721	0.000654	0.000590
25.0	0.001782	0.001619	0.001475	0.001407	0.001339	0.001220	0.001116
30.0	0.002238	0.002043	0.001867	0.001790	0.001714	0.001567	0.001435

Source: National Bureau of Standards Interagency Report 77-867.

Note 1: Molecular mass of mixture equals Σ (Xi x Mi).

Note 2: For intermediate values of temperature and molecular mass a linear interpolation shall be applied.

(d) Values of Volume Correction Factor, K2 (cubic meter/kmol)

Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
16.0	-0.000039	-0.000031	-0.000024	-0.000021	-0.000017	-0.000012	-0.000009
16.5	0.000315	0.000269	0.000196	0.000178	0.000162	0.000131	0.000101
17.0	0.000669	0.000568	0.000416	0.000377	0.000341	0.000274	0.000210
17.2	0.000745	0.000630	0.000478	0.000436	0.000397	0.000318	0.000246
17.4	0.000821	0.000692	0.000540	0.000495	0.000452	0.000362	0.000282
17.6	0.000897	0.000754	0.000602	0.000554	0.000508	0.000406	0.000318
17.8	0.000973	0.000816	0.000664	0.000613	0.000564	0.000449	0.000354
18.0	0.001049	0.000878	0.000726	0.000672	0.000620	0.000493	0.000390
18.2	0.001116	0.000939	0.000772	0.000714	0.000658	0.000530	0.000425
18.4	0.001184	0.001000	0.000819	0.000756	0.000696	0.000567	0.000460
18.6	0.001252	0.001061	0.000865	0.000799	0.000735	0.000605	0.000496
18.8	0.001320	0.001121	0.000912	0.000841	0.000773	0.000642	0.000531
19.0	0.001388	0.001182	0.000958	0.000883	0.000811	0.000679	0.000566
19.2	0.001434	0.001222	0.000998	0.000920	0.000844	0.000708	0.000594
19.4	0.001480	0.001262	0.001038	0.000956	0.000876	0.000737	0.000623
19.6	0.001526	0.001302	0.001078	0.000992	0.000908	0.000765	0.000652
19.8	0.001573	0.001342	0.001118	0.001029	0.000941	0.000794	0.000681
20.0	0.001619	0.001382	0.001158	0.001065	0.000973	0.000823	0.000709
25.0	0.002734	0.002374	0.002014	0.001893	0.001777	0.001562	0.001383
30.0	0.003723	0.003230	0.002806	0.002631	0.002459	0.002172	0.001934

Source: National Bureau of Standards Interagency Report 77-867.

Note 1: Molecular mass of mixture equals Σ (Xi x Mi).

Note 2: For intermediate values of temperature and molecular mass a linear interpolation shall be applied.

EXHIBIT B

FORM OF PORT LIABILITY AGREEMENT

THIS PORT LIABILITY AGREEMENT (this “Agreement”) is effective as of _______, 20__, and is made by and between Corpus Christi Liquefaction, LLC a Delaware limited liability company, (“CCL”), and [INSERT NAME(S) OF VESSEL OWNER(S)], a [TYPE OF ENTITY AND JURISDICTION OF ORGANIZATION] ([collectively] “Vessel Owner”).

RECITALS

WHEREAS, Vessel Owner, using the vessel set forth below under its name and signature (“Vessel”), proposes to receive certain quantities of liquefied natural gas (“LNG”) from CCL at the marine terminal and LNG liquefaction and storage facilities located on the La Quinta Channel near Corpus Christi, Texas (as more fully defined below, the “Marine Terminal”); and

WHEREAS, Vessel Owner and CCL (collectively, the “Parties” and individually a “Party”) have agreed to allocate the risk of and responsibility for loss and damage resulting from an Incident (as defined below) at the Marine Terminal in the following manner;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	The following terms shall have the following meanings when used herein:

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

“Incident” means any occurrence or series of occurrences having the same origin arising out of or relating to the Vessel’s use of the Marine Terminal in which there is any one or more of the following: (i) loss of or damage to the Marine Terminal or the Vessel; (ii) injury to the employees and agents comprising Terminal Interests or Vessel Interests; (iii) loss or damage, other than to the Marine Terminal or the Vessel, caused or contributed to by the Vessel, including but not limited to, injury to third parties or damage to the property of third parties; or (iv) an obstruction or danger affecting or interfering with the normal operation of the Marine Terminal or the Port.

“Terminal Interests” means (i) CCL, (ii) all Affiliates of CCL, (iii) all Persons (other than the Vessel Interests and Persons providing fire boats, tugs and escort vessels to Vessel at the Port) employed or providing services at the Marine Terminal in connection with the loading, storage, or liquefaction of LNG at the Marine Terminal, and (iv) the employees and agents of all Persons referred to in this paragraph.

“Marine Terminal” means CCL’s marine terminal and LNG liquefaction and storage facilities located at the Port, including all berths, buoys, gear, craft, equipment, plant, facilities and property of any kind (whether afloat or ashore) located thereat or adjacent thereto and in the ownership, possession or control of the Terminal Interests.

“Person” means any individual, firm, corporation, trust, partnership, association, joint venture (incorporated or unincorporated), or other business entity.

“Port” means the port at or near the Corpus Christi Ship Channel, including the La Quinta Channel, near Corpus Christi in Nueces and San Patricio Counties, Texas, including its anchorage, turning basin and approaches into the Marine Terminal associated therewith.

“Vessel Interests” means (i) Vessel Owner, (ii) all Affiliates of Vessel Owner, (iii) all Persons (other than the Terminal Interests) participating, employed, or providing services in connection with the ownership or operation (including all operations related to navigation and berthing/unberthing) of the Vessel, and (iv) the employees and agents of all Persons referred to in this paragraph.

2.	In all circumstances, the Master of the Vessel shall remain solely responsible on behalf of the Vessel Interests for the proper navigation and safety of the Vessel and her cargo.

3.

Any liability arising from an Incident shall, as between the Vessel Interests and the Terminal Interests, be borne (i) by the Vessel Interests alone, if the Vessel Interests are wholly or partially at fault and the Terminal Interests are not at fault, (ii) by the Terminal Interests alone, if the Terminal Interests are wholly or partially at fault and the Vessel Interests are not at fault, (iii) by the Vessel Interests and the Terminal Interests, in proportion to the degree of their respective fault, if both are at fault and the degree of such fault can be established or (iv) by the Vessel Interests and the Terminal Interests equally if neither of them appears to be at fault or it is not possible to establish the degree of their respective fault. In this regard, any acts or omissions of Persons providing fire boats, tugs and escort vessels to Vessel at the Port shall be deemed to be the responsibility of the Vessel Interests.

4.

(i)

CCL shall be solely responsible for claims brought by any employee and/or member of the family or dependent of any employee of CCL arising out of or consequent upon the personal injury, loss or damage to property of, or death of such employee, family member or dependent, and CCL shall indemnify and hold any Vessel Owner harmless in the event any such employee, or any family member or dependent thereof, or the executor, administrator, or personal representative of any of the foregoing, shall bring such a claim against any Vessel Owner.

(ii)

The Vessel Owners shall be solely responsible for claims brought by any employee and/or member of the family or dependent of any employee of any Vessel Owner arising out of or consequent upon the personal injury, loss or damage to property of, or death of such employee, family member or dependent, and each Vessel Owner shall indemnify and hold CCL harmless in the event any such employee, or any family member or dependent thereof, or the executor, administrator or personal representative of any of the foregoing, shall bring such claim against CCL.

(iii)

CCL and the Vessel Owners shall consult together to the extent practicable before either makes any payment which would fall due to be indemnified by the other under the terms of Sections 4(i) or 4(ii). The indemnities contained in Sections 4(i) and 4(ii) are separate and distinct from, and independent of, the obligations undertaken and the responsibilities and exceptions from and the limitations of liability provided in Sections 2, 3, 5 and 6 of this Agreement.

(iv)	The cross indemnities provided in this Section 4 are intended to be binding regardless of fault or negligence on the part of the party in whose favor they are being given.

5.

(i)

Subject to Section 5(ii) below, the total aggregate liability of the Vessel Interests to the Terminal Interests, however arising, in respect of any one Incident, shall not exceed one hundred fifty million dollars (US$150,000,000) or such higher coverage amount as the Vessel’s Protection and Indemnity Association then provides as a matter of normal practice for LNG vessels. Payment of an aggregate sum of one hundred fifty million dollars (US$150,000,000) or such higher coverage amount (as applicable) to any one or more of the Terminal Interests in respect of any one Incident shall be a complete defense to any claim, suit or demand relating to such Incident made by the Terminal Interests against the Vessel Interests. The liability of the Vessel Interests hereunder shall be joint and several.

(ii)

Vessel Interests shall provide to the Terminal Interests, upon request, sufficient written evidence that the Vessel’s Protection and Indemnity Association has agreed to cover the Vessel Interests as a member of the Association against the liabilities and responsibilities provided for in this Agreement in accordance with its Rules. Such evidence may include a true and correct copy of the Vessel’s certificate of entry with the Protection and Indemnity Association reflecting the agreement referenced in the immediately foregoing sentence.

(iii)

Vessel Interests hereby expressly, voluntarily and intentionally waive in favor of the Terminal Interests all rights of subrogation of claims by Vessel Interests’ insurers against the Terminal Interests to the extent such claims have been waived in this Agreement by the Vessel Interests. Vessel Interests hereby agree to give the Terminal Interests prior written notice of any cancellation of the Vessel’s entry in its Protection and Indemnity Association.

6.	As to matters subject to this Agreement and regardless of fault or negligence on the part of any Party, with respect to an Incident:

(i)

except to the extent expressly preserved in this Agreement, Terminal Interests hereby expressly, voluntarily and intentionally waive any right or claims they might otherwise have against the Vessel Interests under applicable laws or under any port liability agreement or similar port conditions of use previously signed by the Master for the Port; and

(ii)

except to the extent expressly preserved in this Agreement, Vessel Interests hereby expressly, voluntarily and intentionally waive any rights to limit their liability to Terminal Interests under the United States Limitation of Vessel Owners Liability Act or any other similar law or convention, as applicable, in respect of any Incident. Such waiver shall include any right to petition a court, arbitral tribunal or other entity for limitation of liability, any right to claim limitation of liability as a defense in an action, and any other similar right under relevant law. The foregoing waivers shall apply to all Persons claiming through the Terminal Interests or through the Vessel Interests.

7.

The substantive law of New York, without regard to any conflicts of law principles that could require the application of any other law, shall govern the interpretation of this Agreement and any dispute, controversy, or claim arising out of, relating to, or in any way connected with this Agreement, including, without limitation, the existence, validity, performance, or breach hereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the date first set forth above.

CORPUS CHRISTI LIQUEFACTION, LLC	[INSERT SIGNATURES OF EACH OF VESSEL INTERESTS]

By:	By:

By:	By:

Title:	Title:

As owner of the Name of Vessel Registration No. State of Registry

EXHIBIT C

FORM OF DIRECT AGREEMENT

This DIRECT AGREEMENT (this “Direct Agreement”), dated as of [•], is made between [•], a [insert: limited liability company, corporation or partnership] duly organized and validly existing under the laws of [insert: its state of incorporation or formation] (the “Obligor”), and [insert: security trustee] in its capacity as security trustee (together with its permitted successors and assigns in such capacity, the “Security Trustee”) under the Security Document and is acknowledged and agreed to by Corpus Christi Liquefaction, LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (the “Assignor”).

WITNESSETH

WHEREAS, the Assignor (and certain of its affiliates) are parties to [insert: description of finance documents] (“Finance Documents”) which govern the making of loans and extensions of other credit (the “Senior Debt”) to the Assignor for the purpose of financing a portion of the cost of constructing and operating the Assignor’s LNG liquefaction trains, natural gas pipeline and associated facilities (the “Project Facilities”) located in San Patricio County, Texas, and related expenses;

WHEREAS, the Obligor and the Assignor have entered into the LNG Sale and Purchase Agreement (FOB), dated as of [•] (as amended, amended and restated, modified and supplemented and in effect from time to time, the “Assigned Agreement”); and

WHEREAS, as security for the loans made by the lenders under the Finance Documents (the “Lenders”), the Assignor has assigned, pursuant to [insert: description of security document] (as amended, amended and restated, modified and supplemented and in effect from time to time, the “Security Document”), all of its right, title and interest in, to and under, and granted a security interest in, the Assigned Agreement to the Security Trustee on behalf of the secured parties identified therein (the “Secured Parties”);

NOW THEREFORE, as an inducement to the Lenders to provide the Senior Debt, and in consideration of other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. Unless otherwise stated, references herein to any Person shall include its successors and permitted assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities.

2. Consent and Agreement.

(a) The Obligor hereby acknowledges and consents to the assignment by the Assignor of all of Assignor’s right, title and interest in the Assigned Agreement (including, to the extent the Assignor has such rights, title and interest, the rights, title and interest with respect to each form of credit support for performance of security provided in connection with the Assigned Agreement) to the Security Trustee as collateral security for the payment and performance by the Assignor of its obligations under the Finance Documents.

(b) The Obligor acknowledges the right of the Security Trustee, in connection with a security enforcement action, upon the occurrence and during the continuance of an Event of Default (as defined under the Finance Documents) that has been declared pursuant to the Finance Documents, as of the date of delivery by the Security Trustee of written notice stating that it is taking such security enforcement action and describing such Event of Default to Obligor and until the delivery by the Security Trustee of written notice that such Event of Default is no longer continuing, to exercise and enforce all rights of the Assignor under the Assigned Agreement in accordance with the terms of the Assigned Agreement.

(c) In connection with a security enforcement action upon the occurrence and during the continuance of an Event of Default that has been declared pursuant to the Finance Documents and the exercise by the Security Trustee of any of the remedies set forth in the Security Document, the Security Trustee may, in accordance with the Security Document, assign its rights and interests and the rights and interests of the Assignor under the Assigned Agreement to any person that (i) is a purchaser or transferee of the Project Facilities and (ii) assumes the obligations of the Assignor under the Assigned Agreement. Prior to any such assignment, the Security Trustee shall provide written notice of such Event of Default and exercise of remedies by the Security Trustee to Obligor.

(d) The Obligor acknowledges and agrees, notwithstanding anything to the contrary contained in the Assigned Agreement, that neither of the following events shall constitute a default by the Assignor under the Assigned Agreement or require the consent of the Obligor: (i) the construction or operation of the Project Facilities by or on behalf of the Security Trustee in connection with a security enforcement action following the occurrence and continuance of an Event of Default that has been declared pursuant to the Finance Documents or (ii) foreclosure or any other enforcement of the Security Document by the Security Trustee.

(e) If Assignor defaults under the Assigned Agreement, the Obligor shall, before terminating the Assigned Agreement or exercising any other remedy, give written notice to the Security Trustee specifying the default and the steps necessary to cure the same and the Security Trustee shall have ninety (90) days (thirty (30) days in the case of a default in payment by Assignor) after the receipt of such notice to cure such default or to cause it to be cured (or such longer period of time in the case of a nonpayment default as may be necessary under the circumstances, provided that the Security Trustee is diligently pursuing such cure and, in any event, not to exceed sixty (60) days from the end of the ninety (90) day period following receipt of such notice). Nothing herein shall require the Security Trustee to cure any default of the Assignor under the Assigned Agreement or to perform any act, duty or obligation of the Assignor under the Assigned Agreement, but shall only give it the option to do so.

(f) In the event the Security Trustee (or its designee) succeeds to the Assignor’s interest under the Assigned Agreement, whether by foreclosure or otherwise, the Security Trustee (or its designee) shall assume liability for all of the Assignor’s obligations under the Assigned Agreement; provided, however, that without diminishing the Obligor’s right to terminate or exercise any other remedy under the Assigned Agreement as limited pursuant to paragraph (e) above, such liability shall not include any liability for claims of the Obligor against the Assignor arising from the Assignor’s failure to perform during the period prior to the Security Trustee ‘s succession to the Assignor’s interest in and under the Assigned Agreement.

Except as set forth in the immediately preceding sentence, neither the Security Trustee nor any other party secured by the Security Document shall be liable for the performance or observance of any of the obligations or duties of the Assignor under the Assigned Agreement, including the performance of any cure of default permitted pursuant to paragraph (e) above, and the assignment of the Assigned Agreement by the Assignor to the Security Trustee shall not give rise to any duties or obligations owing to the Obligor on the part of any of the parties secured by the Security Document.

(g) In the event that (i) the Assigned Agreement is rejected by a trustee or debtor-in-possession in any bankruptcy or insolvency proceeding involving the Assignor or (ii) the Assigned Agreement is terminated as a result of any bankruptcy or insolvency proceeding involving the Assignor, and if within ninety (90) days after such rejection or termination, the Security Trustee shall so request and shall certify in writing to the Obligor that it intends to perform the obligations of the Assignor as and to the extent required under such Assigned Agreement, the Obligor shall execute and deliver to the Security Trustee or such designee or assignee a new agreement (“new Assigned Agreement”), (A) pursuant to which new Assigned Agreement the Obligor shall agree to perform the obligations contemplated to be performed by the Obligor under the original Assigned Agreement and the Security Trustee or such designee or assignee shall agree to perform the obligations contemplated to be performed by the Assignor under the original Assigned Agreement, (B) which shall be for the balance of the remaining term under the original Assigned Agreement before giving effect to such rejection or termination and (C) which shall contain the same conditions, agreements, terms, provisions and limitations as the original Assigned Agreement (except for any requirements which have been fulfilled by the Assignor and the Obligor prior to such rejection or termination). References in this Direct Agreement to an “Assigned Agreement” shall be deemed also to refer to the new Assigned Agreement.

(h) The Obligor shall deliver to the Security Trustee, concurrently with the delivery thereof to the Assignor, a copy of each notice of default or breach given by the Obligor to the Assignor pursuant to the Assigned Agreement.

(i) The Obligor covenants and agrees with the Security Trustee that: (1) it will not amend, modify, terminate (prior to the expiration of the applicable cure periods) or assign, transfer or encumber any of its interest in the Assigned Agreement except (x) to the extent such amendment, modification or termination is permitted pursuant to the Finance Documents or (y) where thirty (30) days prior written notice thereof is provided to the Security Trustee; and (2) no waiver by the Assignor of any payment obligations of the Obligor, termination rights against the Obligor, rights against the Obligor upon the occurrence of a Force Majeure event or assignment restrictions applicable to the Obligor under the Assigned Agreement shall be effective as against the Security Trustee except (x) to the extent permitted pursuant to the Finance Documents or (y) where thirty (30) days prior written notice thereof is provided to the Security Trustee.

3. Representations and Warranties. The Obligor hereby represents and warrants to the Security Trustee as follows:

(a) The Obligor is duly [insert: formed or incorporated], validly existing and in good standing under the laws of [insert: its state of incorporation or formation]. The Obligor has full [insert: corporate, limited liability or partnership] power, authority and legal right to incur the obligations provided for in this Direct Agreement and the Assigned Agreement.

(b) The execution, delivery and performance by the Obligor of this Direct Agreement and the Assigned Agreement have been duly authorized by all necessary organizational action, and do not and will not require any consent or approval of the Obligor’s board of directors, shareholders or any other person or entity which has not been obtained.

(c) Each of this Direct Agreement and the Assigned Agreement is in full force and effect and is a legal, valid and binding obligation of the Obligor, enforceable against the Obligor in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws.

(d) The Obligor is not, to the best of its knowledge, in default under any covenant or obligation hereunder or under the Assigned Agreement. To the best knowledge of the Obligor, the Assignor is not in default under any material covenant or obligation of the Assigned Agreement.

(e) As a result of, and after giving effect to, the assignment by the Assignor to the Security Trustee of the Assigned Agreement (pursuant to the Security Document), and the acknowledgment of and consent to such assignment by the Obligor (pursuant to this Direct Agreement), there exists no event or condition which would (i) constitute a default, or which would, with the giving of notice or lapse of time or both, constitute a default under the Assigned Agreement, (ii) result in any violation of any term of any of its constitutive documents, of any corporate or legal authorization applicable to its entry into the Assigned Agreement, of any material contract or agreement applicable to it, of any license, permit, franchise, judgment, decree, writ, injunction, order, charter, law ordinance, rule or regulation applicable to it or any of its properties or to any obligations incurred by it or by which it or any of its properties may be bound or affected, or of any determination or award of any arbitrator applicable to it, (iii) conflict with, or cause a breach of, or default under, any such items described in clause (ii), or (iv) result in the creation of any lien upon any of its properties or assets that, in each of the circumstances and scenarios described in clauses (ii), (iii) and (iv), could reasonably be expected to have a material adverse effect on the Obligor’s ability to perform under this Direct Agreement or under the Assigned Agreement.

(f) All representations and warranties made by the Obligor in the Assigned Agreement are true and correct in all material respects on the date hereof.

(g) There is no litigation, action, suit, or legal proceeding pending or, to the knowledge of the Obligor, threatened, against the Obligor, before or by any court, administrative agency, environmental council, arbitrator or governmental authority, body or agency, which could reasonably be expected to materially adversely affect the performance by the Obligor of its obligations hereunder or under the Assigned Agreement or which questions the validity, binding effect or enforceability hereof or thereof.

(h) As of the date hereof, the Obligor has not received notice of, or consented to, the assignment of any of the Assignor’s right, title, or interest in the Assigned Agreement to any Person other than the Security Trustee.

4. Arrangements Regarding Payments. All payments to be made by the Obligor to the Assignor under the Assigned Agreement shall be made in lawful money of the United States of America in immediately available funds (or as otherwise permitted under the Assigned Agreement), directly to [insert: account(s) to which the Obligor shall make payments] or to such other Person and at such other address as the Security Trustee may from time to time specify in writing to the Obligor. The Assignor hereby authorizes and directs the Obligor to make such payments as aforesaid, and agrees that such payment shall satisfy the Obligor’s obligation to pay such amounts to the Assignor under the Assigned Agreement.

5.	Miscellaneous.

(a) This Direct Agreement shall be binding upon the successors and assigns of the parties hereto.

(b) No amendment or waiver of any provisions of this Direct Agreement or consent to any departure from any provisions of this Direct Agreement shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(c) All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (i) if delivered in person, (ii) if sent by reputable overnight delivery services (including Fedex, DHL and other similar overnight delivery services), (iii) in the event overnight delivery services are not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, or (iv) if sent by facsimile confirmed by telephone in each case to the address set forth below the signature of any party hereto. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by facsimile shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the next following Business Day) on which it is transmitted if transmitted before 4:00 p.m., recipient’s time, and if transmitted after that time, on the next following Business Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location by giving of thirty (30) days’ written notice to the other parties in the manner set forth herein.

(d) THIS DIRECT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF, OR RELATING TO, OR IN CONNECTION WITH, THIS DIRECT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT

PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(e) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, OR IN CONNECTION WITH, THIS DIRECT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f) This Direct Agreement may be executed in one or more counterparts with the same effect as if such signatures were upon the same instrument.

(g) No failure on the part of a party hereto or any of its agents or designees to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power or privilege hereunder shall operate as a waiver thereof (subject to any statute of limitations), and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(h) In the event of a conflict between any provision of Section 2, 4 or 5 of this Direct Agreement and the Assigned Agreement, the provisions of Sections 2, 4 and 5 (as applicable) of this Direct Agreement shall prevail.

(i) The Obligor will at any time from time to time, upon the written request of the Security Trustee, execute and deliver such further documents and such other acts and things as the Security Trustee may reasonably request in order to effectuate more fully the purposes of this Direct Agreement.

(j) This Direct Agreement shall terminate upon the Discharge Date (as defined under the Finance Documents) (which the Security Trustee shall promptly notify to the Obligor) or upon the assignment, novation or any other form of transfer of the Assigned Agreement by the Obligor in accordance with the terms of the Assigned Agreement and this Direct Agreement if the assignee executes and delivers to the Security Trustee a Direct Agreement in form and substance substantially similar to this Direct Agreement.

(k) Notwithstanding anything to the contrary contained herein none of the parties hereto shall be liable for any incidental, special, indirect, consequential, punitive, or exemplary damages arising from or relating to this Direct Agreement or such party’s performance or failure to perform hereunder, including any such damages based upon breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, statute, operation of law or any other theory of recovery.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the undersigned by its officer duly authorized has caused this Direct Agreement to be duly executed and delivered as of the first date written above.

[•],

as Obligor

By:
Name: Title:

Address for Notices:

[•]

SIGNATURE PAGE TO DIRECT AGREEMENT

IN WITNESS WHEREOF, the undersigned by its officer duly authorized has caused this Direct Agreement to be duly executed and delivered as of the first date written above.

[•],

not individually but solely in its capacity as Security Trustee

By:
Name: Title:

Address for Notices:

[•]

SIGNATURE PAGE TO DIRECT AGREEMENT

Acknowledged and Agreed: CORPUS CHRISTI LIQUEFACTION, LLC

By:
Name: Title:

Address for Notices:

700 Milam St., Suite 1900 Houston, TX 77002 Phone: 713-375-5000 Fax: 713-375-6000 Attention: General Counsel

SIGNATURE PAGE TO DIRECT AGREEMENT